Exhibit 10.12

OFFICE LEASE AGREEMENT

BETWEEN

LOCON SAN MATEO, LLC, a Delaware limited liability company

(“LANDLORD”)

AND

WOODMAN LABS, INC., a California corporation

(“TENANT”)

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31.	Miscellaneous.	25

32.	Waiver of Jury Trial	27

33.	Entire Agreement.	29

34.	Option to Renew.	29

35.	Letter of Credit.	31

36.	Signage.	35

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OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (the “Lease”) is made and entered into as of November 1, 2011, by and between LOCON SAN MATEO, LLC, a Delaware limited liability company (“Landlord”) and WOODMAN LABS, INC., a California corporation (“Tenant”).

1. Basic Lease Information.

A. “Building” or “Buildings” shall mean, as applicable, the building located at 3000E Clearview Way and commonly known as Building E (“Building E”) and/or the building located at 3000F Clearview Way and commonly known as Building F (“Building F”), San Mateo, California.

B. “Premises” shall mean Building E and Building F, consisting of the following spaces, which shall be delivered in phases as more particularly described below: (i) 30,290 rentable square feet comprising the second and third floors of Building E (the “Initial E Premises”), and 15,145 rentable square feet comprising the first floor of Building E (“Additional E Premises”) (the Initial E Premises and the Additional E Premises are sometimes collectively referred to herein as the “E Premises”), (ii) 18,947 rentable square feet comprising the first floor of Building F (“Initial F Premises”), and (iii) 18,275 rentable square feet comprising the second floor of Building F (“Additional F Premises”). All corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises.

C. “Base Rent”:

Base Rent for Building E:

Period	Rentable Square Footage	Monthly Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
Month 1 — *Month 6	30,290	$2.30	$836,004.00	$69,667.00
Month 7— Month 12	45,435	$2.30	$1,254,006.00	$104,500.50
Month 13 — Month 24	45,435	$2.40	$1,308,528.00	$109,044.00
Month 25 — Month 36	45,435	$2.50	$1,363,050.00	$113,587.50
Month 37 — Month 48	45,435	$2.60	$1,417,572.00	$118,131.00
Month 49 — Month 60	45,435	$2.70	$1,472,094.00	$122,674.50
Month 61 — Month 72	45,435	$2.80	$1,526,616.00	$127,218.00
Month 73 — Month 84	45,435	$2.90	$1,581,138.00	$131,761.50

*	Possession of the entire E Premises shall be delivered to Tenant on the E Premises Commencement Date (defined below) provided however that during the first six (6) months of the Term (defined below) the Monthly Base rent shall be $69,667.00 per month. Notwithstanding the foregoing, Tenant shall be obligated to pay Additional Rent for the entire E Premises starting on the E Premises Commencement Date (defined below), and except as provided above with respect to Base Rent, Tenant acknowledges and agrees that Tenant shall be responsible for all of its other obligations and liabilities with respect to the entire Premises pursuant to the terms of the Lease commencing on the E Premises Commencement Date.

Base Rent for Building F:

Period	Rentable Square Footage	Monthly Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
Initial F Premises Commencement Date—*	18,947	$2.40	$545,673.60	$45,472.80

*	One day prior to the Additional F Premises Commencement Date.

Base Rent for Building F:

Period	Rentable Square Footage	Monthly Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
* — Month 24**	37,222	$2.40	$1,071,993.60	$89,332.80
Month 25 — Month 36	37,222	$2.50	$1,116,660.00	$93,055.00
Month 37 — Month 48	37,222	$2.60	$1,161,326.40	$96,777.20
Month 49 — Month 60	37,222	$2.70	$1,205,992.80	$100,499.40
Month 61 — Month 72	37,222	$2.80	$1,250,659.20	$104,221.60
Month 73 — Month 84	37,222	$2.90	$1,295,325.60	$107,943.80

*	The Additional F Premises Commencement Date
**	The references to month(s) refer to the number of months following the E Premises Commencement Date such that all Premises are coterminous (i.e., Month 24 is the twenty-fourth month following the E Premises Commencement Date and not the Additional F Premises Commencement Date).

D. “Tenant’s Share”:

66.67% of Building E and 11.33% of the Project for the Initial E Premises

100% of Building E and 17.00% of the Project for the initial E Premises and the Additional E Premises, collectively

50.90% of Building F and 7.09% of the Project for the Initial F Premises

100.0% of Building F and 13.93% of the Project for the Initial F’ Premises and the Additional F Premises, collectively

“Tenant’s Monthly Expense and Tax Payment”: $1.10 per rentable square foot of the Premises per month, which is Tenant’s Share of the monthly estimated Expenses and monthly estimated Taxes (as more fully described in, and subject to adjustment as described in, Article 4 below).

E. “Term”: A period of 84 months. The Term of this Lease shall commence on the date (the “E Premises Commencement Date”) that the Tenant Improvements (defined in Section 1.M.) in the Initial E Premises are Substantially Completed (defined in Section 3.A), which is estimated to occur on February 15, 2012 and, unless terminated early in accordance with this Lease, shall end the last day of the 84th full calendar month thereafter (the “Termination Date”). The Term of this Lease for the Initial F Premises and the Additional F Premises, as applicable, shall begin on the date that Landlord shall tender possession of the Initial F Premises or Additional F Premises, as applicable (which are estimated to occur on March 1, 2013 and August 1, 2013, respectively) (the “Initial F Premises Commencement Date” and the “Additional F Premises Commencement Date”, respectively), to Tenant with the applicable Tenant Improvements Substantially Complete, and shall terminate on the Termination Date, unless sooner terminated by the provisions of this Lease. The E Premises Commencement Date shall be the “Commencement Date” as used in this Lease, except that with respect to obligations that are specific to the Initial F Premises or the Additional F Premises, the “Commencement Date” shall mean the Initial F Premises Commencement Date or the Additional F Premises Commencement Date, as applicable. Landlord’s failure to Substantially Complete the Tenant Improvements in the applicable portion of the Premises by any estimated Commencement Date shall not be a default by Landlord or otherwise render Landlord liable for damages. Promptly after the determination of each Commencement Date, Landlord and Tenant shall enter into a commencement letter agreement substantially in the form attached hereto as Exhibit C.

F. Tenant allowance(s): $50.00 per rentable square foot of the Premises.

G. “Security Deposit”: None, subject to the terms of Section 35 below.

H. “Guarantor(s)”: None.

I. “Broker(s)”: Cassidy Turley BT Commercial representing Landlord and Kidder Mathews representing Tenant.

J. “Permitted Use”: General office use, research and development for the production of camera equipment and for purposes incidental thereto and, subject to Landlord’s prior written approval, any other lawful purpose consistent with the uses permitted by comparable landlords of comparable space in comparable projects in the vicinity of the Project.

K. “Notice Addresses”:

Tenant:

On and after the Commencement Date, notices shall be sent to Tenant at the Premises. Prior to the Commencement Date, notices shall be sent to Tenant at the following address:

Woodman Labs, Inc.

2450 South Cabrillo Highway, Suite 250

Half Moon Bay, CA 94019

Attention: Kurt Amundson, CFO

Email: kamundson@gopro.com

Phone #: (415) 738-2480

Fax #: (480) 275-3094

Landlord:	With a copy to:

Lowe Enterprises Real Estate Group 3155 Clearview Way San Mateo, California 94402 Attention: Harms Lee, Senior Vice President	Lowe Enterprises Real Estate Group 1516 Kimberly Avenue Fullerton, California 92821 Attention: Vickie Ivey, Vice President

And to:

Rent (defined in Section 4.A) is payable to the order of Landlord at the following address:

LOCON San Mateo LLC P.O. Box 511363 Los Angeles, California 90051-7918	Lowe Enterprises 11777 San Vicente Boulevard, 9th Floor Los Angeles, California 90049 Attention: John DeMarco, Senior Vice President, Corporate Counsel

L. “Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other office buildings in the area where the Building is located.

M. “Tenant Improvements” means the Building E Tenant Improvements and/or the Building F Tenant Improvements, as applicable, that Landlord is obligated to perform in the Premises pursuant to a separate work letter agreements (each, a “Work Letter”) attached as Exhibits D-1 and D-2.

N. “Law(s)” means all applicable statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity.

O. “Normal Business Hours” for the Building are 8:00 A.M. to 6:00 P.M. on Business Days.

P. “Property” means the Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, the landscaping, the parking facilities and all other improvements owned by Landlord and serving the Building and the tenants thereof and the parcel(s) of land on which they are located.

Q. “Project” means the project, if any, in which the Building is located.

R. “Exterior Common Areas” mean those areas of the Project and/or the Property which are not located within the Building or any other building and which are provided and maintained for the use and benefit of Landlord and tenants of the Building and/or the Project generally and the employees, invitees and licensees of Landlord and such tenants, including, without limitation, any parking garage, artificial lakes, walkways, plaza, roads, driveways, sidewalks, surface parking and landscapes, if any.

S. “Letter of Credit”: $1,300,000.00, in accordance with the terms of Section 35 below.

2. Lease Grant.

Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the right in common with others to use any portions of the Property that are designated by Landlord for the common use of tenants and others, such as sidewalks, unreserved parking areas, common corridors, elevator foyers, restrooms, vending areas and lobby areas (the “Common Areas”). Landlord also has the right to make changes to the Common Areas as Landlord deems reasonably appropriate, provided the changes do not materially affect Tenant’s ability to access the Premises or to use the Premises for the Permitted Use.

3. Adjustment of Commencement Date; Possession.

A. The Tenant Improvements shall be deemed to be “Substantially Complete” on the date that all Tenant Improvements have been performed, other than any details of construction, mechanical adjustment or any other similar matter, the noncompletion of which does not materially interfere with Tenant’s use of the Premises. However, if Landlord is delayed in the performance of the Tenant Improvements as a result of any Tenant Delay(s) (defined below), the Tenant Improvements shall be deemed to be Substantially Complete on the date that Landlord could reasonably have been expected to Substantially Complete the Tenant Improvements absent any Tenant Delay. “Tenant Delay” means any act or omission of Tenant or any Tenant’s Parties that delays the substantial completion of the Tenant Improvements, including, without limitation: (1) Tenant’s failure to furnish information or approvals within any time period specified in this Lease, including the failure to prepare or approve preliminary or final plans by any applicable due date; (2) Tenant’s selection of equipment or materials that have long lead times after first being informed by Landlord that the selection may result in a delay; (3) changes requested or made by Tenant to previously approved plans and specifications; (4) performance of work in the Premises by Tenant or Tenant’s contractor(s) during the performance of the Tenant Improvements; or (5) if the performance of any portion of the Tenant Improvements depends on the prior or simultaneous performance of work by Tenant, a delay by Tenant or Tenant’s contractor(s) in the completion of such work.

B. Subject to Landlord’s obligation to perform Tenant Improvements and deliver the Buildings consistent with the warm shell specifications described in Exhibit D-3 and Landlord’s obligations under Section 9.B., the Premises are accepted by Tenant in “as is” condition and configuration. By taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition, and that there are no representations or warranties by Landlord regarding the condition of the Premises, the Building or the Project, provided that, notwithstanding anything contained in this Lease to the contrary, Landlord agrees that the base Building electrical, heating, ventilation and air conditioning and plumbing systems located in the Premises shall be in good working order as of the date Landlord delivers possession of the applicable portion of the Premises to Tenant (e.g., electrical, plumbing, HVAC, and sewer). Except to the extent caused by the acts or omissions of Tenant or any Tenant Parties or by any alterations or improvements performed by or on behalf of Tenant (other than the work performed by Landlord), if such systems are not in good working order as of the date possession of the applicable portion of the Premises is delivered to Tenant and Tenant provides Landlord with notice of the same within ninety (90) days following the date Landlord delivers possession of the Premises to Tenant, Landlord shall be responsible for repairing or restoring the same at Landlord’s sole cost and expense. If Landlord is delayed delivering possession of the Premises or any other space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space. If Landlord is not required to Substantially Complete Tenant Improvements before the Commencement Date, the Commencement Date shall be postponed until the date Landlord delivers possession of the Premises to Tenant free from occupancy by any party, and the Termination Date, at the option of Landlord, may be postponed by an equal number of days. If Landlord is required to Substantially Complete Tenant Improvements before the Commencement Date, the Commencement Date and Termination Date shall be determined by Section 1.F.

C. Subject to the terms of this Section and provided that this Lease has been fully executed by all parties and Tenant has delivered all prepaid rental, the Letter of Credit, and insurance certificates required hereunder, Landlord grants Tenant the right to enter the applicable portion of the Premises approximately thirty (30) days prior to Landlord’s reasonable estimate of the applicable Commencement Date, at Tenant’s sole risk, solely for the purpose of installing telecommunications and data cabling, equipment, furnishings and other personalty. Such possession prior to the Commencement Date shall be subject to all of the terms and conditions of this Lease, except that Tenant shall not be required to pay Base Rent with respect to the period of time prior to the Commencement Date during which Tenant occupies the Premises solely for such purposes. However, Tenant shall be liable for Tenant’s Share of Expenses and Taxes and any utilities or special services provided to Tenant during such period. Notwithstanding the foregoing, if Tenant takes possession of the Premises before the Commencement Date for any purpose other than as expressly provided in this Section, such possession shall be subject to the terms and conditions of this Lease and Tenant shall pay Base Rent, Tenant’s Share of Expenses and Taxes, and any other charges payable hereunder to Landlord for each day of possession before the applicable Commencement Date. Said early possession shall not advance the Termination Date. Landlord may withdraw such permission to enter the Premises prior to the applicable Commencement Date at any time that Landlord reasonably determines that such entry by Tenant is causing a dangerous situation for Landlord, Tenant or their respective contractors or employees, or if Landlord reasonably determines that such entry by Tenant is hampering or otherwise preventing Landlord from proceeding with the completion of the Building E Tenant Improvements or the Building F Tenant Improvements described in Exhibits D-1 and D-2 at the earliest possible date.

4. Rent.

A. Payments. As consideration for this Lease, Tenant shall pay Landlord, without any notice, setoff or deduction, the total amount of Base Rent and Additional Rent due for the Term. “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease. Additional Rent and Base Rent are sometimes collectively referred herein to as “Rent”. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent under applicable Law. Commencing on the applicable Commencement Date, Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that the installment of Base Rent and Tenant’s Monthly Expense and Tax Payment (defined in Section 1.E. above) for the first full calendar month of the Term shall be payable upon the execution of this Lease by Tenant. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord. If Tenant fails to pay any item or installment of Rent when due, Tenant shall pay Landlord an administration fee equal to 5% of the past due Rent. If the Term commences on a day other than the first day of a calendar month or terminates on a day other than the last day of a calendar month, the monthly Base Rent and Tenant’s Share of Expenses (defined in Section 4.C.) and Taxes (defined in Section 4.D.) for the month shall be prorated based on the number of days in such calendar month. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept the check or payment without prejudice to that party’s right to recover the balance or pursue other available remedies. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

B. Payment of Tenant’s Share of Expenses and Taxes. Tenant shall pay Tenant’s Share of the total amount of Expenses and Taxes for each calendar year during the Term in accordance with Exhibit E hereto.

5. Compliance with Laws; Use.

The Premises shall be used only for the Permitted Use and for no other use whatsoever. Tenant shall not use or permit the use of the Premises for any purpose which is illegal, dangerous to persons or property or which, in Landlord’s reasonable opinion, unreasonably disturbs any other tenants of the Building or the Project or interferes with the operation of the Building or the Project. Tenant shall comply with all Laws, including the Americans with Disabilities Act, regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the “Base Building” (defined below), but only to the extent such obligations are triggered by Tenant’s particular use of the Premises, other than for general office use or for research and development use for the production of camera equipment, or Alterations or improvements in the Premises performed or requested by Tenant. “Base Building” shall include the structural portions of the Building, the public restrooms and the Building mechanical, electrical and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law. Tenant shall not exceed the legal density limit for the Building. Tenant, within 10 days after receipt, shall provide Landlord with copies of any notices it receives regarding a violation or alleged violation of any Laws. Tenant shall comply with the rules and regulations of the Building attached as Exhibit B and such other reasonable rules and regulations adopted by Landlord from time to time. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all rules and regulations. Landlord shall not knowingly discriminate against Tenant in Landlord’s enforcement of the rules and regulations.

6. Security Deposit.

Subject to the terms of Article 35 below, the Security Deposit, if any, shall be delivered to Landlord upon the execution of this Lease by Tenant and shall be held by Landlord without liability for interest (unless required by Law) as security for the performance of Tenant’s obligations. The Security Deposit is not an advance payment of Rent or a measure of Tenant’s liability for damages. The amount of the Security Deposit shall be subject to reduction in the manner and at the times specified as though it were a Letter of Credit (as described in Article 35). Landlord may, from time to time, without prejudice to any other remedy, use all or a portion of the Security Deposit to satisfy past due Rent or to cure any uncured default by Tenant. If Landlord uses the Security Deposit, Tenant shall on demand restore the Security Deposit to its original amount. At the later of (1) termination of this Lease, or (ii) the date Tenant surrenders the Premises to Landlord in accordance with the provisions of this Lease, Landlord shall return any unapplied portion of the Security Deposit (less any amounts retained to reimburse Landlord for any uncured defaults) to Tenant within 10 Business Days after the date this Lease expires or terminates and Tenant surrenders possession of the Premises to Landlord in accordance with this Lease. In addition to any other deductions Landlord is entitled to make pursuant to the terms hereof, Landlord shall have the right to make a good faith estimate of any unreconciled Expenses and/or Taxes as of the Termination Date and to deduct any anticipated shortfall from the Security Deposit. If Landlord transfers its interest in the Premises, Landlord may assign the Security Deposit to the transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit, provided that such transferee has agreed in writing to assume the obligations of Landlord under this Lease with respect to the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any similar or successor Laws now or hereinafter in effect.

7. Services to be Furnished by Landlord.

A. Tenant shall separately arrange and pay for all water, gas, heat, light, power, telephone, sewer, sprinkler system charges and other utilities and services, including janitorial services that are consistent with class “A” office use, used on or from the Premises, together with any taxes, penalties, and surcharges or the like pertaining thereto and any maintenance charges for utilities. Tenant shall furnish all electric light bulbs, tubes and ballasts, battery packs for emergency lighting and fire extinguishers. Tenant will not, without the written consent of Landlord, contract with a utility provider to service the Premises with any utility, including, but not limited to, telecommunications, electricity, water, sewer or gas, which is not previously providing such service to the Building. Landlord shall in no event be liable for any interruption or failure of utility services on or to the Premises. Tenant shall, at Landlord’s request at any time during the Term and at Tenant’s own cost and expense, enter into a regularly scheduled janitorial contract with a contractor approved by Landlord (and a copy thereof shall be furnished to Landlord). Should Tenant fail to do so, Landlord may, upon notice to Tenant, provide such janitorial services and charge Tenant the cost thereof.

B. Landlord agrees to furnish Tenant with the following services: (1) maintenance and repair of the Property as described in Section 9.B.; and (2) heat and air conditioning at such temperatures and in such amounts as are standard for comparable buildings or as required by governmental authority provided that (i) Tenant shall have the right to receive HVAC service during hours other than Normal Business Hours (and shall not be required to coordinate such after hours service with Landlord), and (ii) Tenant shall pay Landlord the standard charge for the additional service as reasonably determined by Landlord from time to time. If Tenant’s use, floor covering or other improvements require special services in excess of the foregoing, Tenant shall pay the additional cost attributable to the special services. When Tenant is required to pay Landlord for any utility as a direct reimbursement for above- standard usage, Tenant shall pay Landlord’s “actual cost” of providing such service to Tenant. “Actual cost” shall be the actual costs paid or incurred by Landlord (excluding any increases or write-ups for shall be the actual costs paid or incurred by Landlord (excluding any increases or write-ups for profit) in providing such utilities to Tenant; “actual cost” may, when warranted, included a commercially reasonable charge to offset anticipated costs attendant to the utility requested by Tenant, such as depreciation, increased wear and tear on, or shortened useful life of, certain infrastructure arising out of Tenant’s usage, but will not include any administrative charge or other write up to compensate Landlord for work performed by on-site employees or representatives unless and to the extent that Landlord is required to provide such employees or representatives additional compensation or benefits as a result of Tenant’s use of the utility in question. With respect to any services provided by Landlord, any administrative fee charged by Landlord in connection therewith shall be commercially reasonable.

C. Landlord’s failure to furnish, or any interruption or termination of, services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any event or cause beyond the reasonable control of Landlord (a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. In no event shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant’s Property (defined in Article 15), arising out of or in connection with the failure of any security services, personnel or equipment.

8. Premises Improvements.

All improvements to the Premises (collectively, “Premises Improvements”) shall be owned by Landlord and shall remain upon the Premises without compensation to Tenant. However, Landlord, by written notice to Tenant within 30 days prior to the Termination Date, may require Tenant to remove, at Tenant’s expense: (1) Cable (defined in Section 9.A) installed by or for the exclusive benefit of Tenant and located in the Premises or other portions of the Building; and (2) any Premises Improvements that are performed by or for the benefit of Tenant that Tenant is required to remove pursuant to notice given by Landlord to Tenant at least 10 days prior to expiration of the Term (collectively referred to as “Required Removables”). Without limitation, it is agreed that Required Removables include internal stairways, raised floors, personal baths and showers, vaults, rolling file systems and structural alterations and modifications of any type. The Required Removables designated by Landlord shall be removed by Tenant before the Termination Date. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to remove any Required Removables or perform related repairs in a timely manner, Landlord, at Tenant’s expense, may remove and dispose of the Required Removables and perform the required repairs. Tenant, within 10 days after receipt of an invoice, shall reimburse Landlord for the reasonable costs incurred by Landlord.

9. Repairs and Alterations.

A. Tenant’s Repair Obligations. Tenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and shall keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant’s repair obligations include, without limitation, repairs to: (1) floor covering; (2) interior partitions; (3) doors; (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, “Cable”) that is installed by or for the exclusive benefit of Tenant and located in the Premises or other portions of the Building; (6) supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, and similar facilities serving Tenant exclusively; and (7) Alterations performed by contractors retained by Tenant, including related HVAC balancing. All work shall be performed in accordance with the rules and procedures described in Section 9.C. below. If Tenant fails to make any repairs to the Premises for more than 30 days after notice from Landlord (although notice shall not be required if there is an emergency), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs to Landlord within 10 days after receipt of an invoice, together with an administrative charge in an amount equal to 10% of the cost of the repairs.

B. Landlord’s Repair Obligations. Landlord shall keep and maintain in good repair and working order and make repairs to and perform maintenance upon: (1) structural elements of the Building; (2) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general; (3) Common Areas; (4) the roof of the Building; (5) exterior windows of the Building; and (6) elevators serving the Building. Landlord shall promptly make repairs (considering the nature and urgency of the repair) for which Landlord is responsible. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932, and Sections 1941 and 1942 of the California Civil Code, or any similar or successor Laws now or hereinafter in effect.

C. Alterations. Tenant shall not make alterations, additions or improvements to the Premises or install any Cable in the Premises or other portions of the Building or the Project (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”) (however, Tenant shall deliver prior written notice of such changes): (1) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (2) is not visible from the exterior of the Premises or Building; (3) will not affect the systems or structure of the Building or the Project; (4) does not require work to be performed inside the walls or above the ceiling of the Premises, and (5) costs less than $50,000.00 in the aggregate during any twelve (12) month period of the Term of this Lease; provided that the performance of Cosmetic Alterations shall be subject to all the other provisions of this Section 9.C. (except that Tenant shall not be required to furnish plans and specifications if not applicable or provide any security for performance). Prior to starting work, Tenant shall furnish Landlord with plans and specifications reasonably acceptable to Landlord; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Building systems); copies of contracts; necessary permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord; and any security for performance that is reasonably required by Landlord. Changes to the plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building. Landlord may designate reasonable rules, regulations and procedures for the performance of work in the Building and the Project and, to the extent reasonably necessary to avoid disruption to the occupants of the Building and the Project, shall have the right to designate the time when Alterations may be performed. Tenant shall reimburse Landlord within 10 days after receipt of an invoice for sums paid by Landlord for third party examination of Tenant’s plans for any Alterations. In addition, within 10 days after receipt of an invoice from Landlord, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any non-Cosmetic Alterations equal to 10% of the cost of the Alterations. Upon completion, Tenant shall furnish “as-built” plans (except for Cosmetic Alterations), completion affidavits, full and final waivers of lien in recordable form, and receipted bills covering all labor and materials. Tenant shall assure that the Alterations comply with all insurance requirements and Laws. Landlord’s approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant’s use.

10. Use of Electrical Services by Tenant.

A. Electricity used by Tenant in the Premises shall be paid for by Tenant by separate charge billed by the applicable utility company and payable directly by Tenant. Electrical service to the Premises may be furnished by one or more companies providing electrical generation, transmission and distribution services, and the cost of electricity may consist of several different components or separate charges for such services, such as generation, distribution and stranded cost charges. Landlord shall have the exclusive right to select any company providing electrical service to the Premises, to aggregate the electrical service for the Property and Premises with other buildings, to purchase electricity through a broker and/or buyers group and to change the providers and manner of purchasing electricity.

B. Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity, use beyond Normal Business Hours or overall load, that which Landlord deems to be standard for the Building. If Tenant requests permission to consume excess electrical service, Landlord may refuse to consent or may condition consent upon conditions that Landlord reasonably elects (including, without limitation, the installation of utility service upgrades, meters, submeters, air handlers or cooling units), and the additional usage (to the extent permitted by Law), installation and maintenance costs shall be paid by Tenant. Landlord shall have the right to separately meter electrical usage for the Premises and to measure electrical usage by survey or other commonly accepted methods.

11. Entry by Landlord.

Landlord, its agents, contractors and representatives may enter the Premises to inspect or show the Premises, to clean and make repairs, alterations or additions to the Premises, and to conduct or facilitate repairs, alterations or additions to any portion of the Building or the Project, including other tenants’ premises. Except in emergencies or to provide janitorial and other Building services, Landlord shall provide Tenant with reasonable prior notice of entry (which shall be a minimum of 24 hours advance notice) into the Premises, which may be given orally. If reasonably necessary for the protection and safety of Tenant and its employees, Landlord shall have the right to temporarily close all or a portion of the Premises to perform repairs, alterations and additions. Entry by Landlord shall not constitute constructive eviction or entitle Tenant to an abatement or reduction of Rent.

12. Assignment and Subletting.

A. Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned if Landlord does not elect to exercise its termination rights under Section 12.B below. Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld, delayed or conditioned, if: (1) the proposed transferee’s financial condition does not meet the criteria Landlord uses to select Building and Project tenants having similar leasehold obligations; (2) the proposed transferee’s business is not suitable for the Building or the Project considering the business of the other tenants and the prestige of the Building and the Project, or would result in a violation of another tenant’s rights; (3) the proposed transferee is a governmental agency or if (i) the proposed transferee is an occupant of the Project, (ii) Tenant is proposing to lease one full floor of either Building or more for a term exceeding more than half of the then remaining Term of this Lease, and (iii) Landlord has comparable space available for lease in the Project (provided, however, that Landlord will not withhold its consent solely because the proposed subtenant or assignee is an occupant of the Project if Landlord does not have space available for lease in the Project that is comparable to the space Tenant desires to sublet or assign. Landlord shall be deemed to have comparable space if it has, or will have, space available on any floor of the Project that is approximately the same size as the space Tenant desires to sublet or assign within 6 months of the proposed commencement of the proposed sublease or assignment); (4) Tenant is in default after the expiration of the notice and cure periods in this Lease; or (5) any portion of the Premises, the Building or the Project would likely become subject to additional or different Laws as a consequence of the proposed Transfer. Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer and Tenant’s sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment. Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any similar or successor Laws, now or hereinafter in effect, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable Laws, on behalf of the proposed transferee. Any attempted Transfer in violation of this Article shall, at Landlord’s option, be void. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfers. In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease.

B. As part of its request for Landlord’s consent to a Transfer, Tenant shall provide Landlord with financial statements for the proposed transferee, a complete copy of the proposed assignment, sublease and other contractual documents and such other information as Landlord may reasonably request. Landlord shall, by written notice to Tenant within 10 Business Days of its receipt of the required information and documentation, either: (1) consent to the Transfer by the execution of a consent agreement in a form reasonably designated by Landlord, or (2) reasonably refuse to consent to the Transfer in writing; or (3) if Tenant is assigning this Lease or is subleasing one full floor or more of either Building for a term exceeding more than half of the then remaining Term of this Lease, exercise its right to terminate this Lease with respect to the portion of the Premises that Tenant is proposing to assign or sublet. Any such termination shall be effective on the proposed effective date of the Transfer for which Tenant requested consent. Tenant shall pay Landlord a review fee of $1,000.00 for Landlord’s review of any Permitted Transfer or requested Transfer, provided if Landlord’s actual reasonable costs and expenses (including reasonable attorney’s fees) exceed $1,000.00, Tenant shall reimburse Landlord for its actual reasonable costs and expenses in lieu of a fixed review fee.

C. Tenant shall pay Landlord 50% of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord’s share of any excess within 10 days after Tenant’s receipt of such excess consideration. Tenant may deduct from the excess the following reasonable and customary expenses directly incurred by Tenant attributable to the Transfer (other than Landlord’s review fee): brokerage fees, legal fees and construction costs directly incurred by Tenant attributable to the Transfer, amortized on a straight-line basis, over the entire period for which Tenant is to receive excess Rent. If Tenant is in default (defined in Section 19.A. below), Landlord may require that all sublease payments be made directly to Landlord.

D. If Tenant is a corporation, limited liability company, partnership, or similar entity, and if the entity which owns or controls a majority of the voting shares/rights of Tenant at any time changes for any reason (including but not limited to a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer. The foregoing shall not apply so long as Tenant is an entity whose outstanding stock is listed on a recognized security exchange, or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed.

E. So long as Tenant is not entering into the Permitted Transfer (as defined below) for the purpose of avoiding or otherwise circumventing the remaining terms of this Article 12, Tenant may assign its entire interest under this Lease, without the consent of Landlord, to (a) an affiliate, subsidiary, or parent of Tenant, or a corporation, partnership or other legal entity wholly owned by Tenant (collectively, an “Affiliated Party”), or (b) a successor to Tenant by purchase, merger, consolidation or reorganization, provided that all of the following conditions are satisfied (each such transfer a “Permitted Transfer” and any such assignee or sublessee of a Permitted Transfer, a “Permitted Transferee”): (i) Tenant is not in default under this Lease; (ii) the Permitted Use does not allow the Premises to be used for retail purposes; (iii) Tenant shall give Landlord written notice at least thirty (30) days prior to the effective date of the proposed Permitted Transfer; (iv) with respect to a proposed Permitted Transfer to an Affiliated Party, Tenant continues to have a net worth equal to or greater than Tenant’s net worth at the date of this Lease; and (v) with respect to a purchase, merger, consolidation or reorganization or any Permitted Transfer which results in Tenant ceasing to exist as a separate legal entity, (A) Tenant’s successor shall own all or substantially all of the assets of Tenant, and (B) Tenant’s successor shall have a net worth which is at least equal to the greater of Tenant’s net worth at the date of this Lease or Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization. Tenant’s notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement. As used herein, (1) “parent” shall mean a company which owns a majority of Tenant’s voting equity; (2) “subsidiary” shall mean an entity wholly owned by Tenant or at least fifty- one percent (51%) of whose voting equity is owned by Tenant; and (3) “affiliate” shall mean an entity controlled, controlling or under common control with Tenant

13. Liens.

Tenant shall not permit mechanic’s or other liens to be placed upon the Premises, Building, Property, Project or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for benefit of Tenant. If a lien is so placed, Tenant shall, within 10 Business Days following written notice of the filing of the lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to discharge the lien or provide Landlord with insurance against the same issued by a major title insurance company or such other protection against the same as Landlord shall reasonably accept, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord to bond or insure over the lien or discharge the lien, including, without limitation, reasonable attorneys’ fees (if and to the extent permitted by Law) within 10 days after receipt of an invoice from Landlord.

14. Indemnity and Waiver of Claims.

A. Except to the extent caused by the active negligence or willful misconduct of Landlord or any Landlord Parties, Tenant shall indemnify, defend and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagee(s) (defined in Article 26) and agents (“Landlord Parties”) harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Parties by any third party and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Law) of Tenant, the Tenant Parties (defined below) or any of Tenant’s transferees, contractors or licensees.

B. Except to the extent caused by the active negligence and willful misconduct of Landlord or the Landlord Parties, Landlord and the Landlord Parties shall not be liable for, and Tenant waives, all claims for loss or damage to Tenant’s business or loss, theft or damage to Tenant’s Property or the property of any person claiming by, through or under Tenant resulting from: (1) wind or weather; (2) the failure of any sprinkler, heating or air-conditioning equipment, any electric wiring or any gas, water or steam pipes; (3) the backing up of any sewer pipe or downspout; (4) the bursting, leaking or running of any tank, water closet, drain or other pipe; (5) water, snow or ice upon or coming through the roof, skylight, stairs, doorways, windows, walks or any other place upon or near the Building or the Project; (6) any act or omission of any party other than Landlord or Landlord Parties; and (7) any causes not reasonably within the control of Landlord. Tenant shall insure itself against such losses under Article 15 below.

15. Insurance. Tenant shall maintain in full force and effect during the entire term of this Lease, at its own cost and expense, the following policies of insurance:

A. Commercial General Liability Insurance and Umbrella Liability Insurance. Tenant shall carry Commercial General Liability insurance and Umbrella Liability insurance in an amount equal to that currently maintained by Tenant, but not less than $ 2,000,000 each occurrence. If such CGL insurance contains a general aggregate limit, it shall apply separately to this location. Said policy shall provide coverage for bodily injury, property damage and advertising/personal injury arising from premises, operations, independent contractors, products-completed operations, and liability assumed under an insured contract. Not more frequently than once each three (3) years, if, in the opinion of Landlord the amount of Commercial General Liability insurance coverage at that time is not adequate, Tenant shall increase the insurance coverage as reasonably required by Landlord not more than the amount customarily required by landlords for comparable buildings.

B. Commercial Automobile Insurance and Umbrella Liability Insurance. Tenant shall carry Commercial Automobile insurance and Umbrella Liability insurance in an amount equal to that currently maintained by Tenant, but not less than $5,000,000 each accident. Such insurance shall cover liability arising out of any auto (including owned, hired and non-owned autos).

C. Workers’ Compensation Insurance and Employers’ Liability Insurance. Tenant shall carry Worker’s Compensation insurance as required by law and Employer’s Liability insurance in an amount equal to that currently maintained by Tenant, but not less than the following:

1.	Bodily Injury by Accident: $1,000,000 each accident;

2.	Bodily Injury by Disease: $1,000,000 policy limit; and

3.	Bodily Injury by Disease: $1,000,000 each employee.

D. Commercial Property Insurance. Tenant shall carry Commercial Property insurance covering the Premises including fixtures, inventory, equipment, furniture and other personal property (collectively, “Tenant’s Property”), Premises Improvements, Alterations and betterments and all other content of the Premises and (if any, such as installed by or for Tenant) all mechanical, plumbing, heating, ventilating, air conditioning, electrical. The policy shall, at minimum, cover the perils insured under the ISO Special Causes of Loss Form (CP 10 30), but must include coverage for the following: vandalism, malicious mischief, sprinkler leakage. Such insurance shall be in an amount equal to 100% of the full replacement cost. Any coinsurance requirement in the policy shall be eliminated through the attachment of an agreed amount endorsement, or as is otherwise appropriate under the particular policy form. The proceeds of such insurance, so long as this Lease remains in effect, shall be used to repair and/or replace the Premises, and the Leasehold Improvements, fixtures, glass, equipment, mechanical, plumbing, heating, ventilating, air conditioning, electrical, telecommunication and other equipment, systems and facilities so insured. Because this Property is located in a zone known for the hazard of Earthquakes, Tenant shall also purchase Earthquake coverage with a limit equal to the full replacement cost of the property described in this Section 15.D.

E. Business Interruption or Rental Loss Insurance. Tenant shall carry Business Interruption or Rental Loss insurance sufficient to cover, for a period of not less than one (1) year, all rental, expense and other payment obligations of Tenant under this Lease, including, without limitation, Base Rent and adjustments thereto and Taxes, Expenses and all other costs, fees, charges and payments which would be borne by or due from Tenant under this Lease if the Premises and Tenant’s business were fully open and operating.

F. Tenant shall also carry any other forms of insurance Landlord may reasonably require from time to time, in form and amounts and for insurance risks against which a prudent Tenant of comparable size in a comparable business would protect itself.

G. Form of Insurance. All insurance required to be carried by Tenant hereunder:

1. shall be issued by insurance carriers authorized to conduct business in the state in which the Premises are located and with an A.M. Best’s guide rating of no less than A- VII;

2. shall be written as primary insurance over any insurance purchased by Landlord;

3. shall contain a provision whereby each insurer agrees to give Landlord at least thirty (30) days prior written notice of cancellation or ten (10) days’ prior written notice of any nonpayment of premium;

4. may provide for a deductible so long as the deductible does not exceed $25,000 per occurrence. Notwithstanding the foregoing, Landlord hereby agrees that Tenant’s insurance policies may provide for an earthquake deductible equal to 10% of the claim with a $50,000.00 minimum, a Personal & Advertising Injury deductible equal to $500,000.00 and a workers’ compensation deductible in an amount equal to $150,000.00 per loss and $1,000,000.00 aggregate. Any increase in such deductibles shall be subject to the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed;

5. shall be written on an “occurrence” basis (except for Tenant’s Personal & Advertising Injury Policy, which may be on a “claims made” basis). Except as expressly provided with respect to Tenant’s Personal & Advertising Injury Policy, any policies underwritten as “claims made” will not satisfy the insurance requirements outlined in this Section;

6. shall not be modified to reduce the extent of coverage or limits required herein without the prior written consent of Landlord;

7. with respect to the Commercial General Liability, Commercial Automobile Liability policies, Tenant shall ensure that the following are added by endorsement under the ISO (CG 20 11) or comparable form as additional insureds to the policies: Landlord, its parent companies, subsidiaries, affiliate companies and partnerships and all of its directors, officers, agents, representatives and employees; and

8. with respect to Commercial Property insurance shall be provided under the form ACORD 24, and certificates of all other insurance and appropriate endorsements shall be provided under the form ACORD 25, said certificates shall be provided to Landlord five (5) days prior to occupancy and evidence of renewal shall be provided to Landlord concurrent with the expiry of each policy.

H. Failure to Maintain. If Tenant shall fail to acquire and maintain the insurance required pursuant to this Section, Landlord may, in addition to any other rights and remedies available to Landlord, but shall not be obligated to, acquire such insurance and pay the premiums therefor, which premiums shall be payable by Tenant to Landlord immediately upon demand.

I. Blanket Insurance. Tenant may, at its option, satisfy its insurance obligations hereunder by policies of so-called blanket insurance carried by Tenant provided that the same shall, in all respects, comply with the provision hereof. In such event, Tenant shall not be deemed to have complied with its obligation hereunder until Tenant shall have obtained and delivered to Landlord a certificate of insurance with appropriate endorsements, or upon Landlord’s reasonable request, a copy of said policy with endorsements.

J. Insurance Maintained by Landlord. Landlord shall obtain and keep in force during the Term Commercial General Liability insurance, Commercial Property insurance and Boiler & Machinery insurance covering the Building, Property and permanent Tenant improvements provided by Landlord, with coverages and in amounts deemed prudent by Landlord from time to time. Tenant shall pay to Landlord as Additional Rent Tenant’s Share of the cost of the premiums for all such insurance and the reasonable cost of Landlord’s insurance consultants. Notwithstanding any contribution by Tenant to the cost of insurance premiums as provided herein, Tenant acknowledges that Tenant has no right to receive any proceeds from any insurance policies carried by Landlord.

16. Subrogation.

Landlord and Tenant hereby waive any recovery of damages against each other (including their employees, officers, directors, agents, or representatives) for loss or damage to the building, Tenant improvements and betterments, fixtures, equipment, and any other personal property to the extent covered by commercial property insurance or boiler and machinery insurance required above. If the commercial property insurance and boiler and machinery insurance purchased by Tenant or Landlord as required above do not expressly allow the insured to waive rights of subrogation prior to loss. Tenant and Landlord shall cause the policies to be endorsed with a waiver of subrogation to the extent described in this Section 16. The cost of the endorsement, if any, shall be borne exclusively by Tenant and Landlord respectively.

17. Casualty Damage.

A. If all or any part of the Premises is damaged by fire or other casualty, Tenant shall immediately notify Landlord in writing. During any period of time that all or a material portion of the Premises is rendered untenantable as a result of a fire or other casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant. Landlord shall have the right to terminate this Lease if: (1) the Building or the Project shall be damaged so that, in Landlord’s reasonable judgment, substantial alteration or reconstruction of the Building or the Project shall be required (whether or not the Premises has been damaged); (2) Landlord is not permitted by Law to rebuild the Building or the Project in substantially the same form as existed before the fire or casualty; (3) the Premises have been materially damaged and there is less than eighteen (18) months of the Term remaining on the date of the casualty; (4) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (5) a material uninsured loss to the Building or the Project occurs. Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within 90 days after the date of the casualty. If Landlord does not terminate this Lease, Landlord shall commence and proceed with reasonable diligence to repair and restore the Building and the Premises Improvements (excluding any Alterations that were performed by Tenant in violation of this Lease). However, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord. Landlord shall not be liable for any loss or damage to Tenant’s Property or to the business of Tenant resulting in any way from the fire or other casualty or from the repair and restoration of the damage. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Article, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease. Tenant shall have the right to terminate this Lease i 1: (a) a substantial portion of the Premises has been damaged by fire or other casualty and such damage cannot reasonably be repaired (as reasonably determined by Landlord) within 60 days after Landlord’s receipt of all required permits to restore the Premises; (b) there is less than eighteen (18) months of the Term remaining on the date of such casualty; and (c) Tenant provides Landlord with written notice of its intent to terminate within thirty (30) days after the date of the fire or other casualty.

B. If all or any portion of the Premises shall be made untenantable by fire or other casualty, Landlord shall, with reasonable promptness, cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises and make the Premises tenantable again, using standard working methods (“Completion Estimate”). If the Completion Estimate indicates that the Premises cannot be made tenantable within 270 days from the date the repair and restoration is started, then regardless of anything in Section 17.A above to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such election within 10 days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the fire or casualty was caused by the intentional misconduct of Tenant, Tenant Parties or any of Tenant’s transferees, contractors or licensees.

C. The provisions of this Lease, including this Article 17, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building, the Property or the Project, and any Laws, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any similar or successor Laws now or hereinafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building, the Property or the Project.

18. Condemnation.

Either party may terminate this Lease if the whole or any material part of the Premises shall be taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building, Property or Project which would leave the remainder of the Building or the Project unsuitable for use as an office building or an office project in a manner comparable to the use of the Building or the Project prior to the Taking. In order to exercise its right to terminate the Lease, Landlord or Tenant, as the case may be, must provide written notice of termination to the other within 45 days after the terminating party first receives notice of the Taking. Any such termination shall be effective as of the date the physical taking of the Premises or the portion of the Building, Property or Project occurs. If this Lease is not terminated, the rentable square footage of the Building, the rentable square footage of the Premises, the Building’s allocable percentage of the Project and Tenant’s Share shall, if applicable, be appropriately adjusted. In addition, Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term of this Lease effective when the physical taking of the portion of the Premises occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any right to receive compensation or proceeds being expressly waived by Tenant. However, Tenant may file a separate claim at its sole cost and expense for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the award which would otherwise be receivable by Landlord. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure, or any similar or successor Laws.

19. Events of Default.

Tenant shall be considered to be in default of this Lease upon the occurrence of and during the continuance of any of the following events of default:

A. Tenant’s failure to pay when due all or any portion of the Rent when due (“Monetary Default”).

B. Tenant’s failure (other than a Monetary Default) to comply with any term, provision or covenant of this Lease, if the failure is not cured within 10 days after written notice to Tenant. However, if Tenant’s failure to comply cannot reasonably be cured within 10 days, Tenant shall be allowed additional time (not to exceed 60 days) as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within 10 days, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with the Lease. However, if Tenant’s failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Tenant.

C. Tenant or any Guarantor becomes insolvent, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due.

D. The leasehold estate is taken by process or operation of Law.

E. In the case of any ground floor or retail Tenant, Tenant does not take possession of, or abandons or vacates all or any portion of the Premises.

F. Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord, including, without limitation, any lease or agreement for parking.

20. Remedies.

A. Upon the occurrence and continuance of any event or events of default under this Lease, whether enumerated in Article 19 or not, Landlord shall have the option to pursue any one or more of the following remedies without any notice (except as expressly prescribed herein) or demand whatsoever (and without limiting the generality of the foregoing, Tenant hereby specifically waives notice and demand for payment of Rent or other obligations, except for those notices specifically required pursuant to the terms of Article 19 or this Article 20, and waives any and all other notices or demand requirements imposed by applicable law):

1. Terminate this Lease and Tenant’s right to possession of the Premises and recover from Tenant an award of damages equal to the sum of the following:

(a) The Worth at the Time of Award of the unpaid Rent which had been earned at the time of termination;

(b) The Worth at the Time of Award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could have been reasonably avoided;

(c) The Worth at the Time of Award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could be reasonably avoided;

(d) Any other amount necessary to compensate Landlord for all the detriment either proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

(e) All such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable law.

The “Worth at the Time of Award” of the amounts referred to in parts (a) and (b) above, shall be computed by allowing interest at the lesser of a per annum rate equal to: (i) the greatest per annum rate of interest permitted from time to time under applicable law, or (ii) the Prime Rate plus 5%. For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the State of California. The “Worth at the Time of Award” of the amount referred to in part (c), above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%;

2. Employ the remedy described in California Civil Code § 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations); or

3. Notwithstanding Landlord’s exercise of the remedy described in California Civil Code § 1951.4 in respect of an event or events of default, at such time thereafter as Landlord may elect in writing, to terminate this Lease if such event or events of default are continuing and Tenant’s right to possession of the Premises and recover an award of damages as provided above in Paragraph 20.A.1.

B. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No waiver by Landlord of any breach hereof shall be effective unless such waiver is in writing and signed by Landlord.

C. TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174 (c) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER LAWS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE LEASE TERM PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH. TENANT ALSO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE.

D. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, applicable law or in equity. In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default.

E. If Tenant is in default, then, to the extent permitted by Law, Landlord shall be entitled to receive interest on any unpaid item of Rent at a rate equal to the lesser of the maximum rate permitted by Law or the Prime Rate plus 5% per annum. For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the state in which the Building is located.

F. This Article 20 shall be enforceable to the maximum extent such enforcement is not prohibited by applicable law, and the unenforceability of any portion thereof shall not thereby render unenforceable any other portion.

21. Limitation of Liability.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) TO TENANT SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) (DEFINED IN ARTICLE 26 BELOW) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN ARTICLE 26 BELOW) ON THE PROPERTY, BUILDING OR PREMISES, NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT.

22. No Waiver.

Either party’s failure to declare a default immediately upon its occurrence, or delay in taking action for a default shall not constitute a waiver of the default, nor shall it constitute an estoppel. Either party’s failure to enforce its rights for a default shall not constitute a waiver of its rights regarding any subsequent default. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance or surrender of the Premises.

23. Quiet Enjoyment.

Tenant shall, and may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant and all other covenants of Landlord shall he binding upon Landlord and its successors only during its or their respective periods of ownership of the Building, and shall not be a personal covenant of Landlord or the Landlord Parties.

24. Intentionally Omitted.

25. Holding Over.

If Tenant fails to surrender the Premises in accordance with the terms of this Lease at the expiration or earlier termination of this Lease, occupancy of the Premises after the termination or expiration shall be that of a tenancy at sufferance. Tenant’s occupancy of the Premises during the holdover shall be subject to all the terms and provisions of this Lease and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, Tenant shall be liable to Landlord for all damages, including, without limitation, consequential damages, that Landlord suffers from the holdover.

26. Subordination to Mortgages; Estoppel Certificate.

A. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building, the Property or the Project, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. If requested by a successor-in-interest to all or a part of Landlord’s interest in the Lease, Tenant shall, without charge, attorn to the successor-in-interest.

B. Within 10 Business Days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord or mortgagee or prospective mortgagee a sworn statement certifying: (a) the date of commencement of this Lease; (b) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications to this Lease, that this Lease is in full force and effect, as modified, and stating the date and nature of such modifications); (c) the date to which the rent and other sums payable under this Lease have been paid; (d) the fact that there are no current defaults under this Lease by Tenant or, to Tenant’s knowledge, by Landlord except as specified in Tenant’s statement; and (e) such other matters as may be reasonably requested by Landlord. Landlord and Tenant intend that any statement delivered pursuant to this Section may he relied upon by any mortgagee, beneficiary or purchaser. Tenant irrevocably agrees that if Tenant fails to execute and deliver such certificate within such 10 Business Day period Landlord or Landlord’s beneficiary or agent may execute and deliver such certificate on Tenant’s behalf, and that such certificate shall be fully binding on Tenant.

27. Attorneys’ Fees.

If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees.

28. Notice.

If a demand, request, approval, consent or notice (collectively referred to as a “notice”) shall or may be given to either party by the other, the notice shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Article I, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Article or in any other manner permitted by Law. Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or the other Notice Address of Tenant without providing a new Notice Address, 3 days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address in the manner described in this Article.

29. Excepted Rights.

This Lease does not grant any rights to light or air over or about the Building or the Project. Landlord excepts and reserves exclusively to itself the use of: (1) roofs, (2) telephone, electrical and janitorial closets, (3) equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services, (4) rights to the land and improvements below the floor of the Premises, (5) the improvements and air rights above the Premises, (6) the improvements and air rights outside the demising walls of the Premises, and (7) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building or the Project. Landlord has the right to change the Building’s or Project’s name or address. Landlord also has the right to make such other changes to the Building, Property and Project as Landlord deems appropriate, provided the changes do not materially affect Tenant’s ability to use the Premises for the Permitted Use. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord’s employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes and civil disturbances. A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent.

30. Surrender of Premises.

At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property (defined in Article 15) from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear excepted. Tenant shall also be required to remove the Required Removables in accordance with Article 8. If Tenant fails to remove any of Tenant’s Property as of the termination of this Lease or of Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred for Tenant’s Property. In addition, if Tenant fails to remove Tenant’s Property from the Premises or storage, as the case may be, within 10 Business Days after written notice, Landlord may deem all or any part of Tenant’s Property to be abandoned, and title to Tenant’s Property shall be deemed to be immediately vested in Landlord.

31. Miscellaneous.

A. This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the State of California and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state. if any term or provision of this Lease shall to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by Law. The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of the Lease.

B. Tenant shall not record this Lease or any memorandum without Landlord’s prior written consent.

C. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”). However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

D. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building, Property and/or Project referred to herein, and upon such transfer Landlord shall be released from any obligations hereunder arising after the date of such transfer, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations.

E. Tenant represents that it has dealt directly with and only with the Broker as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord agrees to indemnify and hold Tenant and the Tenant Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease.

F. Tenant covenants, warrants and represents that: (1) each individual executing, attesting and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant; (2) this Lease is binding upon Tenant; and (3) Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the State of California. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them. Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an event of default will be deemed to have occurred, without the necessity of notice to Tenant.

G. Time is of the essence with respect to Tenant’s exercise of any expansion, renewal or extension rights granted to Tenant. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.

H. The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that Tenant’s obligations under Articles 4, 8, 9, 20, 25 and 30 shall survive the expiration or early termination of this Lease.

I. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed by such party.

J. All understandings and agreements previously made between the parties are superseded by this Lease, and neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by Landlord and Tenant.

K. Tenant, within 15 Business Days after request, shall provide Landlord with a copy of its most current financial statement and such other information as Landlord may reasonably request in order to create a “business profile” of Tenant and determine Tenant’s ability to fulfill its obligations under this Lease. Landlord, however, shall not require Tenant to provide such information unless Landlord is requested to produce the information in connection with a proposed financing or sale of the Building. Upon written request by Tenant, Landlord shall enter into a commercially reasonable confidentiality agreement covering any confidential information that is disclosed by Tenant prior to such disclosure.

L. If one or more buildings are removed from the group of buildings comprising the Project, whether as a result of a sale or demolition of the building(s) or otherwise, or if one or more buildings owned by Landlord are added to the group of buildings comprising the Project, as described above in this Section, then the definition of “Project” and “Tenant’s Share” with respect to the Premises, shall he appropriately modified or adjusted to reflect the deletion or addition of such buildings.

32. Waiver of Jury Trial. LANDLORD AND TENANT EACH ACKNOWLEDGES THAT IT IS AWARE OF AND HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY, AND, TO THE EXTENT ENFORCEABLE UNDER CALIFORNIA LAW, EACH PARTY DOES HEREBY EXPRESSLY AND KNOWINGLY WAIVE AND RELEASE ALL SUCH RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE. FURTHERMORE. THIS WAIVER AND RELEASE OF ALL RIGHTS TO A JURY TRIAL IS DEEMED TO BE INDEPENDENT OF EACH AND EVERY OTHER PROVISION, COVENANT, AND/OR CONDITION SET FORTH IN THIS LEASE.

IF THE JURY WAIVER PROVISIONS OF THIS SECTION 32 ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THEN THE FOLLOWING PROVISIONS OF THIS SECTION 33 SHALL APPLY. IT IS THE DESIRE AND INTENTION OF THE PARTIES TO AGREE UPON A MECHANISM AND PROCEDURE UNDER WHICH CONTROVERSIES AND DISPUTES ARISING OUT OF THIS LEASE OR RELATED TO THE PREMISES WILL BE RESOLVED IN A PROMPT AND EXPEDITIOUS MANNER. ACCORDINGLY, EXCEPT WITH RESPECT TO ACTIONS FOR UNLAWFUL OR FORCIBLE DETAINER OR WITH RESPECT TO THE PREJUDGMENT REMEDY OF ATTACHMENT, ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE, SHALL BE HEARD AND RESOLVED BY A REFEREE UNDER THE PROVISIONS OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, SECTIONS 638 — 645.1, INCLUSIVE (AS SAME MAY BE AMENDED, OR ANY SUCCESSOR STATUTE(S) THERETO) (THE “REFEREE SECTIONS”). ANY FEE TO INITIATE THE JUDICIAL REFERENCE PROCEEDINGS SHALL BE PAID BY THE PARTY INITIATING SUCH PROCEDURE; PROVIDED HOWEVER, THAT THE COSTS AND FEES, INCLUDING ANY INITIATION FEE, OF SUCH PROCEEDING SHALL ULTIMATELY BE BORNE IN ACCORDANCE WITH SECTION 27 ABOVE. THE VENUE OF THE PROCEEDINGS SHALL BE IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED. WITHIN TEN (10) DAYS OF RECEIPT BY ANY PARTY OF A WRITTEN REQUEST TO RESOLVE ANY DISPUTE OR CONTROVERSY PURSUANT TO THIS SECTION 32, THE PARTIES SHALL AGREE UPON A SINGLE REFEREE WHO SHALL TRY ALL ISSUES, WHETHER OF FACT OR LAW, AND REPORT A FINDING AND JUDGMENT ON SUCH ISSUES AS REQUIRED BY THE REFEREE SECTIONS. IF THE PARTIES ARE UNABLE TO AGREE UPON A REFEREE WITHIN SUCH TEN (10) DAY PERIOD, THEN ANY PARTY MAY THEREAFTER FILE A LAWSUIT IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED FOR THE PURPOSE OF APPOINTMENT OF A

REFEREE UNDER CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 AND 640, AS SAME MAY BE AMENDED OF ANY SUCCESSOR STATUTE(S) THERETO. IF THE REFEREE IS APPOINTED BY THE COURT, THE REFEREE SHALL BE A NEUTRAL AND IMPARTIAL RETIRED JUDGE WITH SUBSTANTIAL EXPERIENCE IN THE RELEVANT MATTERS TO BE DETERMINED, FROM JAMS/ENDISPUTE, INC., THE AMERICAN ARBITRATION ASSOCIATION OR SIMILAR MEDIATION/ARBITRATION ENTITY. THE PROPOSED REFEREE MAY RE CHALLENGED BY ANY PARTY FOR ANY OF THE GROUNDS LISTED IN SECTION 641 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, AS SAME MAY BE AMENDED OR ANY SUCCESSOR STATUTE(S) THERETO. THE REFEREE SHALL HAVE THE POWER TO DECIDE ALL ISSUES OF FACT AND LAW AND REPORT HIS OR HER DECISION ON SUCH ISSUES, AND TO ISSUE ALL RECOGNIZED REMEDIES AVAILABLE AT LAW OR IN EQUITY FOR ANY CAUSE OF ACTION THAT IS BEFORE THE REFEREE, INCLUDING AN AWARD OF ATTORNEYS’ FEES AND COSTS IN ACCORDANCE WITH CALIFORNIA LAW. THE REFEREE SHALL NOT, HOWEVER, HAVE THE POWER TO AWARD PUNITIVE DAMAGES, NOR ANY OTHER DAMAGES WHICH ARE NOT PERMITTED BY THE EXPRESS PROVISIONS OF THIS LEASE, AND THE PARTIES HEREBY WAIVE ANY RIGHT TO RECOVER ANY SUCH DAMAGES. THE PARTIES SHALL BE ENTITLED TO CONDUCT ALL DISCOVERY AS PROVIDED IN THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE REFEREE SHALL OVERSEE DISCOVERY AND MAY ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE, WITH RIGHTS TO REGULATE DISCOVERY AND TO ISSUE AND ENFORCE SUBPOENAS, PROTECTIVE ORDERS AND OTHER LIMITATIONS ON DISCOVERY AVAILABLE UNDER CALIFORNIA LAW. THE REFERENCE PROCEEDING SHALL BE CONDUCTED IN ACCORDANCE WITH CALIFORNIA LAW (INCLUDING THE RULES OF EVIDENCE), AND IN ALL REGARDS, THE REFEREE SHALL FOLLOW CALIFORNIA LAW APPLICABLE AT THE TIME OF THE REFERENCE PROCEEDING. IN ACCORDANCE WITH SECTION 644 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, THE DECISION OF THE REFEREE UPON THE WHOLE ISSUE MUST STAND AS THE DECISION OF THE COURT, AND UPON THE FILING OF THE STATEMENT OF DECISION WITH THE CLERK OF THE COURT, OR WITH THE JUDGE IF THERE IS NO CLERK, JUDGMENT MAY BE ENTERED THEREON IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE PARTIES SHALL PROMPTLY AND DILIGENTLY COOPERATE WITH ONE ANOTHER AND THE REFEREE, AND SHALL PERFORM SUCH ACTS AS MAY BE NECESSARY TO OBTAIN A PROMPT AND EXPEDITIOUS RESOLUTION OF THE DISPUTE OR CONTROVERSY IN ACCORDANCE WITH THE TERMS OF THIS SECTION 32. TO THE EXTENT THAT NO PENDING LAWSUIT HAS BEEN FILED TO OBTAIN THE APPOINTMENT OF A REFEREE, ANY PARTY, AFTER THE ISSUANCE OF THE DECISION OF THE REFEREE, MAY APPLY TO THE COURT OF THE COUNTY IN WHICH THE PREMISES ARE LOCATED FOR CONFIRMATION BY THE COURT OF THE DECISION OF THE REFEREE IN THE SAME MANNER AS A PETITION FOR CONFIRMATION OF AN ARBITRATION AWARD PURSUANT TO CODE OF CIVIL PROCEDURE SECTION 1285 ET SEQ. (AS SAME MAY BE AMENDED OR ANY SUCCESSOR STATUTE(S) THERETO).

33. Entire Agreement.

This Lease, including the following exhibits and attachments which are hereby incorporated into and made a part of this Lease, constitute the entire agreement between the parties and supersede all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents: Exhibit A (Outline and Location of Premises), Exhibit B (Building Rules and Regulations), Exhibit C (Commencement Letter), Exhibits D-1 and D-2 (Work Letter), Exhibit D-3 (Warm Shell Specifications, Exhibit E (Expenses and Taxes), Exhibit F (Parking Agreement), and Exhibit G (Form of Letter of Credit).

34. Option to Renew.

Provided this Lease is in full force and effect and Tenant is not in default under any of the other terms and conditions of this Lease at the time of notification, Tenant shall have one (1) option to renew (the “Renewal Option”) this Lease for a term of five (5) years (the “Renewal Term”), for the portion of the Premises being leased by Tenant as of the date the Renewal Term is to commence, on the same terms and conditions set forth in this Lease, except as modified by the terms; covenants and conditions as set forth below:

A. if Tenant elects to exercise the Renewal Option, then Tenant shall provide Landlord with written notice no earlier than the date which is fifteen (15) months prior to the expiration of the Term of this Lease but no later than the date which is twelve (12) months prior to the expiration of the Term of this Lease. If Tenant fails to provide such notice, Tenant shall have no further or additional right to extend or renew the Term of this Lease.

B. The Annual Rent and Monthly Installment of Rent in effect at the expiration of the Term of this Lease shall be increased to reflect the Prevailing Market (as defined in Section 34.I.) rate. Landlord shall advise Tenant of the new Annual Rent and Monthly Installment of Rent for the Premises no later than thirty (30) days after receipt of Tenant’s written request therefor. Said request shall be made no earlier than thirty (30) days prior to the first date on which Tenant may exercise its Renewal Option under this Article 34. Said notification of the new Annual Rent and Monthly Installment of Rent may include a provision for its escalation to provide for a change in the Prevailing Market rate between the time of notification and the commencement of the Renewal Term. Notwithstanding anything to the contrary set forth herein, in no event shall the rate of the Annual Rent and Monthly Installment of Rent for the Renewal Term he less than the rate of the Annual Rent and Monthly Installment of Rent in the preceding period (the “Minimum Renewal Rental Rate”).

C. If Tenant and Landlord are unable to agree on a mutually acceptable Annual Rent and Monthly Installment of Rent for the Renewal Term not later than sixty (60) days prior to the expiration of the initial Term, then Landlord and Tenant, within five (5) days after such date, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the Renewal Term (collectively referred to as the

“Estimates”), subject to the terms of Section 34.E below regarding the Minimum Renewal Rental Rate. If the higher of such Estimates is not more than one hundred five percent (105%) of the lower of such Estimates, then the Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not established by the exchange of Estimates, then, within seven (7) Business Days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the Renewal Term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least five (5) years experience within the previous ten (10) years as a real estate appraiser working in the San Mateo/Foster City/Redwood Shores, California area, with working knowledge of current rental rates and practices. For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

D. Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises. The Estimates chosen by such appraisers shall be binding on both Landlord and Tenant, subject to the Minimum Renewal Rental Rate. If either Landlord or Tenant fails to appoint an appraiser within the seven (7) Business Day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market rate within twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser (i.e., the arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) Business Days, the arbitrator shall make his or her determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Prevailing Market rate for the Premises, subject to the Minimum Renewal Rental Rate. If the arbitrator believes that expert advice would materially assist him or her, he or she may retain one or more qualified persons to provide such expert advice, The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

E. If the Prevailing Market rate has not been determined by the commencement date of the Renewal Term, Tenant shall pay Monthly Installments of Rent upon the terms and conditions in effect during the last month of the initial Term until such time as the Prevailing Market rate has been determined. Upon such determination, the Annual Rent and Monthly Installments of Rent for the Premises shall be retroactively adjusted to the commencement of such Renewal Term for the Premises.

F. This Renewal Option is not transferable; the parties hereto acknowledge and agree that they intend that the aforesaid option to renew this Lease shall be “personal” to Tenant as set forth above and that in no event will any assignee or sublessee have any rights to exercise this Renewal Option.

G. If Tenant validly exercises or fails to exercise this Renewal Option, Tenant shall have no further right to extend the Term of this Lease.

H. For purposes of this Renewal Option, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and buildings comparable to the Building in the same rental market in the San Mateo/Foster City/Redwood Shores, California area as of the date the Renewal Term is to commence, taking into account the specific provisions of this Lease which will remain constant. The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under this Lease.

I. Notwithstanding anything herein to the contrary, the Renewal Option is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof.

35. Letter of Credit.

Concurrent with Tenant’s execution and delivery of this Lease to Landlord, Tenant shall deliver to Landlord, as collateral for the full performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of Tenant’s failure to comply with one or more provisions of this Lease, including, but not limited to, any post lease termination damages under Section 1951.2 of the California Civil Code, an Irrevocable Standby Letter of Credit (the “Letter of Credit”) in the total amount of One Million Three Hundred Thousand Dollars ($1,300,000.00). The following terms and conditions shall apply to the Letter of Credit:

1. The Letter of Credit shall be in favor of Landlord, shall be issued by a bank acceptable to Landlord, shall comply with all of the terms and conditions of this Article and shall otherwise be substantially in the form attached hereto as Exhibit G.

2. The Letter of Credit or any replacement Letter of Credit shall be irrevocable for the term thereof and shall automatically renew on a year to year basis until a period ending not earlier than two months subsequent to the Termination Date (the “LOC Expiration Date”) without any action whatsoever on the part of Landlord; provided that the issuing bank shall have the right not to renew the Letter of Credit by giving written notice to Landlord not less than thirty (30) days prior to the expiration of the then current term of the Letter of Credit that it does not intend to renew the Letter of Credit. Tenant understands that the election by the issuing bank not to renew the Letter of Credit shall not, in any event, diminish the obligation of Tenant to deposit the Security Deposit or maintain such an irrevocable Letter of Credit in favor of Landlord through the LOC Expiration Date.

3. Landlord, or its then authorized representative, upon Tenant’s failure to comply with one or more provisions of this Lease, or as otherwise specifically agreed by Landlord and Tenant pursuant to this Lease or any amendment hereof, without prejudice to any other remedy provided in this Lease or by Regulations, shall have the right from time to time to make one or more draws on the Letter of Credit and use all or part of the proceeds in accordance with Section (4) below. In addition, if Tenant fails to furnish a renewal or replacement letter of credit complying with all of the provisions of this Article 35 at least sixty (60) days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) in accordance with the terms of this Article 35. Funds may be drawn down on the Letter of Credit upon presentation to the issuing bank of Landlord’s (or Landlord’s then authorized representative’s) certification set forth in Exhibit G.

4. Tenant acknowledges and agrees (and the Letter of Credit shall so state) that the Letter of Credit shall be honored by the issuing bank without inquiry as to the truth of the statements set forth in such draw request and regardless of whether the Tenant disputes the content of such statement. The proceeds of the Letter of Credit shall constitute Landlord’s sole and separate property (and not Tenant’s property or the property of Tenant’s bankruptcy estate) and Landlord may immediately upon any draw (and without notice to Tenant) apply or offset the proceeds of the Letter of Credit: (a) against any rent or other amounts payable by Tenant under this Lease that is unpaid and was not paid when due; (b) against all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it may suffer as a result of Tenant’s failure to comply with one or more provisions of this Lease, including any damages arising under Section 1951.2 of the California Civil Code following termination of this Lease; (c) against any costs incurred by Landlord in connection with this Lease (including attorneys’ fees); and (d) against any other amount that Landlord may spend or become obligated to spend by reason of Tenant’s default. Provided Tenant has performed all of its obligations under this Lease, Landlord agrees to pay to Tenant within sixty (60) days after the LOC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied as allowed above; provided, that if prior to the LOC Expiration Date a voluntary petition is filed by Tenant or any guarantor, or an involuntary petition is filed against Tenant or any guarantor by any of Tenant’s or guarantor’s creditors, under the Federal Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case pursuant to a final court order not subject to appeal or any stay pending appeal.

5. lf, as result of any application or use by Landlord of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the amount set forth in this Article 35, Tenant shall, within ten (10) Business Days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total amount required pursuant to this Article 35), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Article 35, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in this Lease, the same shall constitute an incurable Event of Default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

6. Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer all or any portion of its interest in and to the Letter of Credit to another party, person or entity, including Landlord’s mortgagee and/or to have the Letter of Credit reissued in the name of Landlord’s mortgagee. If Landlord transfers its interest in the Building and transfers the Letter of Credit (or any proceeds thereof then held by Landlord) in whole or in part to the transferee, Landlord shall, without any further agreement between the parties hereto, thereupon be released by Tenant from all liability therefor if such transferee has assumed all of Landlord’s obligations under this Lease. The provisions hereof shall apply to every transfer or assignment of all or any part of the Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the issuer of the Letter of Credit such applications, documents and instruments as may be necessary to effectuate such transfer. Landlord shall be responsible for paying the issuer’s transfer and processing fees in connection with any transfer of the Letter of Credit.

7. If the Letter of Credit expires earlier than the LOC Expiration Date, or the issuing bank notifies Landlord that it shall not renew the Letter of Credit, Landlord shall accept a renewal thereof or substitute letter credit (such renewal or substitute Letter of Credit to be in effect not later than thirty (30) days prior to the expiration thereof), irrevocable and automatically renewable through the LOC Expiration Date upon the same terms as the expiring Letter of Credit or upon such other terms as may be acceptable to Landlord. However, if (a) the Letter of Credit is not timely renewed, or (b) a substitute Letter of Credit, complying with all of the terms and conditions of this paragraph is not timely received, Landlord may present such Letter of Credit to the issuing bank, and the entire sum so obtained shall be paid to Landlord, to be held by Landlord in accordance with Article 6 of this Lease. Notwithstanding the foregoing, Landlord shall be entitled to receive from Tenant all attorneys’ fees and costs incurred in connection with the review of any proposed substitute Letter of Credit pursuant to this Section.

8. Landlord and Tenant (a) acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any Law applicable to security deposits in the commercial context including Section 1950.7 of the California Civil Code, as such section now exist or as may be hereafter amended or succeeded (“Security Deposit Laws”), (b) acknowledge and agree that the Letter of Credit (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (c) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of Laws, now or hereafter in effect, which (i) establish the time frame by which Landlord must refund a security deposit under a lease, and/or

(ii) provide that Landlord may claim from the security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified above in this Section 35 and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease or the acts or omission of Tenant or any other Tenant Entities, including any damages Landlord suffers following termination of this Lease.

9. Notwithstanding anything to the contrary contained in this Lease, in the event that at any time the financial institution which issues said Letter of Credit is declared insolvent by the FDIC or is closed for any reason, Tenant must immediately provide a substitute letter of credit that satisfies the requirements of this Lease hereby from a financial institution acceptable to Landlord, in Landlord’s sole discretion.

10. Provided no event of default has occurred hereunder in the twelve (12) month period prior to the reduction, and no less than thirty (30) days prior to each requested letter of credit reduction date, Tenant may reduce the amount of Letter of Credit to the amounts specified as follows: (i) to $1,000,000.00 effective as of the first day of the 37th full calendar month of the Term; and (ii) to $700,000.00 effective as of as of the first day of the 49th full calendar month of the Term. Notwithstanding the foregoing, subject to the remaining terms of this Section, and provided Tenant has timely paid all Rent due under this Lease during the 12 month period immediately preceding the effective date of any reduction of the Letter of Credit amount, and Tenant’s Financial Information (defined below) reflects a tangible net worth exceeding $200,000,000.00 for the four (4) consecutive calendar quarters immediately prior to the date of Tenant’s request for reduction in the Letter of Credit amount, Tenant shall have the right to reduce the amount of the Letter of Credit amount so that the new Letter of Credit amount will he $700,000.00. In addition, at any time following the first day of the 37th month of the Term, provided Tenant has timely paid all Rent due under this Lease during the 12 month period immediately preceding the effective date of any reduction of the Letter of Credit amount, and Tenant’s Financial Information reflects a tangible net worth exceeding $400,000,000.00 for three (3) of the four (4) consecutive calendar quarters immediately prior the date of Tenant’s request for reduction in the Letter of Credit amount, Tenant shall have the right to reduce the amount of the Letter of Credit amount so that the new Letter of Credit amount will be $350,000.00. Notwithstanding anything to the contrary contained herein, if Tenant has been in default under this Lease at any time prior to the effective date of any reduction of the Letter of Credit amount and Tenant has failed to cure such default within any applicable cure period, then Tenant shall have no further right to reduce the amount of the Letter of Credit amount as described herein. If Tenant is entitled to a reduction in the Letter of Credit amount, Tenant shall provide Landlord with written notice requesting that the Letter of Credit amount be reduced as provided above (the “Reduction Notice”). Concurrent with Tenant’s delivery of the Reduction Notice, Tenant shall deliver to Landlord for review Tenant’s financial statements prepared in accordance with generally accepted accounting principles and audited by a nationally recognized public accounting firm acceptable to Landlord, and any other financial information requested by Landlord (“Tenant’s Financial Information”). If Tenant provides Landlord with a Reduction Notice, and Tenant is entitled to reduce the Letter of Credit amount as provided herein, any reduction in the Letter of Credit amount shall be accomplished by Tenant providing Landlord with a substitute Letter of Credit in the reduced amount, which substitute Letter of Credit shall comply with the requirements of this Article 35, and Landlord shall execute any documents and take any actions reasonably requested b) Tenant to effectuate such reduction.

11. Notwithstanding anything contained in this Lease to the contrary, Tenant shall have the right, in its sole discretion at any time(s), to replace all of the Letter of Credit with cash, which cash shall thereupon become part of the Security Deposit held by Landlord under the Lease and shall be subject to the terms and conditions of Section 6 of the Lease as if it were part of the original Security Deposit delivered to Landlord upon Tenant’s execution of the Lease. For purposes hereof; the term “cash” shall mean (a) a certified check payable to Landlord, or (b) a wire of immediately available funds to an account designated by Landlord. In the event that tenant replaces the entire Letter of Credit with cash, Landlord shall promptly return the Letter of Credit to Tenant, and Tenant shall have no further obligations under this Article 35. In addition, Tenant shall have the right, in its sole discretion at any time(s), to replace the Letter of Credit then held by Landlord with a new Letter of Credit so long as such replacement Letter of Credit complies with all of the provisions of this Article 35, shall be irrevocable, transferable and otherwise upon the same terms as the replaced Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion.

36. Signage.

A. Building Signage.

1. Tenant shall be entitled to the greater of: (i) one (1) exclusive tenant identification sign per Building that does not to exceed 75 square feet, or (ii) Tenant’s pro rata share of the maximum exterior signage permitted by applicable Laws that is allocated to the parcel on which the Building is located (the “Building Signage”). The exact location of the Building Signage shall be determined by Tenant, subject to all applicable Laws, any reasonable signage guidelines for the Project established by Landlord that are provided to Tenant prior to installation of the Building Signage, and Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such right to the Building Signage is personal to Tenant and is subject to the following terms and conditions: (a) Tenant shall submit plans and drawings for the Building Signage to Landlord and to the City of San Mateo and to any other public authorities having jurisdiction and shall obtain written approval from Landlord (not to be unreasonably withheld, conditioned or delayed) and, if applicable, each such jurisdiction prior to installation, and shall comply with all applicable Laws; (b) Tenant shall, at Tenant’s sole cost and expense, design, construct and install the Building Signage; (c) the size, color and design of the Building Signage shall be subject to Landlord’s prior written approval; and (d) Tenant shall maintain the Building Signage in good condition and repair, and all costs of maintenance and repair shall be borne by Tenant. Maintenance shall include, without limitation, cleaning and, if the Building Signage is illuminated, relamping at reasonable intervals. Tenant shall be responsible for any electrical energy used in connection with the Building Signage. Notwithstanding the foregoing, Tenant shall not be liable for any fee in connection with Tenant’s right to display the Building Signage in accordance with this Lease. At Landlord’s option, Tenant’s right to the Building Signage may be revoked and terminated upon occurrence of any of the following events: (i) Tenant shall be in default under this Lease beyond any applicable notice and cure periods; (ii) Tenant leases or occupies less than 75% of the Premises, or (iii) this Lease shall terminate or otherwise no longer be in effect.

2. Upon the expiration or earlier termination of this Lease or at such other time that Tenant’s signage rights are terminated pursuant to the terms hereof, if Tenant fails to remove the Building Signage and repair the Building in accordance with the terms of this Lease, Landlord shall cause the Building Signage to be removed from the Building and the Building to be repaired and restored to the condition which existed prior to the installation of the Building Signage (including, if necessary, the replacement of any precast concrete panels), all at the sole cost and expense of Tenant and otherwise in accordance with this Lease, without further notice from Landlord notwithstanding anything to the contrary contained in this Lease. Tenant shall pay all costs and expenses for such removal and restoration within fifteen (15) business days following delivery of an invoice therefor accompanied by reasonable supporting documentation. The rights provided in this Section 36.A shall be non-transferable (except with respect to a Permitted Transferee) unless otherwise agreed by Landlord in writing in its sole discretion.

B. Monument Signage.

1. So long as (a) Tenant is not in default beyond applicable notice and cure periods under the terms of the Lease; and (b) Tenant has not assigned this Lease (other than to a Permitted Transferee) or sublet greater than 75% of the Building, Tenant shall have the right to have its name listed on the shared monument sign for the Project (the “Monument Sign”), subject to the terms of this Section. The design, size and color of Tenant’s signage with Tenant’s name to be included on the Monument Sign, and the manner in which it is attached to the Monument Sign, shall comply with all applicable Laws and shall be subject to the approval of Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) and any applicable governmental authorities. Landlord shall have the right to require that all names on the Monument Sign be of the same size and style. Tenant must obtain Landlord’s written consent to any proposed signage and lettering prior to its fabrication and installation. Tenant’s right to place its name on the Monument Sign, and the location of Tenant’s name on the Monument Sign, shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant’s right to place its name on any Building Monument Sign shall be free of charge during the Term, and Tenant’s right to place its name on any Project Monument Sign shall be upon financial terms that are the same as those terms granted to any other tenant of the Project (considering the location and size of the tenant’s name on such Project Monument Sign). To obtain Landlord’s consent, Tenant shall submit design drawings to Landlord showing the type and sizes of all lettering; the colors, finishes and types of materials used; and (if applicable and Landlord consents in its sole discretion) any provisions for illumination. Although the Monument Sign will be maintained by Landlord, Tenant shall pay its proportionate share of the cost of any maintenance and repair associated with the Monument Sign. In the event that additional names are listed on the Monument Sign, all future costs of maintenance and repair shall be prorated between Tenant and the other parties that are listed on such Monument Sign.

2. Tenant’s name on the Monument Sign shall be designed, constructed, installed, insured, maintained, repaired and removed from the Monument Sign all at Tenant’s sole risk, cost and expense. Tenant, at its cost, shall be responsible for the maintenance, repair or replacement of Tenant’s signage on the Monument Sign, which shall be maintained in a manner reasonably satisfactory to Landlord.

3. If during the Term (and any extensions thereof) (a) Tenant is in default under the terms of this Lease after the expiration of applicable cure periods; (b) Tenant leases less than 75% of the Building; or (c) Tenant assigns this Lease (other than to a Permitted Transferee), then Tenant’s rights granted herein will terminate and Landlord may remove Tenant’s name from the Monument Sign at Tenant’s sole cost and expense and restore the Monument Sign to the condition it was in prior to installation of Tenant’s signage thereon, ordinary wear and tear excepted. The cost of such removal and restoration shall be payable as additional rent within five (5) days of Landlord’s demand. Landlord may, at anytime during the Term (or any extension thereof), upon five (5) days prior written notice to Tenant, relocate the position of Tenant’s name on the Monument Sign. The cost of such relocation of Tenant’s name shall be at the cost and expense of Landlord.

4. The rights provided in this Section 36.B shall be non-transferable (except with respect to a Permitted Transferee) unless otherwise agreed by Landlord in writing in its sole discretion.

C. Lobby Signage. Subject to the terms of Section 9 of this Lease, provided that Tenant leases and is in occupancy of the entire Building, Tenant may install signage in the lobby of the Building that is visible from the exterior of the Building through the entry doors. Such signage shall be designed, constructed, installed, insured, maintained, repaired and removed from the lobby all at Tenant’s sole cost and expense. Tenant, at its cost, shall be responsible for the maintenance, repair or replacement of Tenant’s lobby signage.

Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

LOCON SAN MATEO, LLC, a Delaware limited liability company

By: Lowe Enterprises Real Estate Group, its Authorized Agent

By:	/s/ Hanns Lee
Name:	Hanns Lee
Title:	Senior Vice President

TENANT:

WOODMAN LABS, INC., a California corporation

By:	/s/ Nicholas Woodman
Name:	Nicholas Woodman
Title:	CEO

By:	/s/ Kurt Amundson
Name:	Kurt Amundson
Title:	CFO

EXHIBIT A

OUTLINE AND LOCATION OF PREMISES

This Exhibit is attached to and made a part of the Lease by and between LOCON SAN MATEO, LLC, a Delaware limited liability company (“Landlord”) and WOODMAN LABS, INC., a California corporation (“Tenant”) for space in the Buildings located at 3000E and 3000F Clearview Way, San Mateo, California.

EXHIBIT B

BUILDING RULES AND REGULATIONS

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking facility (if any), the Property, the Project and the appurtenances. Capitalized terms have the same meaning as defined in the Lease.

1.	Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in Common Areas or elsewhere about the Building, Property or Project.

2.	Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances. Damage resulting to fixtures or appliances by Tenant, its agents, employees or invitees, shall be paid for by Tenant, and Landlord shall not be responsible for the damage.

3.	No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building or Project, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises, Building or Project except by the Building maintenance personnel.

4.	Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants, and no other directory shall be permitted unless previously consented to by Landlord in writing.

5.	Tenant shall not place any lock(s) on any door in the Premises, Building or Project without Landlord’s prior written consent and Landlord shall have the right to retain at all times and to use keys to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost, and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of this Lease.

6.	All contractors, contractor’s representatives and installation technicians performing work in the Building or Project shall be subject to Landlord’s prior approval and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time.

7.

Movement in or out of the Building or the Project of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours designated by

Landlord. Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity. If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner required by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage or loss.

8.	Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises. Damage to the Building or the Project by the installation, maintenance, operation, existence or removal of Tenant’s Property shall be repaired at Tenant’s sole expense.

9.	Corridor doors, when not in use, shall be kept closed.

10.	Tenant shall not: (l) make or permit any improper, objectionable or unpleasant noises or odors in the Building or the Project, or otherwise interfere in any way with other tenants or persons having business with them; (2) solicit business or distribute, or cause to be distributed, in any portion of the Building or the Project, handbills, promotional materials or other advertising; or (3) conduct or permit other activities in the Building or the Project that might, in Landlord’s sole opinion, constitute a nuisance.

11.	No animals, except those assisting handicapped persons, shall be brought into the Building or the Project or kept in or about the Premises.

12.	No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, the Building, the Property or about the Project. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Building, the Property or the Project, any asbestos- containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Law which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant, and shall remain solely liable for the costs of abatement and removal.

13.	Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises, the Building or the Project. Tenant shall not use, or permit any part of the Premises to be used, for lodging, sleeping or for any illegal purpose.

14.

Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute, or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building or the Project (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Parties, nor shall the Commencement Date of the Term be extended as a result of the above actions.

15.	Tenant shall not install, operate or maintain in the Premises or in any other area of the Building or the Project, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electric or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building or the Project.

16.	Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees, and then only if the operation does not violate the lease of any other tenant in the Building or the Project.

17.	Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

18.	Landlord may from time to time adopt systems and procedures for the security and safety of the Building, the Property, and the Project, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.

19.	Landlord shall have the right to prohibit the use of the name of the Building or the Project or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or the Project or their desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

20.	Tenant shall not canvass, solicit or peddle in or about the Building, the Property or the Project.

21.	Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas or the Exterior Common Areas, unless the Common Areas or the Exterior Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Building or the Project. Landlord shall have the right to designate the Building and/or the Project (including the Premises) as a non-smoking building.

22.	Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

23.	Deliveries to and from the Premises shall be made only at the times, in the areas and through the entrances and exits designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

24.	The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

EXHIBIT C

COMMENCEMENT LETTER

(EXAMPLE)

Date

Tenant
Address

Re:	Commencement Letter with respect to that certain Lease dated as of the day of , 20 , by and between , as Landlord, and , as Tenant, for rentable square feet on the floor of the Building located at , California.

Dear                     :

In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and agrees:

1. The Commencement Date [E Premises Commencement Date] [Initial F Premises Commencement Date] [Additional F Premises Commencement Date] of the Lease is                     ;

2. The Termination Date of the Lease is                     .

3. The schedule of the Base Rent for the Premises set forth on the Reference Pages is deleted in its entirety, and the following is substituted therefor:

[insert rent schedule]

4. Capitalized terms not defined herein shall have the same meaning as set forth in the Lease.

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention.

Sincerely,

Authorized Signatory / Property Manager

Agreed and Accepted:

Tenant:

C-1

By:
Name:
Title:
Date:

C-2

EXHIBIT D-1

WORK LETTER

BUILDING E

This Exhibit is attached to and made a part of the Lease by and between LOCON SAN MATEO, LLC, a Delaware limited liability company (“Landlord”) and WOODMAN LABS, INC., a California corporation (“Tenant”) for space in the Buildings located at 3000E and 3000F Clearview Way, San Mateo, California.

1.	This Exhibit D-1 shall set forth the obligations of Landlord and Tenant with respect to the improvements to be performed in Premises located in Building E for Tenant’s use. All improvements described in this Exhibit D-1 to be constructed in and upon the Premises located in Building E by Landlord are hereinafter referred to as the “Building E Tenant Improvements.” It is agreed that construction of the Building E Tenant Improvements will be completed at Landlord’s sole cost and expense (subject to the Building E Maximum Amount and further subject to the terms of Section 5 below), using Building standard methods, materials, and finishes. Notwithstanding the foregoing, Landlord and Tenant acknowledge that Plans (hereinafter defined) for the Building E Tenant Improvements have not yet been prepared and, therefore, it is impossible to determine the exact cost of the Building E Tenant Improvements at this time. Accordingly, Landlord and Tenant agree that Landlord’s obligation to pay for the cost of Building E Tenant Improvements (inclusive of the cost of preparing Plans, obtaining permits, a construction management fee equal to 5% of the total construction costs, and other related costs) shall be limited to $2,271,750.00 ($50.00 per rentable square foot of the Premises located in Building E) (the “Building E Maximum Amount”) and that Tenant shall be responsible for the cost of Building E Tenant Improvements, plus any applicable state sales or use tax, if any, to the extent that it exceeds the Building E Maximum Amount. Landlord shall enter into a direct contract for the Building E Tenant Improvements with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Building E Tenant Improvements.

2.

Tenant shall be solely responsible for the timely preparation and submission to Landlord of the final architectural, electrical and mechanical construction drawings, plans and specifications (called “Plans”) necessary to construct the Building F Tenant Improvements, which Plans shall be subject to approval by Landlord and Landlord’s architect and engineers and shall comply with their requirements to avoid aesthetic or other conflicts with the design and function of the balance of the Building. Tenant shall be responsible for all elements of the design of the Plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of the Plans shall in no event relieve Tenant of the responsibility for such design. If requested by Tenant, Landlord’s architect will prepare the Plans necessary for such construction at Tenant’s cost. Whether or not the layout and Plans are prepared with the help (in whole or in part) of Landlord’s architect, Tenant

D-1-1

agrees to remain solely responsible for the timely preparation and submission of the Plans and for all elements of the design of such Plans and for all costs related thereto. Tenant has assured itself by direct communication with the architect and engineers (Landlord’s or its own, as the case may be) that the final approved Plans can be delivered to Landlord on or November 21, 2011 (the “Plans Due Date”), provided that Tenant promptly furnishes complete information concerning its requirements to said architect and engineers as and when requested by them. Tenant covenants and agrees to cause said final, approved Plans to be delivered to Landlord on or before said Plans Due Date and to devote such time as may be necessary in consultation with said architect and engineers to enable them to complete and submit the Plans within the required time limit. Time is of the essence in respect of preparation and submission of Plans by Tenant. If the Plans are not fully completed and approved by the Plans Due Date, Tenant shall he responsible for one day of Tenant Delay (as defined in the Lease to which this Work Letter is attached) for each day during the period beginning on the day following the Plans Due Date and ending on the date completed Plans are approved. (The word “architect” as used in this Exhibit D-1 shall include an interior designer or space planner.)

3.	If Landlord’s estimate and/or the actual cost of the Building E Tenant Improvements shall exceed the Building E Maximum Amount, Landlord, prior to commencing any construction of Building E Tenant Improvements, shall submit to Tenant a written estimate setting forth the anticipated cost of the Building E Tenant Improvements, including but not limited to labor and materials, contractor’s fees and permit fees. Within three (3) Business Days thereafter, Tenant shall either notify Landlord in writing of its approval of the cost estimate, or specify its objections thereto and any desired changes to the proposed Building E Tenant Improvements. If Tenant notifies Landlord of such objections and desired changes, Tenant shall work with Landlord to reach a mutually acceptable alternative cost estimate.

4.	If the estimated cost of construction shall exceed the Building E Maximum Amount (such amounts exceeding the Building E Maximum Amount being herein referred to as the “Excess Costs”), Tenant shall pay to Landlord such Excess Costs, plus any applicable state sales or use tax thereon, within thirty (30) days of Landlord’s demand (which demand shall be made no earlier than the date that Landlord enters into the construction contract with the general contractor); provided, however, that if the actual cost of construction is less than the estimated cost, Landlord shall refund such overage to Tenant within thirty (30) days following completion of the Building E Tenant Improvements. In addition, if during the construction process, there are additional costs of the Building E Tenant Improvements that were not included in the initial cost estimate, the parties shall comply with the process set forth in Section 3 above, and Tenant shall pay such additional Excess Costs to Landlord within thirty (30) days of Landlord’s demand. The amounts payable by Tenant hereunder constitute rent payable pursuant to the Lease, and the failure to timely pay same constitutes an event of default under the Lease.

5.

If Tenant shall request any change, addition or alteration in any of the Plans after approval by Landlord, Landlord shall have such revisions to the drawings prepared, and Tenant shall reimburse Landlord for the cost thereof, plus any applicable state sales or use tax thereon, within ten (10) days following written demand to the extent that the cost

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of performing such revisions cause the cost of Building E Tenant Improvements to exceed the Building E Maximum Amount. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost, if any, which will be chargeable to Tenant by reason of such change, addition or deletion. Tenant, within one business day, shall notify Landlord in writing whether it desires to proceed with such change, addition or deletion. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested change, addition or alteration, or Landlord may elect to discontinue work on the Premises until it receives notice of Tenant’s decision, in which event Tenant shall be responsible for any Tenant Delay in completion of the Premises resulting therefrom. If such revisions result in a higher estimate of the cost of construction and/or higher actual construction costs which exceed the Building E Maximum Amount, such increased estimate or costs shall be deemed Excess Costs pursuant to Section 4 hereof and Tenant shall pay such Excess Costs, plus any applicable state sales or use tax thereon, upon demand.

6.	Following approval of the Plans and the payment by Tenant of the required portion of the Excess Costs, if any, Landlord shall cause the Building E Tenant Improvements to be constructed substantially in accordance with the approved Plans. Landlord shall notify Tenant of substantial completion of the Building E Tenant Improvements.

7.	Any portion of the Building E Maximum Amount which exceeds the cost of the Building E Tenant Improvements or is otherwise remaining after August 15, 2012, shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto.

8.	Landlord and Tenant agree to cooperate with each other in order to enable the Building E Tenant Improvements to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business as is reasonably possible. Notwithstanding anything herein to the contrary, any delay in the completion of the Building E Tenant Improvements or inconvenience suffered by Tenant during the performance of the Building E Tenant Improvements shall not subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of rent or other sums payable under the Lease.

9.

Subject to the provisions contained herein, so long as Tenant is not in default under the Lease, Tenant shall be entitled to apply the Building E Maximum Amount (not to exceed $10.00 per rentable square foot of the Premises located in Building E) to the purchase of general office equipment, the purchase and installation of telephone and computer cabling in the Premises, the purchase and installation of furniture, cabling, voice/data infrastructure and systems (but expressly excluding any leased equipment or other leasing costs associated therewith) (collectively, the “FF&E”) to be located at all times at the Premises and for use by Tenant in the Premises. Tenant hereby acknowledges and agrees that the FF&E shall expressly exclude office supplies (including, without limitation, letterhead and business cards), facsimile machines, copy machines, and computer equipment. Landlord shall own all the FF&E until the expiration of the Lease (provided that Tenant, not Landlord, shall be responsible for all costs associated with such FF&E including, without limitation, the cost of insuring the same, all maintenance and repair

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costs and taxes), at which time the FF&E shall become the property of Tenant. Tenant shall maintain and repair the FF&E in good and working order and shall insure the FF&E to the same extent Tenant is required to insure Tenant’s Personal Property pursuant to the terms of the Lease. In the event that the Lease is terminated prior to the Termination Date, Tenant, at Landlord’s election, shall pay to Landlord the unamortized portion of the costs of the FF&E to the extent paid from the Building E Maximum Amount (no later than the Termination Date of the Lease), or the FF&E shall remain the property of Landlord and Tenant shall and, in such event, hereby does, waive all of its rights thereto.

10.	Notwithstanding the foregoing, Landlord shall be responsible for defects in the Building E Tenant Improvements of which Tenant notifies Landlord to the extent that the correction of such defects is covered under valid and enforceable warranties given Landlord by contractors or subcontractors performing the Building E Tenant Improvements. Landlord shall pursue such claims directly.

11.	This Exhibit D-1 shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

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EXHIBIT D-2

WORK LETTER

BUILDING F

This Exhibit is attached to and made a part of the Lease by and between LOCON SAN MATEO, LLC, a Delaware limited liability company (“Landlord”) and WOODMAN LABS, INC., a California corporation (“Tenant”) for space in the Buildings located at 3000E and 3000F Clearview Way, San Mateo, California.

1.	This Exhibit D-2 shall set forth the obligations of Landlord and Tenant with respect to the improvements to be performed in the Premises located in Building F for Tenant’s use. All improvements described in this Exhibit D-2 to be constructed in and upon the Premises located in Building F by Landlord are hereinafter referred to as the “Building F Tenant Improvements.” It is agreed that construction of the Building F Tenant Improvements will be completed at Landlord’s sole cost and expense (subject to the Building F Maximum Amount and further subject to the terms of Section 5 below), using Building standard methods, materials, and finishes. Notwithstanding the foregoing, Landlord and Tenant acknowledge that Plans (hereinafter defined) for the Building F Tenant Improvements have not yet been prepared and, therefore, it is impossible to determine the exact cost of the Building F Tenant Improvements at this time. Accordingly, Landlord and Tenant agree that Landlord’s obligation to pay for the cost of Building F Tenant Improvements (inclusive of the cost of preparing Plans, obtaining permits, a construction management fee equal to 5% of the total construction costs, and other related costs) shall be limited to $1,861,100.00 ($50.00 per rentable square foot of the Premises located in Building E) (the “Building F Maximum Amount”) and that Tenant shall be responsible for the cost of Building F Tenant Improvements, plus any applicable state sales or use tax, if any, to the extent that it exceeds the Building F Maximum Amount. Landlord shall enter into a direct contract for the Building F Tenant Improvements with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Building F Tenant Improvements.

2.

Tenant shall be solely responsible for the timely preparation and submission to Landlord of the final architectural, electrical and mechanical construction drawings, plans and specifications (called “Plans”) necessary to construct the Building F Tenant Improvements, which Plans shall be subject to approval by Landlord and Landlord’s architect and engineers and shall comply with their requirements to avoid aesthetic or other conflicts with the design and function of the balance of the Building. Tenant shall be responsible for all elements of the design of the Plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of the Plans shall in no event relieve Tenant of the responsibility for such design. If requested by Tenant, Landlord’s architect will prepare the Plans necessary for such construction at Tenant’s cost. Whether or not the layout and Plans are prepared with the help (in whole or in part) of Landlord’s architect, Tenant

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agrees to remain solely responsible for the timely preparation and submission of the Plans and for all elements of the design of such Plans and for all costs related thereto. Tenant has assured itself by direct communication with the architect and engineers (Landlord’s or its own, as the case may be) that the final approved Plans can be delivered to Landlord on or before May 31, 2012 (the “Plans Due Date”), provided that Tenant promptly furnishes complete information concerning its requirements to said architect and engineers as and when requested by them. Tenant covenants and agrees to cause said final, approved Plans to be delivered to Landlord on or before said Plans Due Date and to devote such time as may be necessary in consultation with said architect and engineers to enable them to complete and submit the Plans within the required time limit. Time is of the essence in respect of preparation and submission of Plans by Tenant. If the Plans are not fully completed and approved by the Plans Due Date, Tenant shall be responsible for one day of Tenant Delay (as defined in the Lease to which this Work Letter is attached) for each day during the period beginning on the day following the Plans Due Date and ending on the date completed Plans are approved. (The word “architect” as used in this Exhibit B shall include an interior designer or space planner.)

3.	If Landlord’s estimate and/or the actual cost of the Building F Tenant Improvements shall exceed the Building F Maximum Amount, Landlord, prior to commencing any construction of Building F Tenant Improvements, shall submit to Tenant a written estimate setting forth the anticipated cost of the Building F Tenant Improvements, including but not limited to labor and materials, contractor’s fees and permit fees. Within three (3) business days thereafter, Tenant shall either notify Landlord in writing of its approval of the cost estimate, or specify its objections thereto and any desired changes to the proposed Building F Tenant Improvements. If Tenant notifies Landlord of such objections and desired changes, Tenant shall work with Landlord to reach a mutually acceptable alternative cost estimate.

4.	If the estimated cost of construction shall exceed the Building F Maximum Amount (such amounts exceeding the Building F Maximum Amount being herein referred to as the “Excess Costs”), Tenant shall pay to Landlord such Excess Costs, plus any applicable state sales or use tax thereon, within thirty (30) days of Landlord’s demand (which demand shall be made no earlier than the date that Landlord enters into the construction contract with the general contractor); provided, however, that if the actual cost of construction is less than the estimated cost, Landlord shall refund such overage to Tenant within thirty (30) days following completion of the Building F Tenant Improvements. In addition, if during the construction process, there are additional costs of the Building F Tenant Improvements that were not included in the initial cost estimate, the parties shall comply with the process set forth in Section 3 above, and Tenant shall pay such additional Excess Costs to Landlord within thirty (30) days of Landlord’s demand. The amounts payable by Tenant hereunder constitute rent payable pursuant to the Lease, and the failure to timely pay same constitutes an event of default under the Lease.

5.

If Tenant shall request any change, addition or alteration in any of the Plans after approval by Landlord, Landlord shall have such revisions to the drawings prepared, and Tenant shall reimburse Landlord for the cost thereof, plus any applicable state sales or use tax thereon, within ten (10) days following written demand to the extent that the cost

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of performing such revisions cause the cost of Building F Tenant Improvements to exceed the Building F Maximum Amount. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost, if any, which will be chargeable to Tenant by reason of such change, addition or deletion. Tenant, within one business day, shall notify Landlord in writing whether it desires to proceed with such change, addition or deletion. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested change, addition or alteration, or Landlord may elect to discontinue work on the Premises until it receives notice of Tenant’s decision, in which event Tenant shall be responsible for any Tenant Delay in completion of the Premises resulting therefrom. If such revisions result in a higher estimate of the cost of construction and/or higher actual construction costs which exceed the Building F Maximum Amount, such increased estimate or costs shall be deemed Excess Costs pursuant to Section 4 hereof and Tenant shall pay such Excess Costs, plus any applicable state sales or use tax thereon, upon demand.

6.	Following approval of the Plans and the payment by Tenant of the required portion of the Excess Costs, if any, Landlord shall cause the Building F Tenant Improvements to be constructed substantially in accordance with the approved Plans. Landlord shall notify Tenant of substantial completion of the Building F Tenant Improvements.

7.	Any portion of the Building F Maximum Amount which exceeds the cost of the Building F Tenant Improvements or is otherwise remaining after August 15, 2013, shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto.

8.	Landlord and Tenant agree to cooperate with each other in order to enable the Building F Tenant Improvements to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business as is reasonably possible. Notwithstanding anything herein to the contrary, any delay in the completion of the Building F Tenant Improvements or inconvenience suffered by Tenant during the performance of the Building F Tenant Improvements shall not subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of rent or other sums payable under the Lease.

9.

Subject to the provisions contained herein, so long as Tenant is not in default under the Lease, Tenant shall be entitled to apply the Building F Maximum Amount (not to exceed $10.00 per rentable square foot of the Premises located in Building F) to the purchase of general office equipment, the purchase and installation of telephone and computer cabling in the Premises, the purchase and installation of furniture, cabling, voice/data infrastructure and systems (but expressly excluding any leased equipment or other leasing costs associated therewith) (collectively, the “FF&E”) to be located at all times at the Premises and for use by Tenant in the Premises. Tenant hereby acknowledges and agrees that the FF&E shall expressly exclude office supplies (including, without limitation, letterhead and business cards), facsimile machines, copy machines, and computer equipment. Landlord shall own all the FF&E until the expiration of the Lease (provided that Tenant, not Landlord, shall be responsible for all costs associated with such FF&E including, without limitation, the cost of insuring the same, all maintenance and repair

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costs and taxes), at which time the FF&E shall become the property of Tenant. Tenant shall maintain and repair the FF&E in good and working order and shall insure the FF&E to the same extent Tenant is required to insure Tenant’s Personal Property pursuant to the terms of the Lease. In the event that the Lease is terminated prior to the Termination Date, Tenant, at Landlord’s election, shall pay to Landlord the unamortized portion of the costs of the FF&E (no later than the Termination Date of the Lease), or the FF&E shall remain the property of Landlord and Tenant shall and, in such event, hereby does, waive all of its rights thereto.

10.	Notwithstanding the foregoing, Landlord shall be responsible for defects in the Building F Tenant Improvements of which Tenant notifies Landlord to the extent that the correction of such defects is covered under valid and enforceable warranties given Landlord by contractors or subcontractors performing the Building F Tenant Improvements. Landlord shall pursue such claims directly.

11.	This Exhibit D-2 shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

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EXHIBIT D-3

WARM SHELL SPECIFICATIONS

This Exhibit is attached to and made a part of the Lease by and between LOCON SAN MATEO, LLC, a Delaware limited liability company (“Landlord”) and WOODMAN LABS, INC., a California corporation (“Tenant”) for space in the Buildings located at 3000E and 3000F Clearview Way, San Mateo, California.

Landlord, at Landlord’s sole cost and expense, shall deliver the Buildings consistent with the following warm shell specifications. All work to be completed in excess of the below specifications will be deemed Tenant Improvements. If there are defects in any of the following work as of the date possession of the applicable portion of the Premises is delivered to Tenant and Tenant provides Landlord with notice of the same within ninety (90) days following the date Landlord delivers possession of the Premises to Tenant, Landlord shall be responsible for repairing or restoring the same. Notwithstanding the foregoing, Landlord shall be responsible for defects in the warn shell specifications of which Tenant notifies Landlord to the extent that the correction of such defects is covered under valid and enforceable warranties given Landlord by contractors or subcontractors performing the warn shell specifications. Landlord shall pursue such claims directly.

A)	Water-tight shell.

B)	Ground floor lobby with finishes consistent with Landlord’s specifications.

C)	Complete, operational elevator system and finished elevator cabs per Landlord’s specifications.

D)	Base building exit stairs, including painted walls, hand rails, and appropriate lighting and signage as required by applicable code, in effect and as enforced as of the date of performance of the work.

E)	Base building mechanical system distributed via stub-outs to each Floor: The air conditioning system consists of cooling towers, chillers, and pumps and a penthouse mounted built-up or package system. The heating system will be supported with a penthouse mounted hot water boiler with vertical hot water loop valved to each floor. The mechanical systems will be controlled via a web based, Direct Digital Controls (DDC) system.

F)	Base building telephone room at the ground floor main point of entry (MPOE) with riser capacity to connect to telephone closets on each floor.

G)	Base building restrooms, including fixture counts required by applicable code, in effect and as enforced as of the date of performance of the work, (for typical office layout and occupancy), and finishes consistent with Landlord’s specifications.

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H)	Base building electrical power system (4801277V) with standard vertical power distribution to floor distribution panels in electrical closets on each floor.

I)	Base building fire sprinklers required by applicable code, in effect and as enforced as of the date of performance of the work.

J)	Base building fire/life-safety system, including all devices required by by applicable code, in effect and as enforced as of the date of performance of the work, for the base building shell.

K)	Surface parking and required signage, as determined by Landlord.

L)	Site landscaping and lighting, as determined by Landlord.

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EXHIBIT E

EXPENSES AND TAXES

This Exhibit is attached to and made a part of the Lease by and between LOCON SAN MATEO, LLC, a Delaware limited liability company (“Landlord”) and WOODMAN LABS, INC., a California corporation (“Tenant”) for space in the Buildings located at 3000E and 3000F Clearview Way, San Mateo, California

A. Landlord shall provide Tenant with a good faith estimate of the total amount of Expenses and Taxes for each calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Share of Landlord’s estimate of the total amount of Expenses and Taxes, which initial monthly sum is defined in Section I.D. above as the “Tenant’s Monthly Expense and Tax Payment”. If Landlord determines that its good faith estimate was incorrect by a material amount, Landlord may provide Tenant with a revised estimate. After its receipt of the revised estimate, Tenant’s Monthly Expense and Tax Payment shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the total amount of Expenses and Taxes by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the previous year’s estimate. Tenant shall pay Landlord the amount of any underpayment within 30 days after receipt of the new estimate. Any overpayment shall be refunded to Tenant within 30 days or credited against the next due future installment(s) of Additional Rent.

As soon as is practical following the end of each calendar year, Landlord shall furnish Tenant with a statement of the actual amount of Expenses and Taxes for the prior calendar year and Tenant’s Share of the actual amount of Expenses and Taxes for the prior calendar year. If the estimated amount of Expenses and Taxes for the prior calendar year is more than the actual amount of Expenses and Taxes for the prior calendar year, Landlord shall apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If the estimated amount of Expenses and Taxes for the prior calendar year is less than the actual amount of Expenses and Taxes for such prior year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Expenses and Taxes, any underpayment for the prior calendar year.

B. Expenses Defined. “Expenses” means the sum of (i) all direct and indirect costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the Buildings and the Property (including any costs and expenses in connection with operating, maintaining, repairing and managing the Exterior Common Areas located on the Property to the extent such costs and expenses are not deemed to be costs and expenses of the Project as a whole), and (ii) the Buildings’, the Property’s and the Landlord’s allocable portion of (a) all direct and indirect costs of operating, maintaining, repairing and managing the Project (including any costs and expenses in connection with operating, maintaining, repairing and managing the Exterior Common Areas located on the Project to the extent such costs and expenses are not specifically allocated to and payable by individual buildings within the Project), (b) all costs, fees or other amounts payable to any association established for the benefit of the Project and/or other properties, if any (but only to the extent of the Project’s pro rata share of such costs), and (c) all fees payable to the company or association, if applicable, managing the parking areas within the Project, including, but not limited to:

1. Labor costs, including, wages, salaries, social security and employment taxes, medical and other types of insurance, uniforms, training, and retirement and pension plans.

2. Management fees, the cost of equipping and maintaining a management office, accounting and bookkeeping services, legal fees not attributable to leasing or collection activity, and other administrative costs. Landlord, by itself or through an affiliate, shall have the right to directly perform or provide any services under this Lease (including management services), provided that the cost of any such services shall not exceed the cost that would have been incurred had Landlord entered into an arms- length contract for such services with an unaffiliated entity of comparable skill and experience.

3. The cost of services, including amounts paid to service providers and the rental and purchase cost of parts, supplies, tools and equipment.

4. Premiums and deductibles paid by Landlord for insurance, including workers compensation, fire and extended coverage, earthquake, general liability, rental loss, elevator, boiler and other insurance customarily carried from time to time by owners of comparable office buildings; provided, however, that if Tenant’s Share of any deductible is in excess of $100,000.00 (such excess amount referred to herein as the “Excess Deductible Share”), such Excess Deductible Share shall be amortized in the same manner as capital improvements (as described in item #6 below).

5. Electrical Costs (defined below) and charges for water, gas, steam and sewer, but excluding those charges for which Landlord is reimbursed by tenants. “Electrical Costs” means: (a) charges paid by Landlord for electricity; (b) costs incurred in connection with an energy management program for the Building, the Property or the Project; and (c) if and to the extent permitted by Law, a fee for the services provided by Landlord in connection with the selection of utility companies and the negotiation and administration of contracts for electricity, provided that such fee shall not exceed 50% of any savings obtained by Landlord. Electrical Costs shall be adjusted as follows: (i) amounts received by Landlord as reimbursement for above standard electrical consumption shall be deducted from Electrical Costs; (ii) the cost of electricity incurred to provide overtime HVAC to specific tenants (as reasonably estimated by Landlord) shall be deducted from Electrical Costs; and (iii) if Tenant is billed directly for the cost of building standard electricity to the Premises as a separate charge in addition to Base Rent, the cost of electricity to individual tenant spaces in the Building shall be deducted from Electrical Costs.

6. The amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) made to the Building, Property or Project which are: (a) performed primarily to reduce operating expense costs or otherwise improve the operating efficiency of the Building, Property or Project; or (b) required to comply with any Laws that are enacted, or first interpreted to apply to the Building, Property or Project, after the date of this Lease. The cost of capital improvements shall be amortized by Landlord over 7 years. The amortized cost of capital improvements may, at Landlord’s option, include actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement

7. Any fees, costs and expenses relating to operating, managing, repairing and maintaining the parking facilities servicing the Building, Property, or Project, and any fitness center(s), conference center(s), concierge services, or other amenities (if any) in the Project.

If Landlord incurs Expenses for any Building, the Property or the Project together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned among the Building, the Property and the Project and the other buildings or properties. Expenses shall not include: the cost of capital improvements (except as set forth above); depreciation; interest (except as provided above for the amortization of capital improvements); principal payments of mortgage and other non-operating debts of Landlord; the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; costs in connection with leasing space in the Building, including brokerage commissions; lease concessions, including rental abatements and construction allowances, granted to specific tenants; costs incurred in connection with the sale, financing or refinancing of the Building; fines, interest and penalties incurred due to the late payment of Taxes (defined in Section 4.D) or Expenses; organizational expenses associated with the creation and operation of the entity which constitutes Landlord; the cost of investigation or remediation (including removal) of hazardous materials (except to the extent of any removal, cleaning, abatement or remediation that is related to the general repair and maintenance of the Building) unless present due to the acts of Tenant or Tenant’s contractors or representatives; or any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Project under their respective leases. If the Building is not at least 95% occupied during any calendar year or if Landlord is not supplying services to at least 95% of the total rentable square footage of the Building at any time during a calendar year, Expenses shall, at Landlord’s option, be determined as if the Building had been 95% occupied and Landlord had been supplying services to 95% of the rentable square footage of the Building during that calendar year. The extrapolation of Expenses under this Section shall be performed by appropriately adjusting the cost of those components of Expenses that are impacted by changes in the occupancy of the Building.

C. Taxes Defined. “Taxes” shall mean: (1) all real estate taxes and other assessments on the Building and/or Property, and the Building’s and Property’s share of such taxes relating to the Project, including, but not limited to, assessments for special improvement districts and building improvement districts, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Building’s and Property’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Building, Property and/or Project; (2) all personal property taxes for property that is owned by Landlord to the extent used in connection with the operation, maintenance and repair of the Building, Property or the Project; and (3) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (1) and (2), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Without limitation, Taxes shall not include any income, capital levy, franchise, capital stock, gift, estate or inheritance tax. If an assessment may be paid in installments, Taxes for the year shall include the amount of the installment and any interest due and payable if Landlord elects to pay in installments or the amount Landlord would have paid if it elected to pay it in installments during that year. For all other real estate taxes, Taxes for that year shall, at Landlord’s election, include either the amount accrued, assessed or otherwise imposed for the year or the amount due and payable for that year, provided that Landlord’s election shall be applied consistently throughout the Term. If a change in Taxes is obtained for any year of the Term, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment.

D. Audit Rights. Tenant may, within 90 days after receiving Landlord’s statement of Expenses, give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Expenses for that calendar year. Within a reasonable time after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. If any records are maintained at a location other than the office of the Building, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. If Tenant retains an agent to review Landlord’s records, the agent must be with a licensed CPA firm. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit. However, notwithstanding the foregoing, if Landlord and Tenant determine that Expenses for the Building for the year in question were less than stated by more than 5%, Landlord, within thirty (30) days after its receipt of paid invoices therefor from Tenant, and in addition to reimbursing Tenant for any overpayment, shall reimburse Tenant for the reasonable amounts paid by Tenant to third parties in connection with such review by Tenant (not to exceed $5,000.00). Within 60 days after the records arc made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Expenses for that year. If Tenant fails to give Landlord an Objection Notice within the 60 day period or fails to provide Landlord with a Review Notice within the 90 day period described above, Tenant shall be deemed to have approved Landlord’s statement of Expenses and shall be barred from raising any claims regarding the Expenses for that year. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice. If Landlord and Tenant determine that Expenses for the calendar year are less than reported, Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant. Likewise, if Landlord and Tenant determine that Expenses for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within 30 days. The records obtained by Tenant shall be treated as confidential. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Expenses unless Tenant has paid and continues to pay all Rent when due.

EXHIBIT F

PARKING AGREEMENT

This Exhibit (the “Parking Agreement”) is attached to and made a part of the Lease by and between LOCON SAN MATEO, LLC, a Delaware limited liability company (“Landlord”) and WOODMAN LABS, INC., a California corporation (“Tenant”) for space in the Buildings located at 3000E and 3000F Clearview Way, San Mateo, California.

1.	The capitalized terms used in this Parking Agreement shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Parking Agreement. In the event of any conflict between the Lease and this Parking Agreement, the latter shall control.

2.	Landlord hereby grants to Tenant and persons designated by Tenant a license to use non-reserved parking spaces at a ratio of 3 spaces per 1,000 square feet (totaling 248 non-reserved parking spaces once all Commencement Dates have occurred) and 0 reserved parking spaces in the parking facility servicing the Building (“Parking Facility”). The term of such license shall commence on the Commencement Date under the Lease and shall continue until the earlier to occur of the Termination Date under the Lease, the sooner termination of the Lease, or Tenant’s abandonment of the Premises thereunder. During the term of this license, Tenant shall pay Landlord the prevailing monthly charges established from time to time for parking in the Parking Facility, payable in advance, with Tenant’s payment of monthly Base Rent. The initial charge for such parking spaces is $0.00 per non-reserved parking pass, per month, and $N/A per reserved parking pass, per month. No deductions from the monthly charge shall be made for days on which the Parking Facility is not used by Tenant. Tenant may, from time to time request additional parking spaces, and if Landlord shall provide the same, such parking spaces shall be provided and used on a month-to-month basis, and otherwise on the foregoing terms and provisions, and at such prevailing monthly parking charges as shall be established from time to time.

3.	Tenant shall at all times comply with all applicable ordinances, rules, regulations, codes, laws, statutes and requirements of all federal, state, county and municipal governmental bodies or their subdivisions respecting the use of the Parking Facility. Landlord reserves the right to adopt, modify and enforce reasonable rules (“Rules”) governing the use of the Parking Facility from time to time including any key-card, sticker or other identification or entrance system and hours of operation. The Rules set forth herein are currently in effect. Landlord may refuse to permit any person who violates such Rules to park in the Parking Facility, and any violation of the Rules shall subject the car to removal from the Parking Facility.

4.

Unless specified to the contrary above, the parking spaces hereunder shall be provided on a non-designated “first-come, first-served” basis. Tenant acknowledges that Landlord has no liability for claims arising through acts or omissions of any independent operator of the Parking Facility. Landlord shall have no liability whatsoever for any damage to items located in the Parking Facility, nor for any personal injuries or death arising out of any matter relating to the Parking Facility, and in all events, Tenant agrees to look first to its insurance carrier and to require that Tenant’s employees look first to their respective insurance carriers for payment of any losses sustained in connection with any use of the Parking Facility. Tenant hereby waives on behalf of its insurance carriers all rights of subrogation against Landlord or Landlord’s agents. Landlord reserves the right to assign specific parking spaces, and to reserve parking spaces for visitors, small cars, handicapped persons and for other tenants, guests of tenants or other parties, which assignment and reservation or spaces may be relocated as determined by Landlord from time to time, and Tenant and persons designated by Tenant hereunder shall not park in any location designated for such assigned or reserved parking spaces. Tenant acknowledges that the Parking Facility may be closed entirely or in part in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the Parking Facility, or if required by casualty, strike, condemnation, act of God, governmental law or requirement or other reason beyond the operator’s reasonable control. In such event, Landlord shall refund any prepaid parking fee hereunder, prorated on a per diem basis.

5.	If Tenant shall default under this Parking Agreement, the operator shall have the right to remove from the Parking Facility any vehicles hereunder which shall have been involved or shall have been owned or driven by parties involved in causing such default, without liability therefor whatsoever. In addition, if Tenant shall default under this Parking Agreement, Landlord shall have the right to cancel this Parking Agreement on 10 days’ written notice, unless within such 10 day period, Tenant cures such default. If Tenant defaults with respect to the same term or condition under this Parking Agreement more than 3 times during any 12 month period, and Landlord notifies Tenant thereof promptly after each such default, the next default of such term or condition during the succeeding 12 month period, shall, at Landlord’s election, constitute an incurable default. Such cancellation right shall be cumulative and in addition to any other rights or remedies available to Landlord at law or equity, or provided under the Lease (all of which rights and remedies under the Lease are hereby incorporated herein, as though fully set forth). Any default by Tenant under the Lease shall be a default under this Parking Agreement, and any default under this Parking Agreement shall be a default under the Lease.

RULES

(i)	Landlord reserves the right to establish and change Parking Facility hours from time to time, although, as of the date of this Lease, Tenant shall have access to the Parking Facility on a 24-hour basis, 7 days a week, subject to the other terms of this Parking Agreement. Tenant shall not store or permit its employees to store any automobiles in the Parking Facility without the prior written consent of the operator. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Parking Facility, or on the Property. If it is necessary for Tenant or its employees to leave an automobile in the Parking Facility overnight, Tenant shall provide the operator with prior notice thereof designating the license plate number and model of such automobile.

(ii)	Cars must be parked entirely within the stall lines painted on the floor, and only small cars may be parked in areas reserved for small cars.

(iii)	All directional signs and arrows must be observed.

(iv)	The speed limit shall be 5 miles per hour.

(v)	Parking spaces reserved for handicapped persons must be used only by vehicles properly designated.

(vi)	Parking is prohibited in all areas not expressly designated for parking, including without limitation:

(a)	Areas not striped for parking
(b)	aisles
(c)	where “no parking” signs are posted
(d)	ramps
(e)	loading zones

(vii)	Parking stickers, key cards or any other devices or forms of identification or entry supplied by the operator shall remain the property of the operator. Such device must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Parking passes and devices are not transferable and any pass or device in the possession of an unauthorized holder will be void.

(viii)	Monthly fees shall be payable in advance prior to the first day of each month. Failure to do so will automatically cancel parking privileges and a charge at the prevailing daily parking rate will be due. No deductions or allowances from the monthly rate will be made for days on which the Parking Facility is not used by Tenant or its designees.

(ix)	Parking Facility managers or attendants are not authorized to make or allow any exceptions to these Rules.

(x)	Every parker is required to park and lock his/her own car.

(xi)	Loss or theft of parking pass, identification, key cards or other such devices must be reported to Landlord and to the Parking Facility manager immediately. Any parking devices reported lost or stolen found on any authorized car will be confiscated and the illegal holder will be subject to prosecution. Lost or stolen passes and devices found by Tenant or its employees must be reported to the office of the Parking Facility immediately.

(xii)	Washing, waxing, cleaning or servicing of any vehicle by the customer and/or his agents is prohibited. Parking spaces may be used only for parking automobiles.

(xiii)	Tenant agrees to acquaint all persons to whom Tenant assigns a parking space with these Rules.

6.	TENANT ACKNOWLEDGES AND AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, LANDLORD SHALL NOT BE RESPONSIBLE FOR ANY LOSS OR DAMAGE TO TENANT OR TENANT’S PROPERTY (INCLUDING, WITHOUT LIMITATIONS, ANY LOSS OR DAMAGE TO TENANT’S AUTOMOBILE OR THE CONTENTS THEREOF DUE TO THEFT, VANDALISM OR ACCIDENT) ARISING FROM OR RELATED TO TENANTS USE OF THE PARKING FACILITY OR EXERCISE OF ANY RIGHTS UNDER THIS PARKING AGREEMENT, WHETHER OR NOT SUCH LOSS OR DAMAGE RESULTS FROM LANDLORD’S ACTIVE NEGLIGENCE OR NEGLIGENT OMISSION. THE LIMITATION ON LANDLORD’S LIABILITY UNDER THE PRECEDING SENTENCE SHALL NOT APPLY HOWEVER TO LOSS OR DAMAGE ARISING DIRECTLY FROM LANDLORD’S WILLFUL MISCONDUCT.

7.	Without limiting the provisions of Paragraph 6 above, Tenant hereby voluntarily releases, discharges, waives and relinquishes any and all actions or causes of action for personal injury or property damage occurring to Tenant arising as a result of parking in the Parking Facility, or any activities incidental thereto, wherever or however the same may occur, and further agrees that Tenant will not prosecute any claim for personal injury or property damage against Landlord or any of its officers, agents, servants or employees for any said causes of action. It is the intention of Tenant by this instrument, to exempt and relieve Landlord from liability for personal injury or property damage caused by negligence.

8.	The provisions of Article XXI of the Lease are hereby incorporated by reference as if fully recited.

Tenant acknowledges that Tenant has read the provisions of this Parking Agreement, has been fully and completely advised of the potential dangers incidental to parking in the Parking Facility and is fully aware of the legal consequences of agreeing to this instrument.

EXHIBIT G

FORM OF LETTER OF CREDIT

This Exhibit is attached to and made a part of the Lease by and between LOCON SAN MATEO, LLC, a Delaware limited liability company (“Landlord”) and WOODMAN LABS, INC., a California corporation (“Tenant”) for space in the Buildings located at 3000E and 3000F Clearview Way, San Mateo, California.

FORM OF LETTER OF CREDIT

[Name of Financial Institution]

Irrevocable Standby
Letter of Credit
No.

Issuance Date:

Expiration Date:

Applicant:

Beneficiary

[Insert Name of Landlord]
[Insert Building management office address]

With copies of all notices to Beneficiary

Also delivered to:

[TO BE PROVIDED]

Ladies/Gentlemen:

We hereby establish our Irrevocable Standby Letter of Credit in your favor for the account of the above referenced Applicant in the amount of                     U.S. Dollars ($            ) available for payment at sight by your draft drawn on us when accompanied by the following documents:

1.	An original copy of this Irrevocable Standby Letter of Credit.

2.	Beneficiary’s dated statement purportedly signed by an authorized signature or agent reading: “This draw in the amount of U.S. Dollars ($ ) under your Irrevocable Standby Letter of Credit No. represents funds due and owing to us pursuant to the terms of that certain lease by and between , as landlord, and , as tenant, and/or any amendment to the lease or any other agreement between such parties related to the lease.”

It is a condition of this Irrevocable Standby Letter of Credit that it will be considered automatically renewed for a one year period upon the expiration date set forth above and upon each anniversary of such date, unless at least 90 days prior to such expiration date or applicable anniversary thereof, we notify you in writing, by certified mail return receipt requested or by recognized overnight courier service, that we elect not to so renew this Irrevocable Standby Letter of Credit. In addition to the foregoing, we understand and agree that you shall be entitled to draw upon this Irrevocable Standby Letter of Credit by complying with items 1 and 2 above in the event that we elect not to renew this Irrevocable Standby Letter of Credit and, in addition, you provide us with a dated statement purportedly signed by an authorized signatory or agent of Beneficiary stating that the Applicant has failed to provide you with an acceptable substitute irrevocable standby letter of credit in accordance with the terms of the above referenced lease. We further acknowledge and agree that: (a) upon receipt of the documentation required herein, we will honor your draws against this Irrevocable Standby Letter of Credit without inquiry into the accuracy of Beneficiary’s signed statement and regardless of whether Applicant disputes the content of such statement and without signatory confirmation by your current lender or banker; (b) this Irrevocable Standby Letter of Credit shall permit partial draws and, in the event you elect to draw upon less than the full stated amount hereof; the stated amount of this Irrevocable Standby Letter of Credit shall be automatically reduced by the amount of such partial draw; and (c) you shall be entitled to transfer your interest in this Irrevocable Standby Letter of Credit from time to time and more than one time without our approval and without charge by competing and delivering to us our Form of Transfer attached hereto as Exhibit A. In the event of a transfer, we reserve the right to require reasonable evidence of such transfer as a condition to any draw hereunder. Any fees or charges that arise or accrue hereunder are for the account of Applicant and shall in no event be a condition to our honoring of your draw request.

Payment against presentations hereunder prior to 10:00 a.m. California time, on a business day shall be made by bank during normal business hours of the bank’s office on the next succeeding business day. Payment against presentations hereunder after 10:00 a.m. California time, on a business day shall be made by bank during normal business hours of the bank’s office on the second succeeding business day. For purposes hereof, business days shall mean calendar days other than weekends and legally recognized bank holidays.

All drafts must be marked “drawn under                     Standby Letter of Credit number             .”

This Irrevocable Standby Letter of Credit is subject to the terms and conditions of the International Standby Practices (ISP 98).

We hereby engage with you to honor drafts and documents drawn under and in compliance with the terms of this Irrevocable Standby Letter of Credit.

This Irrevocable Standby Letter of Credit sets forth in full the terms of our undertaking which shall not in any way be modified, amended, amplified, or limited by reference to any document, instrument, or agreement, whether or not referred to herein.

All communications to us with respect to this Irrevocable Standby Letter of Credit must be addressed to our office located at                      to the attention of                     .

Very truly yours,

[name]
[title]

EXHIBIT A TO LETTER OF CREDIT NO.

FORM OF TRANSFER

[Name and Address of Issuing Bank]

Ladies and Gentlemen:

We refer to your enclosed Irrevocable Letter of Credit No.          (the “Letter of Credit”) in the available amount of US $            .

We hereby assign all of our right, title and interest as beneficiary under the Letter of Credit to              (“Transferee”), whose address is             .

Upon your acknowledgment of this transfer of the Letter of Credit and receipt by us of your acknowledgment and the acknowledgment by the Transferee of this transfer notice, the Letter of Credit shall be deemed to have been transferred to the Transferee.

(Name of Beneficiary)

By:
Its:	Authorized Representative
Date:

Agreed and Accepted:

(Name of Issuer)

By:
Its:	Authorized Representative
Date:

Acknowledged:

(Name of Transferee)

By:
Its:	Authorized Representative
Date:

FIRST AMENDMENT TO OFFICE LEASE AGREEMENT

THIS FIRST AMENDMENT TO OFFICE LEASE AGREEMENT (the “Amendment”) is made and entered into as of August 29, 2012, by and between LOCON SAN MATEO, LLC, a Delaware limited liability company (“Landlord”), and WOODMAN LABS, INC., a California corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain Office Lease Agreement, dated November 1, 2011 (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing 45,435 rentable square feet comprising the entire building located at 3000E Clearview Way, San Mateo, California (“Building E”) and 37,222 rentable square feet comprising the entire building located at 3000F Clearview Way, San Mateo, California (“Building F”) (collectively, the “Original Premises”).

B. Tenant has requested that additional space containing approximately 9,483 rentable square feet comprised of (i) 1,696 rentable square feet known as the marketing suite (the “Marketing Suite”) on the first floor of the building commonly known as Building A located at 3155 Clearview Way, San Mateo, California (“Building A”) and (ii) 7,787 rentable square feet known as the shell space (the “Shell Space”) on the first floor of Building A, each as shown on Exhibit A hereto (collectively, the “Temporary Space”) be added to the Original Premises on a temporary basis and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

C. Landlord and Tenant are currently negotiating the terms of a letter of intent for Tenant’s lease from Landlord approximately 16,674 rentable square feet located on the second floor of Building A (the “Expansion Space”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Temporary Expansion and Effective Date.

1.1 For the period commencing on September 1, 2012 (the “Temporary Space Effective Date”) and ending on the Temporary Space Termination Date (as defined below), the Premises, as defined in the Lease, is temporarily increased from 85,657 rentable square feet located in Building E and Building F by the addition of the Temporary Space, and during the Temporary Space Term (as defined below), the Original Premises and the Temporary Space, collectively, shall be deemed the Premises, as defined in the Lease and as used herein, and the “Building”, as defined in the Lease, shall be deemed to mean, collectively, Building E, Building F and Building A.

1.2 The Term for the Temporary Space (the “Temporary Space Term”) shall commence on the Temporary Space Effective Date and end on September 30, 2012, unless sooner terminated pursuant to the terms of the Lease (the “Temporary Space Termination

Date”), provided that the Temporary Space Term shall automatically renew for consecutive periods of one (1) month each until terminated by either party with at least thirty (30) days’ advance written notice of termination delivered to the other party. The Temporary Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatement, building signage or financial concession granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Temporary Space.

2. Base Rent. In addition to Tenant’s obligation to pay Base Rent for the Original Premises, during the Temporary Space Term, Tenant shall pay Landlord the sum of $11,603.00 per month as Base Rent for the Temporary Space, plus applicable state sales and use taxes, with each such installment payable on or before the first day of each month during the period beginning on the Temporary Space Effective Date and ending on the Temporary Space Termination Date, prorated for any partial month within the Temporary Space Term. All such Base Rent, plus applicable state sales and use taxes, shall be payable by Tenant in accordance with the terms of the Lease. Notwithstanding anything to the contrary in this Section 2, Tenant shall be entitled to an abatement of Base Rent with respect to the Premises in the monthly amount of $11,603.00 per month for the Temporary Space Term (collectively, the “Abated Base Rent”). However, if Landlord desires to lease the Expansion Space to Tenant and Landlord and Tenant have not entered into a lease amendment for the Expansion Space on or before August 31, 2012, then all Abated Base Rent shall immediately become due and payable, and notwithstanding anything in Section 1 above to the contrary, the Temporary Space Termination Date shall be September 30, 2012. If Landlord elects not to lease the Expansion Space to Tenant, Tenant may continue to lease the Temporary Space on a month to month basis, but shall no longer be entitled to the Abated Base Rent, and Tenant shall pay Base Rent for the Temporary Space, effective immediately upon Landlord’s notice to Tenant. Only Base Rent shall be abated pursuant to this Section, as more particularly described herein, and Tenant’s Share of Expenses and Taxes and all other rent and other costs and charges specified in the Lease, as amended hereby, shall remain as due and payable pursuant to the provisions of the Lease, as amended hereby.

3. Additional Security Deposit. No additional Security Deposit shall be required in connection with this Amendment.

4. Tenant’s Share. For the period commencing with the Temporary Space Effective Date and ending on the Temporary Space Termination Date, Tenant shall pay Tenant’s Share of Expenses and Taxes for the Temporary Space in the same manner that Tenant pays Tenant’s Share of Expenses and Taxes for the Original Premises as provided in Article 4 and Exhibit E of the Lease. During such period, Tenant’s Share of the Building for the Temporary Space is 19.11% and Tenant’s Share of the Project for the Temporary Space is 3.55%.

5. Improvements to Temporary Space.

5.1 Condition of Temporary Space. Tenant has inspected the Temporary Space and agrees to accept the same “as-is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements. Tenant shall vacate the Temporary Space on or prior to the Temporary Space Termination Date and deliver up the Temporary Space to Landlord in as good condition as the Temporary Space was delivered to Tenant, ordinary wear and tear excepted.

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5.2 Responsibility for Improvements to Temporary Space. Tenant may perform improvements to the Temporary Space in accordance with the terms of Exhibit B attached hereto. Notwithstanding anything in the Lease to the contrary, Landlord hereby reserves its right to require Tenant to remove the Temporary Space Alterations at the expiration or earlier termination of the Temporary Space Term and repair damage resulting therefrom.

6. Early Access to Temporary Space. During any period that Tenant shall be permitted to enter the Temporary Space prior to the Temporary Space Effective Date (e.g., to perform alterations or improvements, if any), Tenant shall comply with all terms and provisions of the Lease, except those provisions requiring payment of Monthly Installment of Rent or Tenant’s Proportionate Share of Expenses and Taxes as to the Temporary Space. If Tenant takes possession of the Temporary Space prior to the Temporary Space Effective Date for any reason whatsoever (other than the performance of work in the Temporary Space with Landlord’s prior approval), such possession shall be subject to all the terms and conditions of the Lease and this Amendment, and Tenant shall pay Monthly Installment of Rent and Tenant’s Proportionate Share of Expenses and Taxes as applicable to the Temporary Space to Landlord on a per diem basis for each day of occupancy prior to the Temporary Space Effective Date.

7. No Extension or Expansion Options. The parties hereto acknowledge and agree that any option or other rights contained in the Lease which entitle Tenant to extend the term of the Lease or expand the Premises shall apply only to the Original Premises and shall not be applicable to the Temporary Space in any manner.

8. Holdover. If Tenant should holdover in the Temporary Space after expiration or earlier termination of the Temporary Space Term, any remedies available to Landlord as a consequence of such holdover contained in Article 25 of the Lease or otherwise shall be applicable, but only with respect to the Temporary Space and shall not be deemed applicable to the Original Premises unless and until Tenant holds over in the Original Premises after expiration or earlier termination of the Term.

9. Services.

9.1 Notwithstanding anything in Sections 7.A. and B. of the Lease to the contrary, Landlord shall furnish the following services to the Temporary Space (and Tenant shall not have the right to separately contract for such services with the applicable utility): (i) water service for use in the lavatories on the floor on which the Temporary Space is located, (ii) janitorial service on Business Days, and (iii) electricity to the Temporary Space for general office use, in accordance with and subject to the terms and conditions of Article 10 of the Lease (as amended by Section 9.2 below with respect to the Temporary Space only). In addition, notwithstanding anything in Section 7.A. of the Lease to the contrary, upon advance notice as is reasonably required by Landlord, Tenant may elect to receive HVAC service during hours other than Normal Business Hours, and Tenant shall pay Landlord the standard charge for such additional service as reasonably determined by Landlord from time to time. Such charge shall be payable as Additional Rent upon ten (10) days’ written notice from Landlord.

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9.2 Notwithstanding anything in Section 10.A. of the Lease to the contrary, electricity used by Tenant in the Temporary Space shall be paid for by Tenant through inclusion in Expenses (except as provided in Section 10.B of the Lease with respect to excess usage).

10. Miscellaneous.

10.1 This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

10.2 Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

10.3 Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

10.4 Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord and the Landlord Parties harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment.

10.5 Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701¬06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an event of default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.

10.6 Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees

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or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damage.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:		TENANT:

LOCON SAN MATEO, LLC,		WOODMAN LABS, INC.,
a Delaware limited liability company		a California corporation

By:	/s/ Hanns Lee	By:	/s/ Kurt Amundson
Name:	Hanns Lee	Name:	Kurt Amundson
Title:	Senior Vice President	Title:	CFO
Dated:	August 29, 2012	Date:	August 27, 2012

By:
Name:
Title:
Dated:

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EXHIBIT A

OUTLINE AND LOCATION OF TEMPORARY SPACE

attached to and made a part of the Amendment dated as of August 29, 2012, between LOCON SAN MATEO, LLC, a Delaware limited liability company, as Landlord and WOODMAN LABS, INC., a California corporation, as Tenant

Exhibit A is intended only to show the general layout of the Temporary Space as of the beginning of the Temporary Space Effective Date. It does not in any way supersede any of Landlord’s rights set forth in the Lease with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.

A-1

EXHIBIT B - TEMPORARY SPACE ALTERATIONS

attached to and made a part of the Amendment dated as of August 29, 2012, between LOCON SAN MATEO, LLC, a Delaware limited liability company, as Landlord and WOODMAN LABS, INC., a California corporation, as Tenant

1.	Tenant, following the delivery of the Temporary Space by Landlord and the full and final execution and delivery of the Amendment to which this Exhibit B is attached and all insurance certificates required under the Lease, shall have the right to perform alterations and improvements (the “Temporary Space Alterations”) in the Temporary Space substantially in accordance with the plans attached hereto as Schedule l (the “Plans”). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Temporary Space Alterations in the Premises unless and until Tenant has complied with all of the terms and conditions of Article 9 of the Lease, including, without limitation, approval by Landlord of the final plans for the Temporary Space Alterations and the contractors to be retained by Tenant to perform such Temporary Space Alterations. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Temporary Space and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord’s approval of the contractors to perform the Temporary Space Alterations shall not be unreasonably withheld. The parties agree that Landlord’s approval of the general contractor to perform the Initial Alterations shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of the Lease, (iii) does not have the ability to be bonded for the work in an amount of no less than 150% of the total estimated cost of the Initial Alterations, (iv) does not provide current financial statements reasonably acceptable to Landlord, or (v) is not licensed as a contractor in the state/municipality in which the Premises is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor. In addition, Tenant, at Tenant’s sole cost and expense, shall be responsible for arranging for the installation of any cabling and electrical wiring and for keying both the Shell Space and the Marketing Suite.

2.	Tenant agrees to accept the Temporary Space in its “as-is” condition and configuration, it being agreed that Landlord shall not be required to perform any work or incur any costs in connection with the construction or demolition of any improvements in the Temporary Space. This Exhibit B shall not be deemed applicable to an additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

B-1

SCHEDULE 1 TO EXHIBIT B

PLANS

B-2

SECOND AMENDMENT TO OFFICE LEASE AGREEMENT

THIS SECOND AMENDMENT TO OFFICE LEASE AGREEMENT (the “Amendment”) is made and entered into as of September 11, 2012, by and between LOCON SAN MATEO, LLC, a Delaware limited liability company (“Landlord”), and WOODMAN LABS, INC., a California corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain Office Lease Agreement (the “Original Lease”), dated November 1, 2011, as amended by that certain First Amendment to Office Lease Agreement, dated as of August 29, 2012 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space totaling 92,140 rentable square feet, currently containing (i) 45,435 rentable square feet comprising the entire building located at 3000E Clearview Way, San Mateo, California (“Building E”), and (ii) 37,222 rentable square feet comprising the entire building located at 3000F Clearview Way, San Mateo, California (“Building F”), and (iii) 9,483 rentable square feet (the “Temporary Space”) comprised of (A) 1,696 rentable square feet known as the marketing suite on the first floor of the building commonly known as Building A located at 3155 Clearview Way, San Mateo, California (“Building A”) and (B) 7,787 rentable square feet known as the shell space on the first floor of Building A (collectively, the “Original Premises”).

B. Tenant has requested that additional space containing approximately 16,674 rentable square feet described as Suite 200 on the second floor(s) of Building A shown on Exhibit A hereto (the “Expansion Space”) be added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Expansion. Effective as of the Expansion Effective Date (defined below), the Premises, as defined in the Lease, is increased from approximately 92,140 rentable square feet comprised of Building E, Building F and the Temporary Space in Building A to approximately 108,814 rentable square feet by the addition of the Expansion Space, and from and after the Expansion Effective Date, the Original Premises and the Expansion Space, collectively, shall be deemed the “Premises”, as defined in the Lease and as used herein. The Term for the Expansion Space shall commence on the Expansion Effective Date and end on the Termination Date (as defined in the Lease). The Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Expansion Space.

1.1 The “Expansion Effective Date” shall be the date upon which Landlord delivers the Expansion Space to Tenant with the Tenant Alterations (as defined in Exhibit B attached hereto) substantially complete, which is estimated to be February 15, 2013 (“Target Expansion

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Effective Date”). The Expansion Effective Date shall be the date upon which the Tenant Alterations (as defined in Exhibit B attached hereto) in the Expansion Space has been substantially completed; provided, however, that if Landlord shall be delayed in substantially completing the Tenant Alterations in the Expansion Space as a result of the occurrence of a Tenant Delay (defined below), then, for purposes of determining the Expansion Effective Date, the date of substantial completion shall be deemed to be the day that said Tenant Alterations would have been substantially completed absent any such Tenant Delay(s). A “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays substantial completion of the Tenant Alterations, including, without limitation, the following:

1.1.1 Tenant’s failure to furnish information or approvals within any time period specified in the Lease or this Amendment, including the failure to prepare or approve preliminary or final plans by any applicable due date;

1.1.2 Tenant’s selection of equipment or materials that have long lead times after first being informed by Landlord that the selection may result in a delay;

1.1.3 Changes requested or made by Tenant to previously approved plans and specifications;

1.1.4 The performance of work in the Expansion Space by Tenant or Tenant’s contractor(s) during the performance of the Tenant Alterations; or

1.1.5 If the performance of any portion of the Tenant Alterations depends on the prior or simultaneous performance of work by Tenant, a delay by Tenant or Tenant’s contractor(s) in the completion of such work.

The Expansion Space shall be deemed to be substantially completed on the date that Landlord reasonably determines that all Tenant Alterations have been performed (or would have been performed absent any Tenant Delays), other than any details of construction, mechanical adjustment or any other matter, the noncompletion of which does not materially interfere with Tenant’s use of the Expansion Space. The adjustment of the Expansion Effective Date and, accordingly, the postponement of Tenant’s obligation to pay rent on the Expansion Space shall be Tenant’s sole remedy and shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Expansion Space not being ready for occupancy by Tenant on the Target Expansion Effective Date.

1.2 In addition to the postponement, if any, of the Expansion Effective Date as a result of the applicability of subsection 1.1 of this Amendment, the Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Expansion Space for any other reason (other than Tenant Delays by Tenant), including but not limited to, holding over by prior occupants. Any such delay in the Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Expansion Effective Date is delayed, the Termination Date shall not be similarly extended.

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2. Tenant’s Share. For the period commencing with the Expansion Effective Date and ending on the Termination Date, Tenant’s Share for the Expansion Space is 33.60% of the Building and 6.24% of the Project.

3. Base Rent. In addition to Tenant’s obligation to pay Base Rent for the Original Premises, Tenant shall pay Landlord Base Rent for the Expansion Space as follows:

Months of Term or Period	Annual Rent Per Square Foot	Annual Rent	Monthly Base Rent
2/15/13* - 2/14/14	$28.80	$480,211.20	$40,017.60
2/15/14 - 2/14/15	$30.00	$500,220.00	$41,685.00
2/15/15 - 2/14/16	$31.20	$520,228.80	$43,352.40
2/15/16 - 2/14/17	$32.40	$540,237.60	$45,019.80
2/15/17 - 2/14/18	$33.60	$560,246.40	$46,687.20
2/15/18 - 2/14/19	$34.80	$580,255.20	$48,354.60

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby. The Base Rent and Tenant’s Share of Expenses and Taxes due with respect to the second (2nd) month following the Expansion Effective Date shall be delivered to Landlord simultaneously with Tenant’s execution and delivery of this Amendment.

Notwithstanding anything in the Lease, as amended hereby, to the contrary, so long as Tenant is not in default under the Lease, as amended hereby, Tenant shall be entitled to an abatement of Monthly Installment of Rent with respect to the Premises for the first full month following the Expansion Effective Date (the “Abated Base Rent”). If Tenant defaults under the Lease, as amended hereby, at any time during the Term and fails to cure such default within any applicable cure period under the Lease, then all Abated Base Rent shall immediately become due and payable. Only Base Rent shall be abated pursuant to this Section, as more particularly described herein, and Tenant’s Share of Expenses and Taxes and all other rent and other costs and charges specified in the Lease, as amended hereby, shall remain as due and payable pursuant to the provisions of the Lease, as amended hereby.

*	Landlord and Tenant acknowledge that the foregoing schedule is based on the assumption that the Expansion Effective Date is the Target Expansion Effective Date. If the Expansion Effective Date occurs after the Target Expansion Effective Date, the schedule set forth above with respect to the payment of any installment(s) of Base Rent for the Expansion Space shall be appropriately adjusted on a per diem basis to reflect the actual Expansion Effective Date, and the actual Expansion Effective Date shall be set forth in a confirmation letter to be prepared by Landlord. However, the effective date of any increases or decreases in the Base Rent rate shall not be postponed as a result of an adjustment of the Expansion Effective Date as provided above. If the Expansion Effective Date occurs prior to the Target Expansion Effective Date, then, notwithstanding anything in the rent schedule above to the contrary, the annual rent per square foot shall be $27.60 during the period commencing on the Expansion Effective Date and ending February 14, 2013. Beginning February 15, 2013 and ending February 14, 2014, the rental rate shown above (i.e., $28.80) shall apply and the increases in Base Rent rate shall occur on February 15th of each year during the Term.

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4. Additional Security Deposit. Upon Tenant’s execution hereof, Tenant shall pay Landlord the sum of $121,386.00 which is added to and becomes part of the Security Deposit, if any, held by Landlord as provided under Section 6 of the Lease, as amended by Section 9.4 below, as security for payment of Rent and the performance of the other terms and conditions of the Lease by Tenant. Accordingly, simultaneously with the execution hereof, the Security Deposit is increased from $1,300,000.00 to $1,421,386.00.

5. Additional Rent. For the period commencing with the Expansion Effective Date and ending on the Termination Date, Tenant shall pay all additional rent payable under the Lease, including Tenant’s Share of Expenses and Taxes applicable to the Expansion Space, in accordance with the terms of the Lease, as amended hereby.

6. Improvements to Expansion Space.

6.1 Condition of Expansion Space. Tenant has inspected the Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

6.2 Responsibility for Improvements to Expansion Space. Landlord shall perform improvements to the Expansion Space in accordance with the terms of Exhibit B attached hereto.

7. Early Access to Expansion Space. Tenant shall be permitted to enter the Expansion Space approximately thirty (30) days prior to Landlord’s reasonable estimate of the Expansion Effective Date. During such period, Tenant shall comply with all terms and provisions of the Lease, except those provisions requiring payment of Base Rent or Tenant’s Share of Expenses and Taxes as to the Expansion Space. If Tenant takes possession of the Expansion Space prior to the Expansion Effective Date for any reason whatsoever (other than the performance of work in the Expansion Space with Landlord’s prior approval), such possession shall be subject to all the terms and conditions of the Lease and this Amendment, and Tenant shall pay Base Rent and Tenant’s Share of Expenses and Taxes as applicable to the Expansion Space to Landlord on a per diem basis for each day of occupancy prior to the Expansion Effective Date. Landlord may withdraw such permission to enter the Expansion Space prior to the Expansion Effective Date at any time that Landlord reasonably determines that such entry by Tenant is causing a dangerous situation for Landlord, Tenant or their respective contractors or employees, or if Landlord reasonably determines that such entry by Tenant is substantially hampering or otherwise preventing Landlord from proceeding with the completion of the Tenant Alterations described in Exhibit B at the earliest possible date.

8. Services.

8.1 Notwithstanding anything in Sections 7.A. and B. of the Lease to the contrary, Landlord shall furnish the following services to the Expansion Space (and Tenant shall not have the right to separately contract for such services with the applicable utility): (i) water service for

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use in the lavatories on the floor on which the Expansion Space is located, (ii) janitorial service on Business Days, and (iii) electricity to the Expansion Space for general office use, in accordance with and subject to the terms and conditions of Article 10 of the Lease (as amended by Section 9.2 below with respect to the Expansion Space only). In addition, notwithstanding anything in Section 7.A. of the Lease to the contrary, upon advance notice as is reasonably required by Landlord, Tenant may elect to receive HVAC service during hours other than Normal Business Hours, and Tenant shall pay Landlord the standard charge for such additional service as reasonably determined by Landlord from time to time. Such charge shall be payable as Additional Rent upon ten (10) days’ written notice from Landlord.

8.2 Notwithstanding anything in Section 1 0.A. of the Lease to the contrary, electricity used by Tenant in the Expansion Space shall be paid for by Tenant through inclusion in Expenses (except as provided in Section 10.B of the Lease with respect to excess usage).

9. Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

9.1 Insurance. Tenant’s insurance required under Article 15 of the Lease (“Tenant’s Insurance”) shall include the Expansion Space. Tenant shall provide Landlord with a certificate of insurance, in form and substance satisfactory to Landlord and otherwise in compliance with Article 15 of the Lease, evidencing that Tenant’s Insurance covers the Original Premises and the Expansion Space, upon delivery of this Amendment, executed by Tenant, to Landlord, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s Insurance.

9.2 Parking. Effective as of the Expansion Effective Date, Tenant’s unreserved parking spaces shall be increased from 248 unreserved parking spaces to 298 unreserved parking spaces. Except as modified herein, the use of such unreserved parking spaces shall be subject to the terms of the Lease.

9.3 Signage.

9.3.1 Elevator Lobby Signage. Provided that Tenant leases and is in occupancy of the Expansion Space, Tenant may install signage in the elevator lobby on the second floor of Building A. Such signage shall be designed, constructed, installed, insured, maintained, repaired and removed from the lobby all at Tenant’s sole cost and expense and subject to Landlord’s reasonable, prior written approval. Tenant, at its cost, shall be responsible for the maintenance, repair or replacement of Tenant’s lobby signage.

9.3.2 Directory Signage. Landlord shall provide and install, at Landlord’s sole cost and expense, the initial signage for Tenant in the Building directory. Such signage (and any replacement or modification thereof) shall consist of Building standard materials and shall comply with Landlord’s then current Building specifications.

9.3.3 Monument Signage. If, in Landlord’s sole discretion, Landlord erects a monument sign serving Building A, Tenant shall have the right to have its name installed on such shared monument sign, and such monument signage rights shall be subject to all of the terms of Section 9.B of the Original Lease.

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9.3.4 Building Signage.

(a) If Tenant leases and occupies no less than two (2) full floors of Building A, Tenant shall be entitled to one (1) tenant identification sign on Building A (the “Building A Signage”). The exact location of the Building A Signage shall be determined by Tenant, subject to all applicable Laws, any reasonable signage guidelines for the Project established by Landlord that are provided to Tenant prior to installation of the Building A Signage, and Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such right to the Building A Signage is personal to Tenant and is subject to the following terms and conditions: (a) Tenant shall submit plans and drawings for the Building Signage to Landlord and to the City of San Mateo and to any other public authorities having jurisdiction and shall obtain written approval from Landlord (not to be unreasonably withheld, conditioned or delayed) and, if applicable, each such jurisdiction prior to installation, and shall comply with all applicable Laws; (b) Tenant shall, at Tenant’s sole cost and expense, design, construct and install the Building A Signage; (c) the size, color and design of the Building A Signage shall be subject to Landlord’s prior written approval; and (d) Tenant shall maintain the Building A Signage in good condition and repair, and all costs of maintenance and repair shall be borne by Tenant. Maintenance shall include, without limitation, cleaning and, if the Building A Signage is illuminated, relamping at reasonable intervals. Tenant shall be responsible for any electrical energy used in connection with the Building A Signage. Notwithstanding the foregoing, Tenant shall not be liable for any fee in connection with Tenant’s right to display the Building A Signage in accordance with the Lease, as amended hereby. At Landlord’s option, Tenant’s right to the Building A Signage may be revoked and terminated upon occurrence of any of the following events: (i) Tenant shall be in default under the Lease, as amended hereby beyond any applicable notice and cure periods; (ii) Tenant leases or occupies less than two (2) full floors of Building A, or (iii) the Lease, as amended, shall terminate or otherwise no longer be in effect.

(b) Upon the expiration or earlier termination of the Lease or at such other time that Tenant’s signage rights are terminated pursuant to the terms hereof, if Tenant fails to remove the Building A Signage and repair the Building in accordance with the terms of the Lease, as amended hereby, Landlord shall cause the Building A Signage to be removed from the Building and the Building to be repaired and restored to the condition which existed prior to the installation of the Building A Signage (including, if necessary, the replacement of any precast concrete panels), all at the sole cost and expense of Tenant and otherwise in accordance with the Lease, as amended hereby, without further notice from Landlord notwithstanding anything to the contrary contained in the Lease, as amended hereby. Tenant shall pay all costs and expenses for such removal and restoration within fifteen (l5) business days following delivery of an invoice therefor accompanied by reasonable supporting documentation. The rights provided in this Section 9.3 shall be non-transferable (except with respect to a Permitted Transferee) unless otherwise agreed by Landlord in writing in its sole discretion.

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9.4 Letter of Credit Deletion. Landlord and Tenant acknowledge that Tenant has elected to provide a cash Security Deposit in lieu of the Letter of Credit. Accordingly, Article 35 of the Lease is hereby deleted in its entirety and of no further force and effect.

9.5 Security Deposit and Reduction. Article 6 of the Original Lease is hereby deleted in its entirety and replaced with the following:

“The Security Deposit delivered to Landlord by Tenant shall be held by Landlord without liability for interest (unless required by Law) as security for the performance of Tenant’s obligations. The Security Deposit is not an advance payment of Rent or a measure of Tenant’s liability for damages. Landlord may, from time to time, without prejudice to any other remedy, use all or a portion of the Security Deposit to satisfy past due Rent or to cure any uncured default by Tenant. If Landlord uses the Security Deposit, Tenant shall on demand restore the Security Deposit to its original amount. At the later of (i) termination of this Lease, or (ii) the date Tenant surrenders the Premises to Landlord in accordance with the provisions of this Lease, Landlord shall return any unapplied portion of the Security Deposit (less any amounts retained to reimburse Landlord for any uncured defaults) to Tenant within 10 Business Days after the date this Lease expires or terminates and Tenant surrenders possession of the Premises to Landlord in accordance with this Lease. In addition to any other deductions Landlord is entitled to make pursuant to the terms hereof, Landlord shall have the right to make a good faith estimate of any unreconciled Expenses and/or Taxes as of the Termination Date and to deduct any anticipated shortfall from the Security Deposit. If Landlord transfers its interest in the Premises, Landlord may assign the Security Deposit to the transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit, provided that such transferee has agreed in writing to assume the obligations of Landlord under this Lease with respect to the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any similar or successor Laws now or hereinafter in effect.

Provided no event of default has occurred hereunder in the twelve (12) month period prior to the reduction, and no less than thirty (30) days prior to each requested letter of credit reduction date, Tenant may reduce the amount of the Security Deposit to the amounts specified as follows: (i) to $1,100,000.00 effective as of the first day of the 37th full calendar month of the Term; and (ii) to $750,000.00 effective as of as of the first day of the 49th full calendar month of the Term. Notwithstanding the foregoing, subject to the remaining terms of this Section, and provided Tenant has timely paid all Rent due under this Lease during the 12 month period immediately preceding the effective date of any reduction of the Security Deposit amount, and Tenant’s Financial Information (defined below) reflects a tangible net worth exceeding $200,000,000.00 for the four (4) consecutive calendar quarters immediately prior to the date of Tenant’s request for reduction in the Security Deposit amount, Tenant shall have the right to reduce the amount of the Security Deposit amount so that the new Letter of Credit amount will be $750,000.00. In addition, at any time following the first day of the 37th month of the Term, provided Tenant has timely paid all Rent due under this Lease during the 12 month period immediately preceding the effective date of any reduction of the Letter of Credit amount, and Tenant’s Financial Information reflects a tangible net worth exceeding $400,000,000.00 for three (3) of the four (4) consecutive calendar quarters immediately prior the date of Tenant’s request for reduction in the Security Deposit amount, Tenant shall have the right to reduce the

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amount of the Security Deposit amount so that the new Letter of Credit amount will be $325,000.00. Notwithstanding anything to the contrary contained herein, if Tenant has been in default under this Lease at any time prior to the effective date of any reduction of the Security Deposit amount and Tenant has failed to cure such default within any applicable cure period, then Tenant shall have no further right to reduce the amount of the Security Deposit amount as described herein. If Tenant is entitled to a reduction in the Security Deposit amount, Tenant shall provide Landlord with written notice requesting that the Security Deposit amount be reduced as provided above (the “Reduction Notice”). Concurrent with Tenant’s delivery of the Reduction Notice, Tenant shall deliver to Landlord for review Tenant’s financial statements prepared in accordance with generally accepted accounting principles and audited by a nationally recognized public accounting firm acceptable to Landlord, and any other financial information requested by Landlord (“Tenant’s Financial Information”). If Tenant provides Landlord with a Reduction Notice, and Tenant is entitled to reduce the Security Deposit amount as provided herein, Landlord shall Landlord shall return to Tenant the applicable amount within thirty (30) days following the applicable reduction date.”

10. Right of First Offer.

10.1 Provided Tenant is not then in default under the terms, covenants and conditions of the Lease, as amended hereby, during the period commencing as of the date of this Amendment and ending August 15, 2013, Tenant shall have a one time right of offer (the “Offer Right”) to lease each of the separately demised space on the first floor of Building A (as depicted on Exhibit C attached hereto) (each, an “Offer Space”) at such time as such Offer Space becomes Available (defined below). Tenant’s Offer Right shall be exercised as follows: at any time after Landlord has determined that the Offer Space has become Available (defined below), Landlord shall advise Tenant (the “Advice”) of the terms under which Landlord is prepared to lease such Offer Space to Tenant on the terms set forth in the Advice, which terms shall reflect the Prevailing Market (hereinafter defined) rate for the Offer Space as reasonably determined by Landlord. For purposes hereof, the Offer Space shall be deemed to become “Available” as follows: (i) if the Offer Space is not under lease to a third party or otherwise occupied as of the date of mutual execution and delivery of this Amendment, the Offer Space shall be deemed to first become Available (A) at the time Landlord elects, in its sole discretion, to build spec suites in such Offer Space, or (B) prior to Landlord’s leasing of the Offer Space when Landlord has located a prospective tenant that may be interested in leasing the Offer Space; and (ii) thereafter, or if the Offer Space is under lease to a third party or otherwise occupied as of the date of mutual execution and delivery of this Amendment, the Offer Space shall be deemed to become Available when Landlord has determined that the third- party tenant of the Offer Space will not extend or renew the term of its lease, or enter into a new lease, for the Offer Space. Tenant may lease such Offer Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within five (5) days after the date of Tenant’s receipt (or deemed receipt, per the notice provision of the Lease) of the Advice, failing which Landlord may lease the subject Offer Space to any third party on whatever basis Landlord desires, and Tenant shall have no further rights with respect to such subject Offer Space. If Tenant exercises its Offer Right for the Offer Space in accordance with the terms and conditions of this Section 10, effective as of the date Landlord delivers the subject Offer Space, such Offer Space shall automatically be included within the Premises and subject to all the terms and conditions of the Lease, as amended hereby, except as set forth in Landlord’s notice and as follows:

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10.1.1 Tenant’s Share shall be recalculated, using the total square footage of the Premises, as increased by the subject Offer Space, as the case may be.

10.1.2 the subject Offer Space shall be leased on an “as is” basis and Landlord shall have no obligation to improve the subject Offer Space or grant Tenant any improvement allowance thereon except as may be provided in Landlord’s Advice.

10.2 The term for the subject Offer Space shall commence upon the commencement date stated in the Advice and thereupon such Offer Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice, including the termination date set forth in the Advice, shall govern Tenant’s leasing of the Offer Space and only to the extent that they do not conflict with the Advice, the terms and conditions of the Lease, as amended hereby shall apply to the Offer Space and possession shall be tendered to Tenant upon such commencement date. Tenant shall pay Base Rent, Tenant’s Share of Expenses and Taxes and any other additional rent for the Offer Space in accordance with the terms and conditions of the Advice.

10.3 Notwithstanding anything to the contrary set forth herein, Tenant shall have no such Offer Right with respect to the subject Offer Space, as the case may be, and Landlord need not provide Tenant with an Advice, if (a) Tenant is in default under the Lease, as amended hereby, at the time that Landlord would otherwise deliver its Advice for the subject Offer Space as described above; (b) the Premises, or any portion thereof, is sublet at the time Landlord would otherwise deliver its written notice of the subject Offer Right as described above; (c) the Lease, as amended hereby has been assigned prior to the date Landlord would otherwise deliver its written notice of the subject Offer Right as described above; (d) Tenant is not occupying the Premises on the date Landlord would otherwise deliver its written notice of the Offer Right as described above; (e) the subject Offer Space is not intended for the exclusive use of Tenant during the Term; or (f) the existing tenant in the subject Offer Space is interested in extending or renewing its lease for such Offer Space or entering into a new lease for such Offer Space.

10.4 If Landlord is delayed delivering possession of the subject Offer Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of such space, and the commencement of the term for the subject Offer Space shall be postponed until the date Landlord delivers possession of the subject Offer Space to Tenant free from occupancy by any party.

10.5 The rights of Tenant hereunder with respect to any Potential Offer Space shall terminate on the earlier to occur of: (a) August 15, 2013; (b) Tenant’s failure to exercise its offer right with respect to such Potential Offer Space within the five (5) day period provided in Section 10.1 above; (c) simultaneously with Tenant’s providing Landlord with a Notice of Exercise; and (d) the date Landlord would have provided Tenant an Advice with respect to such Potential Offer Space if Tenant had not been in violation of one or more of the conditions set forth in Section 10.3 above. In addition, if Landlord provides Tenant with an Advice for any Potential Offer Space that contains expansion rights (whether such rights are described as an

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expansion option, right of first refusal, right of first offer or otherwise) with respect to any other portion of the Potential Offer Space (such other portion of the Offer Space subject to such expansion rights is referred to herein as the “Encumbered Potential Offer Space”) and Tenant does not exercise its Offer Right to lease such Offer Space, Tenant’s Offer Right with respect to the Encumbered Potential Offer Space shall be subject and subordinate to all such expansion rights contained in the Advice.

10.6 If Tenant exercises its Offer Right as to a subject Offer Space, Landlord shall prepare an amendment (an “Offer Amendment”) adding the subject Offer Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Monthly Installment of Rent, Annual Rent, rentable square footage of the Premises, Tenant’s Proportionate Share and other appropriate terms. A copy of the Offer Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Offer Amendment to Landlord within ten (10) days thereafter, but an otherwise valid exercise of the Offer Right shall be fully effective whether or not the Offer Amendment is executed.

10.7 For purposes of this Section 10, “Prevailing Market” shall mean the annual rental rate per square foot for space comparable to the Offer Space in the Building under leases and renewal and expansion amendments being entered into at or about the time that Prevailing Market is being determined, giving appropriate consideration to tenant concessions, brokerage commissions, tenant improvement allowances, existing improvements in the space in question, and the method of allocating operating expenses and taxes. Notwithstanding the foregoing, space leased under any of the following circumstances shall not be considered to be comparable for purposes hereof (a) the lease term is for less than the lease term of the subject Offer Space, (b) the space is encumbered by the option rights of another tenant, or (c) the space has a lack of windows and/or an awkward or unusual shape or configuration. The foregoing is not intended to be an exclusive list of space that will not be considered to be comparable.

10.8 Notwithstanding anything to the contrary set forth herein, if Tenant exercises its Offer Right for an Offer Space between the period commencing on the date of this Amendment through October 31, 2012 (the “Initial Exercise Period”), the initial annual rate per rentable square foot of the applicable Offer Space shall be the same as the annual rate per rentable square foot for the Expansion Space on the date the term for the Offer Space commences and thereafter, Base Rent for the applicable Offer Space shall increase at such times and in such amount as Base Rent for the Expansion Space, it being the intent of Landlord and Tenant that the annual rate per rentable square foot for the Offer Space shall always be the same as the annual rate per rentable square foot for Expansion Space. If Tenant exercises its Offer Right during the Initial Exercise Period, Tenant shall be entitled to an abatement of Base Rent with respect to such Offer Space on a prorated basis, as determined by Landlord in proportion to the abatement of Base Rent applicable to the Expansion Space. In addition, if Tenant exercises its Offer Right during the Initial Exercise Period, Tenant shall be entitled to receive an allowance (the “Offer Space Allowance”) per square foot of rentable area in the applicable Offer Space leased by Tenant in an amount determined by multiplying $0.625 by the number of full calendar months remaining in the Term on the commencement date for the applicable Offer Space. For example, if there are sixty (60) full calendar months remaining in the Term on the commencement of the term for the subject Offer Space, Tenant shall be entitled to receive an Offer Space Allowance of $37.50 per

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square foot of rentable area of Offer Space ($0.625 x 60 = $37.50). Such Offer Space Allowance shall be applied toward the cost of initial improvements to be performed by Landlord in the subject Offer Space (the “Offer Space Improvements”), including the cost of preparing plans, drawings and specifications in connection therewith. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Offer Space Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured. The Offer Space Allowance may only be used for the cost of labor, material, permits and contractors fees for the Offer Space Improvements to the Offer Space and the cost of preparing plans and drawings in connection therewith. In no event shall the Offer Space Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant. Any Offer Space Allowance remaining after the date which is six (6) months following the commencement of the term for the Offer Space shall accrue to Landlord and Tenant shall have no claim in connection therewith.

10.9 Notwithstanding anything herein to the contrary, Tenant’s Offer Right is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof.

11. Miscellaneous.

11.1 This Amendment, including Exhibit A (Outline and Location of Expansion Space) and Exhibit B (Tenant Alterations) attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

11.2 Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

11.3 Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

11.4 Tenant hereby represents to Landlord that Tenant has dealt with no broker other than Kidder Mathews in connection with this Amendment. Tenant agrees to indemnify and hold Landlord and the Landlord Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment.

11.5 Each signatory of this Amendment represents hereby on behalf of Tenant that he or she has the authority to execute and deliver the same on behalf of the party hereto for which

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such signatory is acting. Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an event of default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:		TENANT:

LOCON SAN MATEO, LLC,		WOODMAN LABS, INC.,
a Delaware limited liability company		a California corporation

By:	/s/ Hanns Lee	By:	/s/ Kurt Amundson
Name:	Hanns Lee	Name:	Kurt Amundson
Title:	Senior Vice President	Title:	CFO
Dated:	Sept. 17, 2012	Date:	Sept. 11, 2012

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EXHIBIT A - OUTLINE AND LOCATION OF EXPANSION SPACE

attached to and made a part of the Amendment dated as of September 11, 2012, between LOCON SAN MATEO, LLC, a Delaware limited liability company, as Landlord and WOODMAN LABS, INC., a California corporation, as Tenant

Exhibit A is intended only to show the general layout of the Expansion Space as of the beginning of Expansion Effective Date. It does not in any way supersede any of Landlord’s rights set forth in the Lease with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.

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EXHIBIT B - TENANT ALTERATIONS

attached to and made a part of the Amendment dated as of September 11, 2012, between LOCON SAN MATEO, LLC, a Delaware limited liability company, as Landlord and WOODMAN LABS, INC., a California corporation, as Tenant

1.	This Exhibit B shall set forth the obligations of Landlord and Tenant with respect to the improvements to be performed in the Expansion Space for Tenant’s use. All improvements described in this Exhibit B to be constructed in and upon the Expansion Space by Landlord are hereinafter referred to as the “Tenant Alterations.” It is agreed that construction of the Tenant Alterations will be completed at Landlord’s sole cost and expense (subject to the Maximum Amount and further subject to the terms of Section 5 below), using Building standard methods, materials, and finishes. Notwithstanding the foregoing, Landlord and Tenant acknowledge that Plans (hereinafter defined) for the Tenant Alterations have not yet been prepared and, therefore, it is impossible to determine the exact cost of the Tenant Alterations at this time. Accordingly, Landlord and Tenant agree that Landlord’s obligation to pay for the cost of the Tenant Alterations (inclusive of the cost of preparing Plans, obtaining permits, a construction management fee equal to 5% of the total construction costs, and other related costs) shall be limited to $45.00 per rentable square foot of the Expansion Space (the “Maximum Amount”) and that Tenant shall be responsible for the cost of Tenant Alterations, plus any applicable state sales or use tax, if any, to the extent that it exceeds the Maximum Amount. Landlord shall enter into a direct contract for the Tenant Alterations with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Tenant Alterations.

2.	Landlord shall cause to be prepared the final architectural, electrical and mechanical construction drawings, plans and specifications (called “Plans”) necessary to construct the Tenant Alterations, which Plans shall be mutually and reasonably approved by Landlord and Tenant. Tenant shall be responsible for all elements of the design of the Plans (including, without limitation, functionality of design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment). Tenant shall promptly furnish complete information concerning its requirements to the responsible architect and engineers as and when requested by them. Tenant covenants and agrees to devote such time as may be necessary in consultation with said architect and engineers to enable them to complete and submit the Plans on or before September 14, 2012 (the “Plans Due Date”). Time is of the essence in respect of review and approval of the Plans by Tenant. If the Plans are not fully completed and approved by the Plans Due Date, as a result of any delay by Tenant with respect to review and approval of the Plans, Tenant shall be responsible for one day of Tenant Delay for each day during the period beginning on the day following the Plans Due Date and ending on the date completed Plans are approved. (The word “architect” as used in this Exhibit B shall include an interior designer or space planner.)

3.

If Landlord’s estimate and/or the actual cost of the Tenant Alterations shall exceed the Maximum Amount, Landlord, prior to commencing any construction of Tenant Alterations, shall submit to Tenant a written estimate setting forth the anticipated cost of

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the Tenant Alterations, including but not limited to labor and materials, contractor’s fees and permit fees. Within three (3) business days thereafter, Tenant shall either notify Landlord in writing of its approval of the cost estimate, or specify its objections thereto and any desired changes to the proposed Tenant Alterations. If Tenant notifies Landlord of such objections and desired changes, Tenant shall work with Landlord to reach a mutually acceptable alternative cost estimate.

4.	If Landlord’s estimate and/or the actual cost of construction shall exceed the Maximum Amount (such amounts exceeding the Maximum Amount being herein referred to as the “Excess Costs”), Tenant shall pay to Landlord such Excess Costs, plus any applicable state sales or use tax thereon, upon demand. The statements of costs submitted to Landlord by Landlord’s contractors shall be conclusive for purposes of determining the actual cost of the items described therein. The amounts payable by Tenant hereunder constitute rent payable pursuant to the Lease, and the failure to timely pay same constitutes an event of default under the Lease.

5.	If Tenant shall request any change, addition or alteration in any of the Plans after approval by Landlord, Landlord shall have such revisions to the drawings prepared, and Tenant shall reimburse Landlord for the cost thereof, plus any applicable state sales or use tax thereon, upon demand to the extent that the cost of performing such revisions causes the cost of Tenant Alterations to exceed the Maximum Amount. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost, if any, which will be chargeable to Tenant by reason of such change, addition or deletion. Tenant, within one (1) business day, shall notify Landlord in writing whether it desires to proceed with such change, addition or deletion. In the absence of such written authorization, Landlord shall have the option to continue work on the Expansion Space disregarding the requested change, addition or alteration, or Landlord may elect to discontinue work on the Expansion Space until it receives notice of Tenant’s decision, in which event Tenant shall be responsible for any Tenant delay in completion of the Expansion Space resulting therefrom. If such revisions result in a higher estimate of the cost of construction and/or higher actual construction costs which exceed the Maximum Amount, such increased estimate or costs shall be deemed Excess Costs pursuant to Section 4 hereof and Tenant shall pay such Excess Costs, plus any applicable state sales or use tax thereon, upon demand.

6.	Following approval of the Plans and the payment by Tenant of the required portion of the Excess Costs, if any, Landlord shall cause the Tenant Alterations to be constructed substantially in accordance with the approved Plans. Landlord shall notify Tenant of substantial completion of the Tenant Alterations.

7.

Any portion of the Maximum Amount which exceeds the cost of the Tenant Alterations or is otherwise remaining after March 31, 2013, shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto. Notwithstanding the foregoing, if the cost of the Tenant Alterations is less than the Maximum Amount, so long as Tenant is not in default under the Lease, as amended, Tenant shall be entitled to apply the unused Maximum Amount to the cost of purchasing and installing furniture (collectively, the “Furniture Costs”),

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which furniture shall be located at all times at the Expansion Space and for use by Tenant in the Expansion Space. Such portion of the unused Maximum Amount which Tenant is entitled to apply toward its Furniture Costs is referred to herein as the “Furniture Allowance.” Any unused portion of the Maximum Amount that is in excess of the Furniture Allowance shall accrue to the sole benefit of Landlord, it being understood and agreed that Tenant shall not be entitled to receive any credit or abatement in connection therewith. Landlord shall disburse the Furniture Allowance, or applicable portion thereof, to Tenant within forty-five (45) days after the later to occur of (i) receipt of paid invoices from Tenant with respect to Tenant’s actual Furniture Costs, together with any required lien waivers, and (ii) the Expansion Effective Date. However, in no event shall Landlord have any obligation to disburse any portion of the Furniture Allowance after March 31, 2013.

8.	This Exhibit B shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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EXHIBIT C — OFFER SPACE

attached to and made a part of the Amendment dated as of September 11, 2012, between LOCON SAN MATEO, LLC, a Delaware limited liability company, as Landlord and WOODMAN LABS, INC., a California corporation, as Tenant

C-1

THIRD AMENDMENT TO OFFICE LEASE AGREEMENT

THIS THIRD AMENDMENT TO OFFICE LEASE AGREEMENT (the “Amendment”) is made and entered into as of September     , 2012, by and between LOCON SAN MATEO, LLC, a Delaware limited liability company (“Landlord”), and WOODMAN LABS, INC., a California corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain Office Lease Agreement (the “Original Lease”), dated November 1, 2011, as amended by that certain First Amendment to Office Lease Agreement, dated as of August 29, 2012, and that certain Second Amendment to Office Lease Agreement, dated as of September 17, 2012 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space totaling 108,814 rentable square feet, currently containing (i) 45,435 rentable square feet comprising the entire building located at 3000E Clearview Way, San Mateo, California (“Building E”), and (ii) 37,222 rentable square feet comprising the entire building located at 3000F Clearview Way, San Mateo, California (“Building F”), and (iii) 9,483 rentable square feet (the “Temporary Space”) comprised of (A) 1,696 rentable square feet known as the marketing suite on the first floor of the building commonly known as Building A located at 3155 Clearview Way, San Mateo, California (“Building A”) and (B) 7,787 rentable square feet known as the shell space on the first floor of Building A; and (iv) 16,674 rentable square feet known as Suite 200 in Building A (collectively, the “Premises”).

B. Tenant and Landlord mutually desire that the Lease be amended on and subject to the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Amendment. Effective as of the date hereof (unless different effective date(s) is/are specifically referenced in this Section), Landlord and Tenant agree that the Lease shall he amended in accordance with the following terms and conditions:

1.1 Building F Commencement Date. Notwithstanding anything in the Lease to the contrary, the Initial F Premises and the Additional F Premises shall be constructed by Landlord simultaneously (rather than in phases), and the Lease with respect to Building F shall commence on the date (the “Building F Commencement Date”) that the Tenant Improvements in the Initial F Premises and Additional F Premises are Substantially Completed (as defined in the Original Lease). All references in the Lease to the “Initial F Premises Commencement Date” and the “Additional F Premises Commencement Date” shall instead refer to the “Building F Commencement Date”. The Building F Commencement Date is estimated to occur on January 15, 2013 (the “Target Building F Commencement Date”).

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1.2 Building F Rent Schedule. The schedule of Base Rent for Building F is hereby deleted in its entirety and replaced with the following:

Base Rent for Building F:

Period	Rentable Square Footage	Monthly Base Rent
1/15/13*— 2/28/13	37,222	$37,222.00
3/1/-13 — 7/31/13	37,222	$63,747.80
8/1/13 — 1/14/14	37,222	$89,332.80
1/15/14 — 1/14/15	37,222	$93,055.00
1/15/15 — 1/14/16	37,222	$96,777.20
1/15/16— 1/14/17	37,222	$100,499.40
1/15/17— 1/14/18	37,222	$104,221.60
1/15/18 — 2/14/19	37,222	$107,943.80

*	Landlord and Tenant acknowledge that the foregoing schedule is based on the assumption that the Building F Commencement Date is the Target Building F Commencement Date. If the Building F Commencement Date occurs on a date other than the Target Building F Commencement Date, the schedule set forth above with respect to the payment of any installment(s) of Base Rent for the Building F shall be appropriately adjusted on a per diem basis to reflect the actual Building F Commencement Date, and the actual Building F Commencement Date shall be set forth in a confirmation letter to be prepared by Landlord. However, the effective date of any increases in the Base Rent rate shall not be postponed as a result of an adjustment of the Building F Commencement Date as provided above.

2. Miscellaneous.

2.1 This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

2.2 Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

2.3 Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

2.4 Tenant hereby represents to Landlord that Tenant has dealt with no broker other than Kidder Mathews in connection with this Amendment. Tenant agrees to indemnify and hold Landlord and the Landlord Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment.

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2.5 Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an event of default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.

2.6 Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damage.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:		TENANT:

LOCON SAN MATEO, LLC,		WOODMAN LABS, INC.,
a Delaware limited liability company		a California corporation

By:	/s/ Hanns Lee	By:	/s/ Kurt Amundson
Name:	Hanns Lee	Name:	Kurt Amundson
Title:	Senior Vice President	Title:	CFO
Dated:	Sept. 17, 2012	Date:	Sept. 12, 2012

By:
Name:
Title:
Dated:

3

FOURTH AMENDMENT TO OFFICE LEASE AGREEMENT

THIS FOURTH AMENDMENT TO OFFICE LEASE AGREEMENT (this “Amendment”) is made and entered into as of March 5, 2013, by and between LOCON SAN MATEO, LLC, a Delaware limited liability company (“Landlord”), and WOODMAN LABS, INC., a California corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain Office Lease Agreement (the “Original Lease”), dated November 1, 2011, as amended by that certain First Amendment to Office Lease Agreement (the “First Amendment”), dated as of August 29, 2012, that certain Second Amendment to Office Lease Agreement (the “Second Amendment”), dated as of September 11, 2012, and that certain Third Amendment to Office Lease Agreement, dated as of September     [sic], 2012 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space totaling 108,814 rentable square feet, currently containing (i) 45,435 rentable square feet comprising the entire building located at 3000E Clearview Way, San Mateo, California (“Building E”), and (ii) 37,222 rentable square feet comprising the entire building located at 3000F Clearview Way, San Mateo, California (“Building F”), and (iii) 9,483 rentable square feet (the “Temporary Space”) comprised of (A) 1,696 rentable square feet known as Suite C (“Suite C”) of the Building (formerly known as the marketing suite) on the first floor of the building commonly known as Building A located at 3155 Clearview Way, San Mateo, California (“Building A”) and (B) 7,787 rentable square feet known as Suite A (“Suite A”) (formerly known as the shell space) on the first floor of Building A; and (iv) 16,674 rentable square feet known as Suite 200 in Building A (“Suite 200”) (collectively, the “Original Premises”).

B. Tenant desires to extend the Term of the Lease with respect to the Temporary Space and has requested that additional space (the “Second Expansion Space”), comprised of the balance of the first floor of Building A, be added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions. The Second Expansion Space contains approximately 6,152 rentable square feet and is described as follows: (i) approximately 4,810 rentable square feet known as Suite B located on the first floor of the Building (“Suite B”), and (ii) approximately 1,342 rentable square feet known as Suite D located on the first floor of the Building (“Suite D”), each as shown on Exhibit A hereto. The parties acknowledge that Landlord’s property management office is currently located in Suite D, and Landlord shall have the right to continue to occupy Suite D until the Suite D Expansion Effective Date (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Square Footage of Temporary Space (i.e., Suite A and Suite C). Landlord and Tenant acknowledge and agree that the square footage of the Temporary Space set forth in the Lease is erroneous and that, from and after the date hereof, (i) the rentable area of Suite A is 7,938 square feet; and (ii) the rentable area of Suite C is 1,728 square feet. Accordingly, effective as of the date hereof, and continuing throughout the Term, the rentable area of Suite A and Suite C shall be adjusted to reflect such remeasurement, and Tenant’s Share for Suite A and Suite C are as set forth in Section 4 below.

2. Suite B Expansion Date.

2.1. Effective as of February 15, 2013 (the “Suite B Expansion Effective Date”), the Original Premises is increased from approximately 108,997 rentable square feet to approximately 113,807 rentable square feet by the addition of Suite B, and from and after the Suite B Expansion Effective Date, the Original Premises and Suite B, collectively, shall be deemed the “Premises”, as defined in the Lease, and as used herein. The Term for Suite B shall commence on the Suite B Expansion Effective Date and end on the Termination Date unless sooner terminated in accordance with the terms of the Lease, as amended hereby. Suite B is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to Suite B.

2.2. The Suite B Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of Suite B for any reason. Any such delay in the Suite B Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Suite B Expansion Effective Date is delayed, the Termination Date under the Lease shall not be similarly extended.

3. Suite D Expansion Date.

3.1. Effective as of the date (the “Suite D Expansion Effective Date”) that is the earlier to occur of: (i) sixty (60) days following the date that Tenant provides written notice to Landlord that Tenant will occupy Suite D, or (ii) sixty (60) days following the date Landlord provides written notice to Tenant that Landlord is vacating Suite D, the Original Premises is increased from approximately 113,807 rentable square feet to approximately 115,149 rentable square feet by the addition of Suite D, and from and after the Suite D Expansion Effective Date, the Original Premises and Suite D, collectively, shall be deemed the “Premises”, as defined in the Lease, and as used herein. The Term for Suite D shall commence on the Suite D Expansion Effective Date and end on the Termination Date unless sooner terminated in accordance with the terms of the Lease, as amended hereby. Suite D is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to Suite D.

3.2. The Suite D Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of Suite D for any reason. Any such delay in the Suite D Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Suite D Expansion Effective Date is delayed, the Termination Date under the Lease shall not be similarly extended.

4. Tenant’s Share.

4.1. Suite B. For the period commencing with the Suite B Expansion Effective Date and ending on the Termination Date, Tenant’s Share for Suite B is 9.69% of the Building and 1.80% of the Project.

4.2. Suite D. For the period commencing with the Suite D Expansion Effective Date and ending on the Termination Date, Tenant’s Share for Suite D is 2.70% of the Building and 0.50% of the Project. Following the Suite D Expansion Effective Date, Tenant’s Share for the entire Premises consisting of Suites A, B, C and D of Building A and the Original Premises is, collectively, 43.09% of the Project.

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4.3. Suites A and C. For the period commencing on the date hereof and ending on the Termination Date, Tenant’s Share for Suite A and Suite C is as follows:

Suite A: 16.00% of the Building and 2.97% of the Project.

Suite C: 3.48% of the Building and 0.65% of the Project.

5. Base Rent. In addition to Tenant’s obligation to pay Base Rent for Building E, Building F and Suite 200 in Building A, notwithstanding anything in the Lease to the contrary, Tenant shall pay Landlord Base Rent for Suite A, Suite C, Suite B and Suite D in Building A, as follows:

Suite A:

Months of Term or Period	Annual Rent Per Square Foot	Annual Rent	Monthly Base Rent
2/15/13 – *	$20.40	$161,935.20	$13,494.60
** – 2/14/14	$28.80	$228,614.40	$19,051.20
2/15/14 – 2/14/15	$30.00	$238,140.00	$19,845.00
2/15/15 – 2/14/16	$31.20	$247,665.60	$20,638.80
2/15/16 – 2/14/17	$32.40	$257,191.20	$21,432.60
2/15/17 – 2/14/18	$33.60	$266,716.80	$22,226.40
2/15/18 – 2/14/19	$34.80	$276,242.40	$23,020.20

*	The date (the “Suite A Rent Increase Date”) that is the earlier of: (i) February 14, 2014, and (ii) the date of substantial completion of the Tenant Alterations in Suite A; provided, however, that if the Suite A Rent Increase Date is on or after February 14, 2014, Tenant shall pay Base Rent at the rate described in accordance with the applicable row in the rent chart above ($30.00 per rentable square foot per year for the period commencing February 15, 2014 and ending February 14, 2015).
**	The date immediately following the Suite A Rent Increase Date.

Notwithstanding anything in the Lease, as amended hereby, to the contrary, so long as Tenant is not in default under the Lease, as amended hereby, Tenant shall be entitled to an abatement of Base Rent with respect to Suite A in the amount of $13,494.60 for the month of March of 2013.

Suite B:

Months of Term or Period	Annual Rent Per Square Foot	Annual Rent	Monthly Base Rent
2/1/13 – *	$20.40	$98,124.00	$8,177.00
** – 2/14/14	$28.80	$138,528.00	$11,544.00
2/15/14 – 2/14/15	$30.00	$144,300.00	$12,025.00
2/15/15 – 2/14/16	$31.20	$150,072.00	$12,506.00
2/15/16 – 2/14/17	$32.40	$155,844.00	$12,987.00
2/15/17 – 2/14/18	$33.60	$161,616.00	$13,468.00
2/15/18 – 2/14/19	$34.80	$167,388.00	$13,949.00

*	The date (the “Suite B Rent Increase Date”) that is the earlier of: (i) January 31, 2014, and (ii) the date of substantial completion of the Tenant Alterations in Suite B.
**	The date immediately following the Suite B Rent Increase Date.

Notwithstanding anything in the Lease, as amended hereby, to the contrary, so long as Tenant is not in default under the Lease, as amended hereby, Tenant shall be entitled to an abatement of Base Rent with respect to Suite B in the amount of $8,177.00 for the month of March of 2013.

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Suite C:

Months of Term or Period	Annual Rent Per Square Foot	Annual Rent	Monthly Base Rent
2/1/13 – 2/14/14	$28.80	$49,766.40	$4,147.20
2/15/14 – 2/14/15	$30.00	$51,840.00	$4,320.00
2/15/15 – 2/14/16	$31.20	$53,913.60	$4,492.80
2/15/16 – 2/14/17	$32.40	$55,987.20	$4,665.60
2/15/17 – 2/14/18	$33.60	$58,060.80	$4,838.40
2/15/18 – 2/14/19	$34.80	$60,134.40	$5,011.20

Notwithstanding anything in the Lease, as amended hereby, to the contrary, so long as Tenant is not in default under the Lease, as amended hereby, Tenant shall be entitled to an abatement of Base Rent with respect to Suite C in the amount of $4,147.20 for the month of March of 2013.

Suite D:

Months of Term or Period	Annual Rent Per Square Foot	Annual Rent	Monthly Base Rent
Suite D Expansion Effective Date – 2/14/14	$28.80	$38,649.60	$3,220.80
2/15/14 – 2/14/15	$30.00	$40,260.00	$3,355.00
2/15/15 – 2/14/16	$31.20	$41,870.40	$3,489.20
2/15/16 – 2/14/17	$32.40	$43,480.80	$3,623.40
2/15/17 – 2/14/18	$33.60	$45,091.20	$3,757.60
2/15/18 – 2/14/19	$34.80	$46,701.60	$3,891.80

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby, except that, upon execution of this Amendment, Tenant shall pay to Landlord the first month of Base Rent and Tenant’s Share of Expenses and Taxes for Suites A, B, C and D. The abated Base Rent with respect to Suite A, Suite B, Suite C and Suite D shall be referred to herein as the “Abated Rent”. If an expansion date, e.g., the Suite B Expansion Date, is delayed as provided herein, then the Abated Rent with respect thereto shall be appropriately delayed also unless the delay is caused by Tenant. If Tenant defaults under the Lease, as amended hereby, at any time during the Term and fails to cure such default within any applicable cure period under the Lease, then all Abated Rent shall immediately become due and payable. Only Base Rent shall be abated pursuant to this Section, as more particularly described herein, and Tenant’s Share of Expenses and Taxes and all other rent and other costs and charges specified in the Lease, as amended hereby, shall remain as due and payable pursuant to the provisions of the Lease, as amended hereby.

6. Additional Security Deposit. Upon Tenant’s execution hereof, Tenant shall pay Landlord the sum of $103,479.72 which is added to and becomes part of the Security Deposit, if any, held by Landlord as provided under Section 9.4 of the Second Amendment as security for payment of Rent and the performance of the other terms and conditions of the Lease by Tenant. Accordingly, simultaneously with the execution hereof, the Security Deposit is increased from $1,421,386.00 to $1,524,865.72.

In addition, the second paragraph of Section 9.5 of the Second Amendment is hereby deleted in its entirety and replaced with the following:

“Provided no event of default has occurred hereunder in the twelve (12) month period prior to the reduction, and no less than thirty (30) days prior to each requested Security Deposit reduction date,

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Tenant may reduce the amount of the Security Deposit to the amounts specified as follows: (i) to $1,150,000.00 effective as of the first day of the 37th full calendar month of the Term; and (ii) to $750,000.00 effective as of as of the first day of the 49th full calendar month of the Term. Notwithstanding the foregoing, subject to the remaining terms of this Section, and provided Tenant has timely paid all Rent due under this Lease during the 12 month period immediately preceding the effective date of any reduction of the Security Deposit amount, and Tenant’s Financial Information (defined below) reflects a tangible net worth exceeding $200,000,000.00 for the four (4) consecutive calendar quarters immediately prior to the date of Tenant’s request for reduction in the Security Deposit amount, Tenant shall have the right to reduce the amount of the Security Deposit amount so that the new Security Deposit amount will be $750,000.00. In addition, at any time following the first day of the 37th month of the Term, provided Tenant has timely paid all Rent due under this Lease during the 12 month period immediately preceding the effective date of any reduction of the Security Deposit amount, and Tenant’s Financial Information reflects a tangible net worth exceeding $400,000,000.00 for three (3) of the four (4) consecutive calendar quarters immediately prior the date of Tenant’s request for reduction in the Security Deposit amount, Tenant shall have the right to reduce the amount of the Security Deposit amount so that the new Security Deposit amount will be $325,000.00. Notwithstanding anything to the contrary contained herein, if Tenant has been in default under this Lease at any time prior to the effective date of any reduction of the Security Deposit amount and Tenant has failed to cure such default within any applicable cure period, then Tenant shall have no further right to reduce the amount of the Security Deposit amount as described herein. If Tenant is entitled to a reduction in the Security Deposit amount, Tenant shall provide Landlord with written notice requesting that the Security Deposit amount be reduced as provided above (the “Reduction Notice”). Concurrent with Tenant’s delivery of the Reduction Notice, Tenant shall deliver to Landlord for review Tenant’s financial statements prepared in accordance with generally accepted accounting principles and audited by a nationally recognized public accounting firm acceptable to Landlord, and any other financial information reasonably requested by Landlord (“Tenant’s Financial Information”). If Tenant provides Landlord with a Reduction Notice, and Tenant is entitled to reduce the Security Deposit amount as provided herein, Landlord shall Landlord shall return to Tenant the applicable amount within thirty (30) days following the applicable reduction date.”

7. Additional Rent. For the period commencing with the Second Expansion Effective Date and ending on the Termination Date, Tenant shall pay all additional rent payable under the Lease, including Tenant’s Share of Expenses and Taxes applicable to the Second Expansion Space, in accordance with the terms of the Lease.

8. Improvements to Suite B and Suite A.

8.1. Condition of Suite B and Suite D. Tenant has inspected Suite B and Suite D and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

8.2. Responsibility for Improvements to Second Expansion Space. Landlord shall perform improvements to Suite A and Suite B in accordance with Exhibit B attached hereto.

9. Early Access to Second Expansion Space. During any period that Tenant shall be permitted to enter Suite B and Suite D prior to the Suite B Expansion Effective Date or Suite D Expansion Effective Date, as applicable (e.g., to perform alterations or improvements), Tenant shall comply with all terms and provisions of the Lease, except those provisions requiring payment of Base Rent or Tenant’s Share of Expenses and Taxes as to Suite B and Suite D, as applicable. If Tenant takes possession of Suite B and/or Suite D prior to the Suite B Expansion Effective Date or Suite D Expansion Effective Date, as applicable, for any reason whatsoever (other than the performance of work in Suite B

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and/or Suite D with Landlord’s prior approval), such possession shall be subject to all the terms and conditions of the Lease and this Amendment, and Tenant shall pay Base Rent and Tenant’s Share of Expenses and Taxes as applicable to Suite B or Suite D, as applicable, to Landlord on a per diem basis for each day of occupancy prior to the Suite B Expansion Effective Date or Suite D Expansion Effective Date, as applicable.

10. Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

10.1. Insurance. Tenant’s insurance required under Article 15 of the Lease (“Tenant’s Insurance”) shall include Suites A, B, C and D of Building A. Tenant shall provide Landlord with a certificate of insurance, in form and substance satisfactory to Landlord and otherwise in compliance with Article 15 of the Lease, evidencing that Tenant’s Insurance covers the Original Premises and Suites A, B, C and D, upon delivery of this Amendment, executed by Tenant, to Landlord, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s Insurance.

10.2. Parking. Effective as of the Suite B Expansion Effective Date, Tenant’s unreserved parking spaces shall be increased from 298 unreserved parking spaces to 341 unreserved parking spaces. Effective as of the Suite D Expansion Effective Date, Tenant’s unreserved parking spaces shall be increased from 341 unreserved parking spaces to 345 unreserved parking spaces. Except as modified herein, the use of such unreserved parking spaces shall be subject to the terms of the Lease.

10.3. Deletions. Section 7 of the First Amendment is hereby deleted in its entirety, and Landlord and Tenant acknowledge and agree that the Renewal Option set forth in Section 34 of the Original Lease applies to the entire Premises, including, without limitation, Suites A and C of Building A.

10.4. Services. Section 9 of the First Amendment is deleted in its entirety, and Section 8 of the Second Amendment is hereby amended to apply to all portions of the Premises located in Building A.

10.5. Acknowledgment of Work. Tenant acknowledges that, as of the date hereof, Landlord has fulfilled its obligations described in Exhibits D-1 and D-2 to the Original Lease.

10.6. Access to Electrical Closets. Notwithstanding anything to the contrary contained in Section 29 of the Original Lease and provided that Tenant is the sole occupant of each of Building E and Building F, respectively, Landlord agrees that Tenant shall have non-exclusive access to the four (4) electrical closets located in Building E (the “Building E Electrical Closets”) and the three (3) electrical closets located in Building F (the “Building F Electrical Closets”, together with the Building E Electrical Closets, the “Electrical Closets”) during Normal Business Hours (except in the case of an emergency, as provided below), subject to the following terms and conditions:

10.6.1 Tenant shall designate one individual, as Tenant’s representative, to have one (1) key to access the Electrical Closets (the “Permitted Person”) subject to the terms and conditions of this Section 10.6, and only such Permitted Person will be permitted to have such key to the Electrical Closets. As of the date hereof, the Permitted Person is Ernest Evans. Tenant shall immediately notify Landlord in writing of any changes to the Permitted Person. If any other Tenant Party desires to have access to the Electrical Closets, such access shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed. Any electrical contractors or similar vendors requiring access to the Electrical Closets on Tenant’s behalf shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed, and shall be accompanied by the Permitted Person and/or a representative of Landlord.

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10.6.2 Tenant’s rights to access the Electrical Closets in each Building shall be automatically revoked if Tenant is no longer the sole occupant of such Building (i.e., Tenant’s access to the Building E Electrical Closets shall be revoked in the event Tenant is no longer the sole occupant of Building E, and Tenant’s access to the Building F Electrical Closets shall be revoked in the event Tenant is no longer the sole occupant of Building F), it being agreed that Tenant shall not have access to any Electrical Closet in any multi-tenanted Building.

10.6.3 Tenant’s access to the Electrical Closets shall be subject to the following rules and regulations:

10.6.3.1 The Electrical Closets shall remain locked at all times.

10.6.3.2 In no event shall Tenant or any Tenant Party, including without limitation, the Permitted Person, at any time touch, adjust, tamper or interfere with the fire panels located in any Electrical Closets.

10.6.3.3 In no event shall Tenant or any Tenant Party, including without limitation, the Permitted Person, access the Electrical Closets during Normal Business Hours without being accompanied by a representative of Landlord. After Normal Business Hours, Tenant may access the Electrical Closets only in the event of an emergency and provided that Tenant promptly notifies Landlord or Landlord’s property manager within twenty-four (24) hours thereafter.

10.7. Fire Sprinkler Quarterly Maintenance. Landlord’s repair obligations set forth in Section 9.B(2) of the Original Lease are hereby modified to exclude responsibility for the quarterly maintenance of the fire/life safety system serving each Building E and Building F. Tenant, at Tenant’s sole cost and expense, shall enter into a contract for the regularly scheduled quarterly preventative maintenance/service contract with a maintenance contractor approved by Landlord for servicing the fire sprinklers serving each of Building E and Building F (and a copy thereof shall be furnished to Landlord). The service contract must include all services suggested by the equipment manufacturer in the operation/maintenance manual and must become effective within thirty (30) days following the date hereof. Should Tenant fail to do so, Landlord may, upon notice to Tenant, enter into such a maintenance/ service contract on behalf of Tenant or perform the work and in either case, charge Tenant the cost thereof along with a reasonable amount for Landlord’s overhead.

11. Right of First Offer. Section 10 (Right of First Offer) of the Second Amendment is hereby deleted in its entirety.

11.1. Provided Tenant is not then in default under the terms, covenants and conditions of the Lease, as amended hereby, following the date of this Amendment, Tenant shall have a one time right of offer (the “Offer Right”) to lease the space consisting of 17,133 rentable square feet located on the third floor of Building A (the “Offer Space”) at such time as such Offer Space becomes Available (defined below). Tenant’s Offer Right shall be exercised as follows: at any time after Landlord has determined that the Offer Space has become Available (defined below), Landlord shall advise Tenant (the “Advice”) of the terms under which Landlord is prepared to lease such Offer Space to Tenant on the terms set forth in the Advice, which terms shall reflect the Prevailing Market (hereinafter defined) rate for the Offer Space as reasonably determined by Landlord. For purposes hereof, the Offer Space shall be deemed to become “Available” as follows: the Offer Space shall be deemed to become Available when Landlord has determined that the third-party tenant of the Offer Space will not extend or renew the term

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of its lease, or enter into a new lease, for the Offer Space. Tenant may lease such Offer Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within five (5) business days after the date of Tenant’s receipt (or deemed receipt, per the notice provision of the Lease) of the Advice, failing which Landlord may lease the subject Offer Space to any third party on whatever basis Landlord desires, and Tenant shall have no further rights with respect to such subject Offer Space. If Tenant exercises its Offer Right for the Offer Space in accordance with the terms and conditions of this Section 11, effective as of the date Landlord delivers the Offer Space, such Offer Space shall automatically be included within the Premises and subject to all the terms and conditions of the Lease, as amended hereby, except as set forth in Landlord’s notice and as follows:

11.1.1 Tenant’s Share shall be recalculated, using the total square footage of the Premises, as increased by the subject Offer Space, as the case may be.

11.1.2 the Offer Space shall be leased on an “as is” basis and Landlord shall have no obligation to improve the subject Offer Space or grant Tenant any improvement allowance thereon except as may be provided in Landlord’s Advice.

11.2. The term for the subject Offer Space shall commence upon the commencement date stated in the Advice and thereupon such Offer Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice, including the termination date set forth in the Advice, shall govern Tenant’s leasing of the Offer Space and only to the extent that they do not conflict with the Advice, the terms and conditions of the Lease, as amended hereby shall apply to the Offer Space and possession shall be tendered to Tenant upon such commencement date. Tenant shall pay Base Rent, Tenant’s Share of Expenses and Taxes and any other additional rent for the Offer Space in accordance with the terms and conditions of the Advice. If Tenant leases the Offer Space in accordance with the terms hereof, and leases all of Building A, Section 8 of the Second Amendment, as amended by Section 10.4 above, shall no longer apply to the portion of the Premises located in Building A.

11.3. Notwithstanding anything to the contrary set forth herein, Tenant shall have no such Offer Right with respect to the subject Offer Space, as the case may be, and Landlord need not provide Tenant with an Advice, if: (a) Tenant is in default under the Lease, as amended hereby, at the time that Landlord would otherwise deliver its Advice for the subject Offer Space as described above; (b) the Premises, or any portion thereof, is sublet at the time Landlord would otherwise deliver its written notice of the Offer Right as described above; (c) the Lease, as amended hereby has been assigned prior to the date Landlord would otherwise deliver its written notice of the subject Offer Right as described above; (d) Tenant is not occupying the Premises on the date Landlord would otherwise deliver its written notice of the Offer Right as described above; (e) the subject Offer Space is not intended for the exclusive use of Tenant during the Term; or (f) the existing tenant in the subject Offer Space is interested in extending or renewing its lease for such Offer Space or entering into a new lease for such Offer Space.

11.4. If Landlord is delayed delivering possession of the subject Offer Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of such space, and the commencement of the term for the subject Offer Space shall be postponed until the date Landlord delivers possession of the subject Offer Space to Tenant free from occupancy by any party.

11.5. The rights of Tenant hereunder with respect to any Offer Space shall terminate on the earlier to occur of: (a) February 14, 2018; (b) Tenant’s failure to exercise its offer right with respect to such Offer Space within the five (5) day period provided in Section 11.1 above; (c) simultaneously with Tenant’s providing Landlord with a Notice of Exercise; and (d) the date Landlord would have provided Tenant an Advice with respect to such Offer Space if Tenant had not been in

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violation of one or more of the conditions set forth in Section 11.3 above. In addition, if Landlord provides Tenant with an Advice for any Offer Space that contains expansion rights (whether such rights are described as an expansion option, right of first refusal, right of first offer or otherwise) with respect to any other portion of the potential Offer Space (such other portion of the Offer Space subject to such expansion rights is referred to herein as the “Encumbered Potential Offer Space”) and Tenant does not exercise its Offer Right to lease such Offer Space, Tenant’s Offer Right with respect to the Encumbered Potential Offer Space shall be subject and subordinate to all such expansion rights contained in the Advice.

11.6. If Tenant exercises its Offer Right as to a subject Offer Space, Landlord shall prepare an amendment (an “Offer Amendment”) adding the subject Offer Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Monthly Installment of Rent, Annual Rent, rentable square footage of the Premises, Tenant’s Share and other appropriate terms. A copy of the Offer Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Offer Amendment to Landlord within ten (10) days thereafter, but an otherwise valid exercise of the Offer Right shall be fully effective whether or not the Offer Amendment is executed.

11.7. For purposes of this Section 11, “Prevailing Market” shall mean the annual rental rate per square foot for space comparable to the Offer Space in the Building under leases and renewal and expansion amendments being entered into at or about the time that Prevailing Market is being determined, giving appropriate consideration to tenant concessions, brokerage commissions, tenant improvement allowances, existing improvements in the space in question, and the method of allocating operating expenses and taxes. Notwithstanding the foregoing, space leased under any of the following circumstances shall not be considered to be comparable for purposes hereof: (a) the lease term is for less than the lease term of the subject Offer Space, (b) the space is encumbered by the option rights of another tenant, or (c) the space has a lack of windows and/or an awkward or unusual shape or configuration. The foregoing is not intended to be an exclusive list of space that will not be considered to be comparable.

11.8. Notwithstanding anything herein to the contrary, Tenant’s Offer Right is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof.

12. Miscellaneous.

12.1. This Amendment, including Exhibit A (Outline and Location of Suite B and Suite D) and Exhibit B (Tenant Alterations) attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

12.2. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

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12.3. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

12.4. Tenant hereby represents to Landlord that Tenant has dealt with no broker other than Kidder Mathews in connection with this Amendment. Tenant agrees to indemnify and hold Landlord and the Landlord Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment.

12.5. Each signatory of this Amendment represents hereby on behalf of Tenant that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an event of default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.

12.6. Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LOCON SAN MATEO, LLC,		WOODMAN LABS, INC.,
a Delaware limited liability company		a California corporation

By:	/s/ Hanns Lee	By:	/s/ Kurt Amundson
Name:	Hans Lee	Name:	Kurt Amundson
Title:	SVP	Title:	CFO
Dated:	3/6/2013	Dated:	March 6, 2013

By:
Name:
Title:
Dated:

EXHIBIT A - OUTLINE AND LOCATION OF SECOND EXPANSION SPACE

attached to and made a part of the Amendment dated as of March 5, 2013, between LOCON SAN MATEO, LLC, a Delaware limited liability company, as Landlord and WOODMAN LABS, INC., a California corporation, as Tenant

Exhibit A is intended only to show the general layout of the Second Expansion Space as of the date herof. It does not in any way supersede any of Landlord’s rights set forth in the Lease with respect to arrangements and/or locations of public parts of the Building and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.

EXHIBIT B - TENANT ALTERATIONS

attached to and made a part of the Amendment dated as of March 5, 2013, between LOCON SAN MATEO, LLC, a Delaware limited liability company, as Landlord and WOODMAN LABS, INC., a California corporation, as Tenant

1. This Exhibit B shall set forth the obligations of Landlord and Tenant with respect to the improvements to be performed in Suite A and Suite B of Building A for Tenant’s use. All improvements described in this Exhibit B to be constructed in and upon the Premises by Landlord are hereinafter referred to as the “Tenant Alterations.” It is agreed that construction of the Tenant Alterations will be completed at Landlord’s sole cost and expense (subject to the Maximum Amount and further subject to the terms of Section 5 below), using Building standard methods, materials, and finishes. Notwithstanding the foregoing, Landlord and Tenant acknowledge that Plans (hereinafter defined) for the Tenant Alterations have not yet been prepared and, therefore, it is impossible to determine the exact cost of the Tenant Alterations at this time. Accordingly, Landlord and Tenant agree that Landlord’s obligation to pay for the cost of Tenant Alterations (inclusive of the cost of preparing Plans, obtaining permits, a construction management fee equal to 5% of the total construction costs, and other related costs) shall be limited to shall be limited to $43.50 per rentable square foot of Suite A and Suite B of Building A (collectively, the “Maximum Amount”) and that Tenant shall be responsible for the cost of Tenant Alterations, plus any applicable state sales or use tax, if any, to the extent that it exceeds the Maximum Amount. Notwithstanding the foregoing, the amount of the Maximum Amount shall be reduced as follows: If Tenant does not provide information regarding the Tenant Alterations sufficient for Landlord to enter into the construction contract for the Tenant Alterations by June 30, 2013, the total amount of the Maximum Amount shall decrease by $1.00 per rentable square foot per calendar month or portion thereof, during the period commencing July 1, 2013 and ending on the date that Landlord enters into the construction contract for the Tenant Alterations. By way of example, if Landlord enters into the construction contract on August 15, 2013, the amount of the Maximum Amount shall be decreased by $2.00 per rentable square foot (i.e., $1.00 per rentable square foot for July of 2013 plus $1.00 per rentable square foot for August of 2013) to $41.50 per rentable square foot of Suite A and Suite B of Building A. Landlord shall enter into a direct contract for the Tenant Alterations with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Tenant Alterations. In all events, Landlord shall use reasonable commercial efforts to enter such contract within a commercially reasonable period of time.

2. Tenant shall be solely responsible for the timely preparation and submission to Landlord of the final architectural, electrical and mechanical construction drawings, plans and specifications (called “Plans”) necessary to construct the Tenant Alterations, which Plans shall be subject to approval by Landlord and Landlord’s architect and engineers and shall comply with their requirements to avoid aesthetic or other conflicts with the design and function of the balance of the Building. Tenant shall be responsible for all elements of the design of the Plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of the Plans shall in no event relieve Tenant of the responsibility for such design. In all events, Landlord shall use reasonable commercial efforts to approve such Plans within a commercially reasonable period of time. If requested by Tenant, Landlord’s architect will prepare the Plans necessary for such construction at Tenant’s cost. Whether or not the layout and Plans are prepared with the help (in whole or in part) of Landlord’s architect, Tenant agrees to remain solely responsible for the timely preparation and submission of the Plans and for all elements of the design of such Plans and for all costs related thereto. Tenant has assured itself by direct communication with the architect and engineers (Landlord’s or its own, as the case may be) that the final approved Plans can be delivered to Landlord on or before June 30, 2013 (the “Plans Due Date”), provided that Tenant promptly furnishes complete information concerning its requirements to

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said architect and engineers as and when requested by them. Tenant covenants and agrees to cause said final, approved Plans to be delivered to Landlord on or before said Plans Due Date and to devote such time as may be necessary in consultation with said architect and engineers to enable them to complete and submit the Plans within the required time limit. Time is of the essence in respect of preparation and submission of Plans by Tenant. If the Plans are not fully completed and approved by the Plans Due Date, the amount of the Allowance shall be reduced as provided in Section 1 above. (The word “architect” as used in this Exhibit B shall include an interior designer or space planner.)

3. If Landlord’s estimate and/or the actual cost of the Tenant Alterations shall exceed the Maximum Amount, Landlord, prior to commencing any construction of Tenant Alterations, shall submit to Tenant a written estimate setting forth the anticipated cost of the Tenant Alterations, including but not limited to labor and materials, contractor’s fees and permit fees. Within three (3) business days thereafter, Tenant shall either notify Landlord in writing of its approval of the cost estimate, or specify its objections thereto and any desired changes to the proposed Tenant Alterations. If Tenant notifies Landlord of such objections and desired changes, Tenant shall work with Landlord to reach a mutually acceptable alternative cost estimate.

4. If Landlord’s estimate and/or the actual cost of construction shall exceed the Maximum Amount (such amounts exceeding the Maximum Amount being herein referred to as the “Excess Costs”), Tenant shall pay to Landlord such Excess Costs, plus any applicable state sales or use tax thereon, upon demand. The statements of costs submitted to Landlord by Landlord’s contractors shall be conclusive for purposes of determining the actual cost of the items described therein. The amounts payable by Tenant hereunder constitute rent payable pursuant to the Lease, and the failure to timely pay same constitutes an event of default under the Lease.

5. If Tenant shall request any change, addition or alteration in any of the Plans after approval by Landlord, Landlord shall have such revisions to the drawings prepared, and Tenant shall reimburse Landlord for the cost thereof, plus any applicable state sales or use tax thereon, upon demand to the extent that the cost of performing such revisions cause the cost of Tenant Alterations to exceed the Maximum Amount. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost, if any, which will be chargeable to Tenant by reason of such change, addition or deletion. Tenant, within one business day, shall notify Landlord in writing whether it desires to proceed with such change, addition or deletion. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested change, addition or alteration, or Landlord may elect to discontinue work on the Premises until it receives notice of Tenant’s decision, in which event Tenant shall be responsible for any Tenant Delay in completion of the Premises resulting therefrom. If such revisions result in a higher estimate of the cost of construction and/or higher actual construction costs which exceed the Maximum Amount, such increased estimate or costs shall be deemed Excess Costs pursuant to Section 4 hereof and Tenant shall pay such Excess Costs, plus any applicable state sales or use tax thereon, upon demand.

6. Following approval of the Plans and the payment by Tenant of the required portion of the Excess Costs, if any, Landlord shall cause the Tenant Alterations to be constructed substantially in accordance with the approved Plans. Landlord shall notify Tenant of substantial completion of the Tenant Alterations.

7. Any portion of the Maximum Amount which exceeds the cost of the Tenant Alterations or is otherwise remaining after December 31, 2013, shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto.

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8. Tenant acknowledges that the Tenant Alterations may be performed by Landlord in Suite A and Suite B of Building A during normal business hours subsequent to the Suite B Expansion Effective Date. Landlord and Tenant agree to cooperate with each other in order to enable the Tenant Alterations to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business as is reasonably possible. Notwithstanding anything herein to the contrary, any delay in the completion of the Tenant Alterations or inconvenience suffered by Tenant during the performance of the Tenant Alterations shall not delay the Suite B Expansion Effective Date nor shall it subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of rent or other sums payable under the Lease.

7. This Exhibit B shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

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FIFTH AMENDMENT TO OFFICE LEASE AGREEMENT

THIS FIFTH AMENDMENT TO OFFICE LEASE AGREEMENT (this “Amendment”) is made and entered into as of August 20, 2013, by and between LOCON SAN MATEO, LLC, a Delaware limited liability company (“Landlord”), and WOODMAN LABS, INC., a California corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant are parties to that certain Office Lease Agreement (the “Original Lease”), dated November 1, 2011, as amended by that certain First Amendment to Office Lease Agreement, dated as of August 29, 2012, that certain Second Amendment to Office Lease Agreement, dated as of September 11, 2012, that certain Third Amendment to Office Lease Agreement, dated as of September [sic], 2012 and that certain Fourth Amendment to Office Lease Agreement (the “Fourth Amendment”), dated as of March 5, 2013 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space totaling 115,149 rentable square feet, currently containing (i) 45,435 rentable square feet comprising the entire building located at 3000E Clearview Way, San Mateo, California, and (ii) 37,222 rentable square feet comprising the entire building located at 3000F Clearview Way, San Mateo, California, and (iii) 9,666 rentable square feet comprised of (A) 1,728 rentable square feet known as Suite C (formerly known as the marketing suite) on the first floor of the building commonly known as Building A located at 3155 Clearview Way, San Mateo, California (“Building A”) and (B) 7,938 rentable square feet known as Suite A (formerly known as the shell space) on the first floor of Building A; and (iv) 4,810 rentable square feet known as Suite B located on the first floor of Building A, and (v) 1,342 rentable square feet known as Suite D located on the first floor of Building A, and (vi) 16,674 rentable square feet known as Suite 200 on the second floor of Building A (collectively, the “Original Premises”)

B.	Tenant has subleased the balance of Building A from Akamai Technologies, Inc., a Delaware corporation (“Akamai”), pursuant to the terms of that certain Sublease Agreement, dated June [sic] 2013 (the “Sublease”), which has been consented to by Landlord pursuant to the terms of that certain Consent to Sublease, dated July 18, 2013, by and among Landlord, Tenant and Akamai. Following the commencement date under the Sublease (i.e., the later of (i) October 1, 2013, (ii) the date on which Akamai receives the Master Landlord Consent (as such term is defined in Paragraph 6 of the Sublease), and (iii) the date on which Akamai tenders possession of the Sublease Premises (as such term is defined in the Sublease), Tenant will be occupying Building A in its entirety (other than the Lobby Expansion Space defined below) pursuant to the terms of the Lease, as amended hereby, and the Sublease Tenant and Landlord mutually desire that the Lease be amended on and subject to the following terms and conditions.

C.	Tenant has requested that, for so long as Tenant is the sole occupant of Building A, additional space containing approximately 860 rentable square feet described as the lobby area of Building A shown on Exhibit A hereto (the “Lobby Expansion Space”) be added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

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NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Lobby Expansion and Effective Date. Effective as of the commencement date of the Sublease (the “Lobby Expansion Effective Date”), the Original Premises is increased from approximately 115,149 rentable square feet to approximately 116,009 rentable square feet by the addition of the Lobby Expansion Space, and from and after the Lobby Expansion Effective Date, the Original Premises and the Lobby Expansion Space, collectively, shall be deemed the “Premises”, as defined in the Lease, and as used herein. The Term for the Lobby Expansion Space shall commence on the Lobby Expansion Effective Date and end on the Termination Date unless sooner terminated in accordance with the terms of the Lease, as amended hereby. The Lobby Expansion Space is subject to all the terms and conditions of the Lease except as expressly set forth herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Lobby Expansion Space. If, at any time and for any reason, Tenant fails to occupy all of Building A and/or the Lobby Expansion Space, Tenant shall, if required by Landlord, remove the Lobby Improvements and shall repair any damage resulting therefrom, all at Tenant’s sole cost and expense.

2.	Base Rent and Additional Rent.

2.1	Lobby Expansion Space. Tenant shall not be required to pay Base Rent or Tenant’s Share of Expenses and Taxes for the Lobby Expansion Space; provided, however, Tenant shall be responsible for the cost of above-standard services, including after-hours 1-IVAC and after-hours lighting charges, applicable to the Lobby Expansion Space.

2.2	Correction to Suite A Base Rent Schedule. The first paragraph immediately below the first rent chart (for Suite A) in Section 5 of the Fourth Amendment is hereby deleted in its entirety and replaced with the following: “*The date (the “Suite A Rent Increase Date”) that is the earlier of (i) January 31, 2014, or (ii) the date of substantial completion of the Tenant Alterations in Suite A”.

3.	Additional Security Deposit. No additional Security Deposit shall be required in connection with this Amendment.

4.	Condition of Lobby Expansion Space. Tenant has inspected the Lobby Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as provided in Exhibit B attached hereto.

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5.	Landlord’s Termination Option. If, at any time and for any reason, Tenant ceases to be the sole occupant of Building A, Landlord shall have the right to terminate the Lease with respect to the Lobby Expansion Space by providing written notice of termination to Tenant. Such termination shall be effective as of the termination date specified in Landlord’s termination notice (the “Accelerated Lobby Expiration Date”). If Landlord exercises such termination option, Tenant shall vacate the Lobby Expansion Space in accordance with the terms of the Lease, as amended hereby, on or prior to the Accelerated Lobby Expiration Date, and Sections 6.2, 6.3 and 6.4 below shall, effective as of the Accelerated Lobby Expiration Date, no longer apply to Building A. Such surrender obligations shall include, without limitation, the obligation to remove and restore, at Tenant’s sole cost and expense, any and all improvements to the Lobby Expansion Space and improvements or modifications made to Building A to accommodate Tenant as sole occupant thereof (including, without limitation, any security systems of Tenant and the Lobby Improvements (as defined in Exhibit B attached hereto)) that are designated by Landlord. Tenant shall remain liable for all obligations under the Lease with respect to the Lobby Expansion Space up to and including the Accelerated Lobby Expiration Date.

6.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

6.1	Insurance. Tenant’s insurance required under Article 15 of the Original Lease (“Tenant’s Insurance”) shall include the Lobby Expansion Space. Tenant shall provide Landlord with a certificate of insurance, in form and substance satisfactory to Landlord and otherwise in compliance with Article 15 of the Original Lease, evidencing that Tenant’s Insurance covers the Original Premises and Lobby Expansion Space, upon delivery of this Amendment, executed by Tenant, to Landlord, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s Insurance.

6.2	Access to Electrical Closets. Notwithstanding anything to the contrary contained in Section 29 of the Original Lease and provided that Tenant is the sole occupant of Building A, Landlord agrees that Tenant shall have non-exclusive access to the three (3) electrical closets located in Building A (the “Building A Electrical Closets”) during Normal Business Hours (except in the case of an emergency, as provided below), subject to the following terms and conditions:

6.2.1

Tenant shall designate one Permitted Person (as defined in Section 10.6 of the Fourth Amendment), as Tenant’s representative, to have one (1) key to access the Building A Electrical Closets subject to the terms and conditions of this Section 6.2, and only such Permitted Person will be permitted to have such key to the Building A Electrical Closets. As of the date hereof, the Permitted Person is Ernest Evans. Tenant shall immediately notify Landlord in writing of any change of the Permitted Person. If any other Tenant Party desires to have access to the Building A

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Electrical Closets, such access shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed. Any electrical contractors or similar vendors requiring access to the Building A Electrical Closets on Tenant’s behalf shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed, and shall be accompanied by the Permitted Person and/or a representative of Landlord.

6.2.2	Tenant’s rights to access the Building A Electrical Closets shall be automatically revoked if Tenant is no longer the sole occupant of Building A, it being agreed that Tenant shall not have access to any electrical closet in any multi-tenanted Building.

6.2.3	Tenant’s access to the Building A Electrical Closets shall be subject to the following rules and regulations:

6.2.3.1	The Building A Electrical Closets shall remain locked at all times.

6.2.3.2	In no event shall Tenant or any Tenant Party, including without limitation, the Permitted Person, at any time touch, adjust, tamper or interfere with the fire panels located in any Building A Electrical Closets.

6.2.3.3	In no event shall Tenant or any Tenant Party, including without limitation, the Permitted Person, access the Building A Electrical Closets during Normal Business Hours without being accompanied by a representative of Landlord. After Normal Business Hours, Tenant may access the Building A Electrical Closets only in the event of an emergency and provided that Tenant promptly notifies Landlord or Landlord’s property manager within twenty-four (24) hours thereafter.

6.3	Fire Sprinkler Quarterly Maintenance. Notwithstanding anything in the Lease to the contrary, for so long as Tenant is the sole occupant of Building A, Landlord’s repair obligations set forth in Section 9.B(2) of the Original Lease are hereby modified to exclude responsibility for the quarterly maintenance of the fire/life safety system serving Building A. Tenant, at Tenant’s sole cost and expense, shall enter into a contract for the regularly scheduled quarterly preventative maintenance/service contract with a maintenance contractor approved by Landlord for servicing the fire sprinklers serving Building A (and a copy thereof shall be furnished to Landlord). The service contract must include all services suggested by the equipment manufacturer in the operation/maintenance manual and must become effective within thirty (30) days following the date hereof. Should Tenant fail to do so, Landlord may, upon notice to Tenant, enter into such a maintenance/service contract on behalf of Tenant or perform the work and in either case, charge Tenant the cost thereof along with a reasonable amount for Landlord’s overhead.

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6.4	Services in Building A. Notwithstanding anything in the Lease to the contrary, for so long as Tenant is the sole occupant of Building A, Section 10.4 of the Fourth Amendment shall not apply (it being agreed that the terms of Section 7A of the Original Lease shall apply to Building A, and Tenant shall be responsible for separately arranging and paying for utilities, janitorial and other services provided to Building A).

6.5	Tenant’s Security System. Subject to the terms of the Lease, including, without limitation Section 9 of the Original Lease, Tenant may, at its own expense, install its own security system (“Tenant’s Security System”) in each of Building E, Building F and Building A (provided that Tenant, in each case, is the sole occupant of each such Building); provided, however, that Tenant shall coordinate the installation and operation of Tenant’s Security System with Landlord to assure that Tenant’s Security System is compatible with the applicable Building’s systems and equipment. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the monitoring, operation and removal of Tenant’s Security System. Tenant shall reasonably cooperate with Landlord to the extent Landlord requires access to or information concerning Tenant’s Security System, and Tenant’s indemnity set forth in Section 14 of the Original Lease shall apply to any claims, obligations, costs, damages or liabilities arising out of or in connection with Tenant’s Security System. Notwithstanding anything to the contrary, Landlord shall not directly or indirectly be liable to Tenant or any other person and Tenant hereby waives any and all claims against and releases Landlord and the Landlord Parties from any and all claims arising as a consequence of or related to Tenant’s Security System, or the failure thereof.

6.6	Disclosures. Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the date of this Amendment, the Premises has not undergone inspection by a “Certified Access Specialist” to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53. If Tenant is billed directly by a public utility with respect to Tenant’s electrical usage at the Premises, then, upon request, Tenant shall provide monthly electrical utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord’s option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant’s electricity usage with respect to the Premises directly from the applicable utility company.

7.	Miscellaneous.

7.1

This Amendment, including Exhibit A (Outline and Location of Lobby Expansion Space) attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall

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Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

7.2	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

7.3	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

7.4	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord and the Landlord Parties harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment.

7.5	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an event of default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.

7.6

Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment

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manager, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

[SIGNATURE ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:		TENANT:

LOCON SAN MATEO, LLC,		WOODMAN LABS, INC.,
a Delaware limited liability company		A California Corporation

By:	/s/ Hanns Lee	By:	/s/ Kurt Amundson
Name:	Hanns Lee	Name:	Kurt Amundson
Title:	Sr. Vice Pres	Title:	CFO
Dated:	8/28/2013	Dated:	8/21/13

By:
Name:
Title:
Dated:

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EXHIBIT A - OUTLINE AND LOCATION OF LOBBY EXPANSION SPACE

attached to and made a part of the Amendment dated as of August 20, 2013, between LOCON SAN MATEO, LLC, a Delaware limited liability company, as Landlord and WOODMAN LABS, INC., a California corporation, as Tenant

Exhibit A is intended only to show the general layout of the Lobby Expansion Space as of the beginning of the Lobby Expansion Effective Date. It does not in any way supersede any of Landlord’s rights set forth in the Lease with respect to arrangements and/or locations of public parts of Building A and changes in such arrangements and/or locations. It is not to be scaled; any measurements or distances shown should be taken as approximate.

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EXHIBIT B — WORK LETTER FOR LOBBY IMPROVEMENTS

attached to and made a part of the Amendment dated as of August 20, 2013, between LOCON SAN MATEO, LLC, a Delaware limited liability company, as Landlord and WOODMAN LABS, INC., a California corporation, as Tenant

1.	This Exhibit B shall set forth the obligations of Landlord and Tenant with respect to the improvements to be performed in the Lobby Expansion Space for Tenant’s use following the Lobby Expansion Effective Date. All improvements described in this Exhibit B to be constructed in and upon the Lobby Expansion Space by Landlord are hereinafter referred to as the “Lobby Improvements.” It is agreed that construction of the Lobby Improvements will be completed at Tenant’s sole cost and expense using methods, materials, and finishes consistent with the lobby areas of Building E and Building F. Notwithstanding the foregoing, Landlord and Tenant acknowledge that Plans (hereinafter defined) for the Lobby Improvements have not yet been prepared and, therefore, it is impossible to determine the exact cost of the Lobby Improvements at this time. Landlord and Tenant agree that Landlord shall have no obligation to pay for any portion of the cost of Lobby Improvements (including the cost of preparing Plans, obtaining permits, and other related costs) and that Tenant shall be solely responsible for the cost of Lobby Improvements, plus any applicable state sales or use tax, if any. Landlord shall enter into a direct contract for the Lobby Improvements with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Lobby Improvements.

2.	Landlord has approved the final architectural, electrical and mechanical construction drawings, plans and specifications for Building A’s First Floor, prepared by , dated June 5, 2013 and the Ground Floor Reception Desk plans, dated July 9, 2013 (collectively, the “Plans”) necessary to construct the Lobby Improvements. Tenant shall be responsible for all elements of the design of the Plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of the Plans shall in no event relieve Tenant of the responsibility for such design.

3.	Landlord, prior to commencing any construction of Lobby Improvements, shall submit to Tenant a written estimate setting forth the anticipated cost of the Lobby Improvements, including, but not limited to labor and materials, contractor’s fees and permit fees, and Landlord’s construction management fee equal to five percent (5%) of the total construction costs (collectively, the “Lobby Improvements Costs”). Within three (3) business days thereafter, Tenant shall either notify Landlord in writing of its approval of the cost estimate, or specify its objections thereto and any desired changes to the proposed Lobby Improvements. If Tenant notifies Landlord of such objections and desired changes, Tenant shall work with Landlord to reach a mutually acceptable alternative cost estimate.

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4.	Tenant shall pay to Landlord such Lobby Improvements Costs, plus any applicable state sales or use tax thereon, upon demand. Without limiting the foregoing, Tenant shall pay Lobby Improvement Costs prior to Landlord commencing construction, based on bids received from the general contractor (and any subsequent increases in costs shall be paid pursuant to the terms of the first sentence of this Section). The statements of costs submitted to Landlord by Landlord’s contractors shall be conclusive for purposes of determining the actual cost of the items described therein. The amounts payable by Tenant hereunder constitute rent payable pursuant to the Lease, and the failure to timely pay same constitutes an event of default under the Lease.

5.	If Tenant shall request any change, addition or alteration in any of the Plans after approval by Landlord, Landlord shall have such revisions to the drawings prepared, and Tenant shall reimburse Landlord for the cost thereof, plus any applicable state sales or use tax thereon, upon demand. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost, if any, which will be chargeable to Tenant by reason of such change, addition or deletion. Tenant, within one (l) business day, shall notify Landlord in writing whether it desires to proceed with such change, addition or deletion. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested change, addition or alteration, or Landlord may elect to discontinue work on the Premises until it receives notice of Tenant’s decision, in which event Tenant shall be responsible for any delay in completion of the Premises resulting therefrom. If such revisions result in a higher estimate of the cost of construction and/or higher actual construction costs which exceed the estimated Lobby Improvements Costs, such increased estimate or costs shall be deemed a part of the Lobby Improvements Costs pursuant to Section 4 hereof and Tenant shall pay such additional Lobby Improvements Costs, plus any applicable state sales or use tax thereon, upon demand.

6.	Following approval of the Plans and the payment by Tenant of the Lobby Improvements Costs, Landlord shall cause the Lobby Improvements to be constructed substantially in accordance with the approved Plans, subject to Section 7 below.

7.	Tenant acknowledges that the Lobby Improvements may be performed by Landlord subsequent to the Lobby Expansion Effective Date and that Landlord may, in Landlord’s sole discretion, postpone the commencement of performance of the Lobby Improvements by up to ninety (90) days following the mutual execution and delivery of the Amendment. Landlord and Tenant agree to cooperate with each other in order to enable the Lobby Improvements to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business as is reasonably possible. Notwithstanding anything herein to the contrary, any delay in the completion of the Lobby Improvements or inconvenience suffered by Tenant during the performance of the Lobby Improvements shall not delay the Lobby Expansion Effective Date, nor shall it subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of rent or other sums payable under the Lease.

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8.	This Exhibit B shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

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